Exhibit 10.1

CONFORMED COPY

26 May 2003

FIRST SHURGARD SPRL

and its subsidiaries

FIRST SHURGARD FINANCE SARL

as Luxco Borrower

SHURGARD DEUTSCHLAND ES MLS GMBH

to be renamed First Shurgard Deutschland GmbH

as German Borrower

SOCIÉTÉ GÉNÉRALE

as Mandated Lead Arranger

SOCIÉTÉ GÉNÉRALE and NATEXIS BANQUES POPULAIRES

as Co-Underwriters

BANK OF AMERICA, N.A., LONDON BRANCH

as Senior Lead Manager

SOCIÉTÉ GÉNÉRALE

as Facility Agent

SOCIÉTÉ GÉNÉRALE

as Security Agent

SENIOR CREDIT AGREEMENT

(as amended by amendment agreements

dated 11 July 2003 and 2 December 2003)

Page I

Page II

CONFORMED COPY 2 DECEMBER 2003

THIS AGREEMENT is made on 26 May 2003

BETWEEN:

(1)	FIRST SHURGARD SPRL, a company organised and existing under the laws of Belgium, having its registered office at 48, Quai du Commerce, 1000 Brussels and registered with the Registry of Commerce under number 665.404 (the Parent);

(2)	FIRST SHURGARD FINANCE SARL, a société à responsabilité limitée incorporated in the Grand-Duchy of Luxembourg with registered office at 291, route d’Arlon, L-1150 Luxembourg registered with the Luxembourg register of commerce and companies under the number B-93014 (the Luxco Borrower);

(3)	SHURGARD DEUTSCHLAND ES MLS GMBH (to be renamed First Shurgard Deutschland GmbH), a limited liability company organised under the laws of the Federal Republic of Germany having its registered office at Siemensstrasse 31, 47533 Kleve and registered in the commercial register of the local court of Kleve under HRB 2598 (the German Borrower);

(4)	THE PERSONS identified in Schedule 2 as Guarantors;

(5)	SOCIÉTÉ GÉNÉRALE as mandated lead arranger (the Arranger);

(6)	THE PERSONS identified in Schedule 1 as the original lenders (the Original Lenders);

(7)	SOCIÉTÉ GÉNÉRALE as Facility Agent; and

(8)	SOCIÉTÉ GÉNÉRALE as Security Agent.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Document means a document substantially in the form set out in Schedule 7 (or such other form as the Facility Agent approves) by which a Group Member becomes a Guarantor.

Account Banks means:

(a)	Société Générale in respect of Control Accounts located in Belgium, Luxembourg or France;

(b)	SE Banken in respect of Control Accounts located in Sweden;

(c)	Danske Bank in respect of Control Accounts located in Denmark;

(d)	Allied Irish Bank in respect of Control Accounts located in England;

(e)	Rabo Bank den Haag in respect of Control Accounts located in the Netherlands; and

(f)	Deutsche Bank in respect of Control Accounts located in Germany,

or, in each case, such other bank or banks appointed to act as such in any relevant jurisdiction in accordance with Clause 16.1(b) (Account Bank).

Accounting Quarter means each period of approximately thirteen weeks ending on or about 31st March, 30th June, 30th September and 31st December.

Acquisition Documents means the sale and purchase agreements in the agreed form in respect of the shares in:

(a)	First Shurgard France SAS (formerly Marseille Bonneveine SAS) entered into on or before the date of this Agreement between the Parent and Shurgard Europe;

(b)	the German Borrower entered into on or before the date of this Agreement between Shurgard Deutschland GmbH, Shurgard Europe, the Parent and the German Borrower; and

(c)	First Shurgard Denmark Invest APS entered into on or before the date of this Agreement between the Parent and First Shurgard Denmark APS.

Administrative Parties means the Agents and the Arranger.

Administrative Services Agreement means the agreement in the agreed form entered into between the Luxco Borrower and Shurgard Europe pursuant to which Shurgard Europe provides certain administrative services to the Luxco Borrower.

Advance means a German Borrower Advance or a Luxco Borrower Advance.

Agency Fees Letter means the letter from the Facility Agent to the Borrowers and the Parent dated on or about the date of this Agreement setting out the details of certain fees payable to the Facility Agent in connection with the Facility.

Agents means the Facility Agent and the Security Agent.

Amendment Agreement means the amendment agreement, in the agreed form, between the Senior Finance Parties and the Obligors pursuant to which the total Commitments are increased to €140,000,000.

Amendment Arrangement Fee Letter means the letter from the Facility Agent to the Borrowers, the Parent and Shurgard Europe dated on or about the date of the Amendment Agreement setting out the details of certain fees payable to the Facility Agent in connection with the Amendment Agreement.

Annual Indexation means, in respect of a country, the appropriate inflation index as determined by the Facility Agent.

Anticipated Costs means, on any date in relation to a Project, the Euro Equivalent of the aggregate of the latest estimates by the relevant Obligor in consultation, where the relevant Obligor has engaged a Project Contractor, with that Project Contractor (or as otherwise determined by the Facility Agent (acting reasonably)) of the projected and unpaid Project Costs itemised in each of the categories specified in the Projects Schedule attached to the then latest Drawdown Report to be incurred in relation to the carrying out of that Project as from the date of that Drawdown Report to achieve Project Completion in accordance with the relevant Project Documents within the applicable Project Timetable.

Applicable GAAP means generally accepted accounting principles, standards and practices in the United States of America, or, in relation to the audited unconsolidated financial statements of each Obligor, in the jurisdiction of incorporation of that Obligor.

Approved New Project means the development and construction project of a self storage centre by or on behalf of an Obligor on an Approved New Property (in the form set out in the relevant Real Estate Package approved by the Facility Agent) owned by such Obligor to Project Completion in accordance with the terms of the Relevant Documents relating to each such development.

Approved New Property means any freehold, leasehold or other real property acquired in accordance with Clause 17.2 (Approved New Projects) together with any buildings or fixtures situated thereon from time to time.

Architect means, in relation to any Project, any firm of architects appointed by the relevant Obligor or, where a Project Contractor has been engaged by it in relation to that Project, that Project Contractor.

Arrangement Fees Letter means the letter from the Arranger to the Borrowers, the Parent and Shurgard Europe dated on or about the date of this Agreement setting out details of certain fees payable to the Arranger in connection with the Facility and referred to in Clause 9 (Fees).

Asset Company means any Group Member (other than the Parent and the Luxco Borrower but including, unless otherwise specified, the German Borrower) that owns a Property.

Attributable Debt means, in respect of any Project or any Property, an amount equal to the aggregate proceeds of each Advance that:

(a)	were used in financing the Project Costs in respect of that Project or the Project on that Property; and

(b)	will be advanced in accordance with Clause 5.5 (Making of Advances) in respect of that Project or the Project on that Property pursuant to the most recently delivered Utilisation Request.

Auditors means the firm of accountants appointed auditors of the Group in accordance with Clause 15.5(i) (Auditors).

Availability Period means the period starting on the date of this Agreement and ending on 31 December 2005.

Available Facility Amount means, at any time, an amount in Euro equal to the lesser of:

(a)	the total Commitments; and

(b)	A+B

where:

A means the sum of all Advances borrowed at that time; and

B means the maximum Advance available to be drawn down in accordance with Clause 5.2 (Limitations on Advances) on the forthcoming Interest Payment Date as disclosed in the then most recent Drawdown Report.

Available Liquid Assets means, for any specified period commencing on the Interest Payment Date following delivery of the then most recent Drawdown Report and ending on the next subsequent Interest Payment Date, the Euro Equivalent of the sum of:

(a)	all funds held by the Obligors in the form of:

(i)	cash at hand and proceeds on deposit in any Proceeds Account and Disbursement Account (other than amounts due to be prepaid on the next Interest Payment Date in accordance with Clauses 6 (Repayment) and 7 (Prepayment and cancellation)) maturing during that period (but excluding any proceeds deposited by any Obligor as collateral in support of a letter of credit or other assurance against financial loss given to a Trade Contractor under a Trade Contract (unless such proceeds are applied by way of payment under that Trade Contract during that period));

(ii)	proceeds on deposit in:

(A)	the Equity Drawdown Account derived from any equity contribution in the Parent received prior to the date of the then most recent Drawdown Report which the Parent is permitted to withdraw from the Equity Drawdown Account; or

(B)	the Debt Drawdown Account derived from drawings under the Facility and the Shurgard Europe Short Term Working Capital Facility, which the Luxco Borrower is permitted to withdraw from the Debt Drawdown Account; and

(b)	an amount equal to the maximum:

(i)	Advances which are anticipated to be drawn down;

(ii)	undrawn amounts capable of being drawn by the Borrowers under the Shurgard Europe Short Term Working Capital Facility; and

(iii)	undrawn equity contributions in the Parent in an amount (together with any previously drawn equity contributions) up to the Total Equity Commitment Amount,

in each case as disclosed in the then most recent Drawdown Report.

Borrowers means the German Borrower and the Luxco Borrower.

Break Costs means the amount (if any) determined by a Lender by which:

(a)	the interest which that Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or overdue amount to the last day of the current Interest Period in respect of that Advance or overdue amount, had the principal or overdue amount received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal or overdue amount received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Budgeted Costs means, in relation to any Project, the Euro Equivalent of the itemised budget of Project Costs relating to that Project specified in the relevant Real Estate Package setting out each of the categories of costs and expenses appearing in the Projects Schedules.

Budgeted Marketing Expense Amount means the total budgeted amount of marketing expenses for a Financial Year as set out in the Updated Business Plan or the most recently delivered Operating Budget (as appropriate).

Building Contract means, in relation to any Project where the relevant Obligor has engaged or intends to engage a Project Contractor, the design and construct building contract (or such other procurement agreement in form and substance approved by the Facility Agent (acting reasonably)) entered into by the relevant Obligor with the relevant Project Contractor relating to the carrying out of that Project.

Building Lease means a Lease in the agreed form between an Asset Company and an Intermediate Company which is the direct holding company of that Asset Company in respect of a Property owned by that Asset Company.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Paris and Brussels and which is also a TARGET Day.

Business Plan means the financial projections and forecasts for the business of the Group in the agreed form as set out in the Joint Venture Agreement.

Cash Equivalents means:

(a)	securities issued or unconditionally guaranteed by the government of the United States or a member of the European Union (other than Greece, Portugal and any country which is not a member at the date of this Agreement) or by any agency of such a government having an equivalent credit rating;

(b)	commercial paper in Euro, Sterling or US Dollars not issued or guaranteed by a Group Member, for which a recognised trading market exists and maturing within one year of being acquired and having a rating of at least A-1 from Standard and Poor’s Corporation or at least P-1 from Moody’s Investor Services Inc. or, if unrated, whose issuer has an equivalent rating in respect of its long term debt obligations; and

(c)	certificates of deposit or bankers’ acceptances maturing within one year of being acquired issued by any bank or financial institution having a long term unsecured debt rating of at least A-1 from Standard and Poor’s Corporation or at least P-1 from Moody’s Investor Services Inc.

Certificate on Title means in relation to any Property in England and Wales, each certificate on title, in form and substance satisfactory to the Facility Agent, addressed to the Senior Finance Parties and prepared by solicitors for the Obligors acceptable to the Facility Agent relating to each such Property.

Change of Control means Shurgard Europe ceasing to own legally and beneficially at least 20 per cent. of the equity share capital of the Parent other than pursuant to a transfer of equity share capital to certain employees and management of Shurgard Europe or its affiliates pursuant to an incentive scheme provided that:

(a)	the aggregate number of shares so transferred does not exceed 1.5 per cent. of the issued equity share capital of the Parent; and

(b)	the shares so transferred are fully paid up.

Collateral Warranty means in relation to any Project, any agreement in the agreed form in the nature of collateral warranties or indemnities entered into by any Project Contractor, Major Trade Contractor or Professional in favour of the Senior Finance Parties in form and substance acceptable to the Facility Agent (or such equivalent agreement or warranty (if any) which the Facility Agent determines (acting reasonably) is market practice in the relevant jurisdiction) and which, in relation to any Project or Property located in Germany shall be provided in German and delivered to the Facility Agent with an English translation made by counsel to the German Borrower.

Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name in Schedule 1 and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender the total amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Completed Project means a Project which has achieved Project Completion.

Completed Property means a Property on which a Completed Project is situated.

Confidentiality Undertaking means a confidentiality undertaking substantially in the recommended form of the London Loan Market Association or in any other form agreed by the Parent and the Facility Agent.

Consents means:

(a)	in relation to a Property in Germany, the building permit (Baugenehmigung) relating to any Project being conducted on any such Property, and any other consent, licenses, permissions and approvals (whether statutory or otherwise and including any health and safety and environmental regulations) required in connection with the carrying out and completion of that Project, including, but not limited to scheduled monument consents (denkmalrechtliche Genehmigung);

(b)	in relation to a Property in England and Wales, the Planning Permission relating to any Project being conducted on any such Property, all listed building consents, scheduled monument consents, conservation area consents and all consents, licences, permissions and approvals (whether statutory or otherwise and including any health and safety and environmental regulations) required in connection with the carrying out and completion of that Project;

(c)	in relation to a Property in France, the Planning Permission relating to any Project being conducted on any such Property and all consents, licences, permissions and approvals (whether statutory or otherwise and including any health and safety and environmental regulations) required in connection with the carrying out and completion of that Project, together with the activities exercised in that Project;

(d)	in relation to a Property in the Netherlands, all demolition, cutting, building or environmental permits, consents and notifications and all other consents, licenses, permissions, approvals and notifications (whether statutory or otherwise and including any health and safety and environmental regulations) required in connection with the carrying out and completion of that Project;

(e)	in relation to a Property in Sweden, the Building Permit relating to any Project being conducted on any such Property granted pursuant to the Plan- and Building Act (1987-10) (Sweden); and

(f)	in relation to a Property in Denmark, the Planning Permissions relating to any Project being conducted on any such Property, or listed building or landscape consents, all Environmental Law consents, and all other consents, licenses, permissions and approvals whether statutory or otherwise and including any health and safety and environmental regulations) required in connection with the carrying out and completion of that Project.

Constitutive Documents means the constitutive documents of the Parent, in the agreed form, as amended from time to time in accordance with the terms of this Agreement.

Construction Completion means, in relation to any Project the date which the Facility Agent and the Parent (both acting reasonably) agree, based on the relevant Real Estate Package and adjusted for the actual start of construction in relation to that Project, as being the projected date by which the requirements for the practical completion of the whole of the construction and development works in relation to that Project will all be satisfied in accordance with the relevant Project Documents, such agreement to be evidenced by a certificate in form and substance satisfactory to the Facility Agent signed by an authorised signatory of the Parent.

Construction Cost Consultant means such construction cost consultant as may be approved by the Facility Agent (such approval not to be unreasonably withheld or delayed).

Contingency means, in relation to any Project, the Euro Equivalent of the amount specified as being for contingency in the Budgeted Costs applicable to that Project to be utilised in accordance with Clause 17.1(g) (Project Costs).

Control Accounts means:

(a)	the Disbursement Accounts;

(b)	the Proceeds Accounts;

(c)	any French Securities Account;

(d)	the Equity Drawdown Account; and

(e)	the Debt Drawdown Account.

Cost Overrun means, on any date in relation to a Project, the Euro Equivalent of the amount by which the aggregate of:

(a)	the total Paid Project Costs incurred by the relevant Obligor up to that date in relation to the carrying out of that Project; and

(b)	the total Anticipated Costs for that Project to be incurred by that Obligor after that date,

exceeds the total Budgeted Costs for that Project.

Cost Overrun Period means any period of time during which:

(a)	an Event of Default is continuing; or

(b)	aggregate Cost Overruns (which are in excess of any applicable Contingency in accordance with Clause 17.1(g) (Project Costs)) in relation to:

(i)	all Projects which have not achieved Project Completion at the relevant time exceed 4 per cent. of the aggregate Budgeted Costs for all such Projects; or

(ii)	the last five Projects which have achieved Project Completion at the relevant time exceed 6 per cent. of the-aggregate Budgeted Costs for all such relevant Projects,

in each case, as determined by the Facility Agent on the basis of the then most recent Drawdown Report and as notified to the Parent by the Facility Agent; or

(c)	the Euro Equivalent of:

(i)	the aggregate Project Costs incurred by the relevant Obligors in relation to the last five Projects to achieve Project Opening as determined by the Facility Agent on the basis of the then most recent Drawdown Report; exceeds

(ii)	the aggregate value of such five Projects at the relevant time as disclosed in the relevant Valuations conducted in accordance with Clause 17.7 (Valuation) (or, if none, the then most recent applicable Valuation).

Crescent means Crescent Euro Self Storage Investments SARL.

Crescent Side Letter means the letter in the agreed form from Crescent to the Facility Agent dated on or about the date of this Agreement in relation to the Total Equity Commitment Amount of Crescent and containing an acknowledgement of the terms of the Senior Finance Documents and an approval of their execution and performance by the Obligors that are party to them.

Crescent Supplementary Escrow Account means an escrow account so styled opened in the name of Crescent with an Account Bank and subject to the escrow arrangements set out in the Crescent Supplementary Escrow Account Escrow Agreement.

Crescent Supplementary Escrow Account Escrow Agreement means the escrow agreement in the agreed form dated on or prior to 30 June 2003 between Crescent, Shurgard Europe and a bank of first standing pursuant to Clause 11.4 of the Joint Venture Agreement relating to an amount of €20,000,000 to be made available to Shurgard Europe or, as the case may be, to the Parent:

(a)	in case of a default by Crescent in relation to its payment obligations with respect to Tranche 1 pursuant to Clauses 4.2.1 and 4.3 of the Joint Venture Agreement; or

(b)	for the payment by Crescent under Tranche 2 of any amount due under Clauses 4.2.1 and 4.3 of the Joint Venture Agreement respectively.

Dangerous Substance means any controlled, hazardous, special, toxic, radioactive or other dangerous emissions or waste and any natural or artificial substance in any form (whether alone or in combination with any other emission or substance) which may cause material harm to man or any other living organism or material damage to the Environment or public health (and including, for the avoidance of doubt, asbestos).

Debt Drawdown Account means an account so styled:

(a)	opened in the name of the Luxco Borrower with an Account Bank;

(b)	subject to a first ranking Security Interest in favour of the Senior Finance Parties; and

(c)	from which withdrawals may only be made in accordance with Clause 16.2 (Equity and Debt Drawdown Accounts).

Default means an Event of Default or any event which may become (with the passage of time, the giving of notice, the making of any determination and/or the fulfilment of any condition provided for in Clause 18.1 (Events of Default) or any combination of the foregoing) an Event of Default.

Direct Development Costs means, in relation to any Project:

(a)	costs and expenses (including stamp duties and any relevant taxes) relating to the acquisition of any Property on which a Project is or is to be situated; and

(b)	construction costs and expenses (both hard and soft),

incurred or to be incurred (whether or not paid) by the relevant Group Member in relation to that Project (and excluding any VAT payable thereon to the extent that such VAT is recoverable by a Group Member).

Disbursement Account means an account so styled:

(a)	opened in the name of an Obligor with an Account Bank;

(b)	subject to a first ranking Security Interest in favour of the Senior Finance Parties; and

(c)	from which withdrawals may only be made in accordance with Clause 16.1(c) (Debits by Group Members),

and including any sub-account referred to in paragraph (vi) of Clause 16.1(b) (Account Bank).

Downstream Intercompany Loan Agreement means the loan agreement in the agreed form dated on or about the date of this Agreement between the Luxco Borrower (as lender), the Intermediate Companies named therein (as borrowers and lenders) and the Asset Companies named therein (as borrowers).

Downstream Intercompany Loan Agreement Amendment Agreement means the amendment agreement in the agreed form in respect of the Downstream Intercompany Loan Agreement dated on or around the date of the Amendment Agreement between the parties to the Downstream Intercompany Loan Agreement.

Drawdown Report means the report in writing in form and substance satisfactory to the Facility Agent (acting reasonably) based substantially on the form of Part B of Schedule 4 (incorporating such changes as the Facility Agent may approve or reasonably require) issued monthly by the Luxco Borrower (on behalf of the Obligors) in accordance with this Agreement and including, amongst other things:

(a)	a schedule of Advances available for borrowing and the principal amount of all Advances borrowed to date;

(b)	a schedule setting out the sources and application of Available Liquid Assets demonstrating that the Obligors have Sufficient Liquid Assets for the period ending immediately before the second Interest Payment Date following the date of the relevant Drawdown Report;

(c)	in respect of those Projects which have not achieved Project Completion a schedule setting out the sources and application of Available Liquid Assets demonstrating that the relevant Obligors have Sufficient Assets for the period ending on the date of Construction Completion for each such Project;

(d)	a Projects Schedule in relation to each Project which has not achieved Project Completion;

(e)	a schedule in relation to each Property on which is situated a Project which has achieved Project Completion since the last Drawdown Report;

(f)	a schedule setting out each Property on which is situated a Project which has achieved Project Completion;

(g)	a schedule setting out in reasonable detail calculations in relation to compliance with Clause 15.4 (Financial Covenants) including a calculation of the Relevant Marketing Expense Amount;

(h)	details of any drawings made or to be made under the Shurgard Europe Short Term Working Capital Facility Agreement;

(i)	details of any Mezzanine Bonds issued or projected to be issued; and

(j)	in relation to the first Drawdown Report delivered after the end of each Accounting Quarter, a schedule setting out in reasonable detail calculations as to any amount of Excess Cash to be prepaid in accordance with Clause 7.4 (Mandatory prepayment from Excess Cash).

Effective Date has the meaning set out in the Amendment Agreement.

Engineer means, in relation to any Project, any firm or firms of mechanical, electrical and/or structural engineers as the relevant Obligor or, where a Project Contractor has been engaged by it in relation to that Project, that Project Contractor may appoint in relation to that Project.

Environment means all gases, air, vapours, liquids, water, land, surface and sub-surface soils, rock, flora, fauna, wetlands and all other natural resources or part thereof including artificial or manmade buildings, structures or enclosures.

Environmental Authorisation means any authorisation, including any condition which attaches thereto, and the filing of any notification, report or assessment required under any Environmental Law for the construction, erection or operation of any installation, equipment or machinery or business or the execution of any work in or at, or the occupation or use of, any Property.

Environmental Authority means any local, regional, national or federal, supranational or international department, agency, ministry or any similar body having jurisdiction over the Environment and health and safety matters.

Environmental Claim means any claim by any person or competent authority:

(a)	in respect of loss or liability alleged by that person or authority as a result of or in connection with any violation of Environmental Laws or Environmental Authorisation provided applicable Environmental Law imposes liability on the relevant Obligor for such loss or liability; or

(b)	that arises as a result of or in connection with Environmental Contamination and that could give rise to any requirement to clean up contaminated land or water or any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings including, without limitation, any such claim arising from harm to persons, property or natural resources.

Environmental Confirmation Package means:

(a)	an environmental report in relation to a Property prepared for and addressed to the relevant Obligor and the Facility Agent in form and substance satisfactory to the Facility Agent (acting reasonably);

(b)	an executive summary drawn up in English by legal counsel to the relevant Obligor commenting on that environmental report; and

(c)	an environmental certificate confirming the matters referred to in paragraph (h) of Clause 17.3 (Property and Project characteristics).

Environmental Contamination means each of the following and their consequences:

(a)	the presence or release, emission, leakage, spillage or migration of any Dangerous Substance at or from any site at any time owned, occupied or used by any Group Member into any part of the Environment; or

(b)	any accident, fire, explosion or sudden event at any site owned, occupied or used by any Group Member which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the Environment including the creation of any noise, vibration, radiation, common law or statutory nuisance,

all as defined under applicable Environmental Law.

Environmental Laws means all laws, regulations and judicial and administrative interpretations concerning the Environment or health and safety which are at any time binding upon a Group Member in the jurisdictions in which such Group Member carries on business or operates (including by the export of its products or its waste).

Equity Drawdown Account means an account so styled:

(a)	opened in the name of the Parent with an Account Bank;

(b)	subject to a first ranking Security Interest in favour of the Senior Finance Parties; and

(c)	from which withdrawals may only be made in accordance with Clause 16.2 (Equity and Debt Drawdown Accounts).

Equity Drawdown Escrow Account means an escrow account so styled opened in the name of Crescent with an Account Bank and subject to the escrow arrangements set out in the Equity Drawdown Escrow Account Escrow Agreement.

Equity Drawdown Escrow Account Escrow Agreement means the escrow agreement in the agreed form dated on or about the date of this Agreement between Crescent, Shurgard Europe and a bank of first standing in accordance with the terms of the Joint Venture Agreement to secure the payment to Shurgard Europe of the damages which Shurgard Europe may suffer if Crescent fails to comply with its obligation to pay the purchase price in respect of the Class B Shares (as defined in the Joint Venture Agreement) in accordance with the terms of Clause 4.2.1(iii) of the Joint Venture Agreement or, as the case may be, to contribute cash in the Parent pursuant to Clause 4.3 of the Joint Venture Agreement or to comply with its obligation under Clause 11.4 of the Joint Venture Agreement.

Escrow Accounts means the Crescent Supplementary Escrow Account and the Equity Drawdown Escrow Account.

Escrow Agreements means the Crescent Supplementary Escrow Account Escrow Agreement and the Equity Drawdown Escrow Account Escrow Agreement.

EURIBOR means:

(a)	the Screen Rate; or

(b)	(if no Screen Rate is available for the period of that Advance) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, at 11.00 a.m. Central European Time on the Quotation Day for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Advance.

Euro Equivalent means, on any date, the equivalent in Euro of an amount denominated in another currency calculated at the Spot Rate (after taking into account any relevant hedging against currency risk pursuant to the Hedging Agreements).

Euro, euro, euros or € means the single currency of Participating Member States.

Event of Default means any event specified in Clause 18.1 (Events of Default).

Excess Cash means, in relation to any period, the amount which is equal to the Group’s actual revenues during that period less:

(a)	the Group’s actual costs during that period (including, without limitation, its operating expenses, Finance Costs and (to the extent paid in that period in accordance with the terms of this Agreement and the relevant Transaction Documents) the Management Fee and the Mezzanine Bond Fees (together with accrued interest on the fee referred to in paragraph (b) of the definition of Mezzanine Bond Fees to the extent paid));

(b)	the actual capital expenditure of the Group during that period; and

(c)	any scheduled repayment of the Facility in that period pursuant to Clause 6 (Repayment).

Excluded Property means a Property designated as such by the Facility Agent in accordance with paragraph (b) of Clause 18.2 (Project specific Events of Default) which has not ceased to be an Excluded Property in accordance with paragraph (e) of Clause 18.2 (Project specific Events of Default).

Facility means the term loan facility made available under this Agreement as described in Clause 2 (Facility).

Facility Agent means Société Générale in its capacity as agent for the Senior Finance Parties or a successor appointed under Clause 19.13 (Resignation).

Facility Office means the office or offices notified by a Lender to the Facility Agent (on or before becoming a Lender or otherwise by at least five Business Days notice) as that through which it will perform its obligations under this Agreement.

Fees Letters means the Agency Fees Letter, the Amendment Arrangement Fees Letter, the Arrangement Fees Letter and the Revised Agency Fees Letter.

Final Construction Cost Report means a construction cost report from a Construction Cost Consultant dealing with the matters set out in Clause 17.1(m) (Final Construction Cost Report).

Final Repayment Date means the date falling 60 months after the date of this Agreement, subject to extension in accordance with Clause 6.3 (Extension option).

Finance Costs means, for any period, the aggregate of all interest and other finance payments (other than the commitment fee referred to in Clause 9.1 (Commitment fee) and scheduled repayments of principal on the Advances under Clause 6 (Repayment)) payable to the Senior Finance Parties under the Senior Finance Documents during that period and taking into account, unless specified otherwise, the effect of any relevant Hedging Agreements (and excluding, for the avoidance of doubt, any amount payable in respect of the Mezzanine Bond Fees, any accrued interest on the fee referred to in paragraph (b) of the definition of Mezzanine Bond Fees and any interest under the Shurguard Europe Short Term Working Capital Facility Agreement).

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed (including overdrafts);

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of any debenture, bond, note or loan stock or other similar instrument;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)	finance leases or credit sale agreements (whether in respect of land, buildings, plant, machinery, equipment or otherwise) which are treated as finance or capital leases in accordance with Applicable GAAP;

(f)	reimbursement or collateral for or (unless in respect of trade credit) any counter-indemnity obligation in respect of any guarantee, indemnity, bond, standby or documentary credit or other instrument issued by a bank or financial institution;

(g)	any agreement for managing or hedging currency and/or interest rate and/or commodity risk (calculated after giving effect to contractual netting);

(h)	any amount payable under any arrangement (including a put option) whereby a person is liable, at the request of a third party, to redeem or purchase share capital or other securities issued by it or any other person;

(i)	any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing (but excluding normal trade credit incurred in the ordinary course of business);

(j)	any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(k)	any documentary credit facility; or

(l)	any guarantee, indemnity, bond, standby letter of credit or similar assurance against financial loss of any person in respect of any indebtedness falling within paragraphs (a) to (k) inclusive,

without taking any amount into account more than once in any calculation of Financial Indebtedness.

Financial Year means each period of twelve months ending on or about 31 December (unless altered in accordance with Clause 15.5 (Information and accounting undertakings)).

French Securities Account means an account styled as a securities account and within the meaning of compte d’instruments financiers of article L. 431-4 of the French Code monétaire et financier:

(a)	opened in the name of a Group Member incorporated in France with an Account Bank;

(b)	linked to the Master Proceeds Account or the Disbursement Account of such Group Member for investment management purposes;

(c)	subject to a first ranking Security Interest in favour of the Senior Finance Parties; and

(d)	from which withdrawals may only be made in accordance with paragraph (ii) of Clause 16.1(c) (Debits by Group Members).

German Borrower Advance means the principal amount of each advance made or to be made under the Facility to the German Borrower, as from time to time reduced by repayment or prepayment.

Group means the Parent and its Subsidiaries from time to time and Group Member means any of those persons.

Guarantor means each person identified in Schedule 2 and any other Group Member that becomes a Guarantor in accordance with Clause 21.9 (Additional Guarantors).

Head Lease means, in relation to any Property which is leasehold, the relevant head lease from which such leasehold title is derived.

Hedging Agreements means agreements entered or to be entered into with Hedging Lenders by the Luxco Borrower for the purpose of hedging interest rate and currency risk in relation to the Facility and by the German Borrower for the purpose of hedging interest rate risk in relation to the Facility.

Hedging Lender means any Lender (or affiliate of a Lender which has duly acceded to the Intercreditor Deed) in its capacity as provider of interest rate or currency hedging under the Hedging Agreements.

Information Package means the Syndication Memorandum and the Business Plan.

Initial Construction Cost Report means a construction cost report from a Construction Cost Consultant detailing and confirming the Budgeted Costs of the Project to which that report relates (on the basis of a desk top review of the Real Estate Package relating to the Property on which that Project is situated or, if the Construction Cost Consultant advises that it is necessary to carry out a more detailed review, on the basis of that more detailed review).

Initial Project means the development and construction project of a self storage centre on an Initial Property (in the form of the relevant Real Estate Package approved by the Facility Agent) to Project Completion in accordance with the terms of the Relevant Documents relating to each such development.

Initial Property means each of the freehold, leasehold and other real properties specified in Schedule 9 together with any buildings or fixtures situated thereon from time to time.

Initial Valuation means a valuation of a Property in form and substance satisfactory to the Facility Agent prepared and issued by the Valuer on the basis of a desk top review of the Real Estate Package relating to that Property or, if the Valuer advises that it is necessary to carry out a more detailed review, on the basis of that more detailed review and addressed to the Senior Finance Parties valuing the relevant Obligor’s interests in that Property.

Input VAT means any amount of VAT payable in respect of supplies of goods or services or an acquisition of real property in relation to any Obligor.

Insolvency Proceedings has the meaning given to that term in Council Regulation (EC) No. 1346/2000 of 29 May 2000 (ignoring Article 1(2)).

Insurance Policy means any policy of insurance or assurance in which any Obligor may at any time have an interest entered into in accordance with Clause 17.6 (Insurance) or otherwise.

Intellectual Property means patents and patent applications, trade and service marks and applications (and goodwill associated with such applications), brand and trade names, copyrights and rights in the nature of copyright, design rights, registered designs and applications for registered designs, trade secrets, know-how and all other intellectual property rights throughout the world and all rights under any agreements relating to the use or exploitation of any such rights.

Intercompany Loan Agreements means the Downstream Intercompany Loan Agreement, the Downstream Intercompany Loan Agreement Amendment Agreement and the Upstream Intercompany Loan Agreement.

Intercreditor Deed means the intercreditor deed, in the agreed form, entered or to be entered into between, among others, each of the Senior Finance Parties and the Obligors.

Interest Payment Date means:

(a)	in relation to any Advance, the day of each month corresponding numerically to the Utilisation Date of the first Advance under the Facility (or, if that day is not a Business Day, the Business Day falling immediately thereafter in that month (if there is one) or the preceding Business Day (if there is not)) and the Final Repayment Date; and

(b)	in relation to any unpaid sum due under the Senior Finance Documents, the last day of an Interest Period relevant to that overdue amount.

Interest Period means, in relation to any Advance, each period determined in accordance with Clause 8.1 (Interest Periods) and, in relation to any unpaid sum, each period determined in accordance with Clause 8.5 (Default Interest).

Intermediate Company means any Group Member (other than the Parent and the Luxco Borrower) that directly owns 100 per cent. of the issued share capital of an Asset Company.

Investor Documents means the Constitutive Documents and the Joint Venture Agreement.

Investors means the Original Investors and any person to whom any interest in the Parent is transferred or assigned without giving rise to a breach of or an Event of Default under this Agreement.

Joint Employer Agreement means the joint employer agreement in the agreed form entered into between Shurgard Storage Centres UK Ltd and First Shurgard UK Ltd.

Joint Venture Agreement means the joint venture agreement together with all schedules to it in the agreed form dated 20 December 2002 between the Original Investors as amended from time to time prior to the execution of this Agreement or amended after the execution of this Agreement in accordance with the terms of this Agreement.

Lease means any present or future long lease, lease, underlease, sub-lease, licence, agreement, option, tenancy or right to occupy or use in each case howsoever described whether on a fixed term or periodic basis governing the use or occupation of any Property or any part of it.

Lender means:

(a)	the Original Lenders specified in Schedule 1 as participating in the Facility; and

(b)	any New Lender to whom rights and/or obligations are assigned or transferred in accordance with Clause 21 (Changes to parties),

in each case for so long as the relevant person’s rights and obligations have not been fully assigned and transferred or repaid and cancelled (collectively, the Lenders).

Loan to Value Ratio means, on any date, the ratio (expressed as a percentage) which the aggregate Advances outstanding on that date bears to the aggregate of:

(a)	the value of each Property on which a Project that has achieved Project Completion is situated as set out in the then most recent Valuation of that Project; and

(b)	the aggregate of the lower of:

(i)	all Paid Project Costs incurred by each Group Member; and

(ii)	Budgeted Costs,

in relation to each Project that has not achieved Project Completion.

Local Development Agreements means the agreements in the agreed form entered into on or about the date of this Agreement between Shurgard Europe or certain of its Subsidiaries and each of the Asset Companies in relation to the development of each of the Projects and each of the Properties.

Local Management Agreements means the agreements in the agreed form entered into on or about the date of this Agreement between Shurgard Europe or certain of its Subsidiaries and each of:

(a)	First Shurgard Sweden AB;

(b)	First Shurgard Denmark APS;

(c)	First Shurgard UK Limited;

(d)	First Shurgard Nederland BV;

(e)	the German Borrower; and

(f)	First Shurgard France SAS,

in relation to the management of each of the Projects and each of the Properties.

Luxco Borrower Advance means the principal amount of each advance made or to be made under the Facility to the Luxco Borrower, as from time to time reduced by repayment or prepayment.

Majority Lenders means, at any time:

(a)	Lenders whose Commitments aggregate more than 66.0 per cent. of the total Commitments; or

(b)	if the total Commitments have been reduced to zero, Lenders whose Commitments aggregated more than 66.0 per cent. of the total Commitments immediately before the reduction.

Major Trade Contractor means, in relation to any Project, any Trade Contractor having a responsibility for the design or construction of a significant part of that Project (including without limitation any plant, machinery or equipment comprised therein) or such other Trade Contractor which the Facility Agent considers (acting reasonably) to have a material role in relation to the construction of that Project.

Management Agreements means the Master Property and Asset Management Agreement, the Master Development Agreement, the Local Development Agreements and the Local Management Agreements.

Management Fee means the fee payable to Shurgard Europe pursuant to the Management Agreements and the Joint Venture Agreement as set out in the Updated Business Plan and not exceeding each of the relevant amounts set out below:

(a)	in relation to each Property on which a Project is being conducted which has not achieved Project Completion the sum of 7 per cent. of the Direct Development Costs incurred and paid by the relevant Group Member not being more than the relevant line item for such Direct Development Costs in the relevant Real Estate Package;

(b)	€150,000 upon the opening of a Project as a self storage centre; and

(c)	in relation to each Property on which a Completed Project is situated:

(i)	7 per cent. per annum payable quarterly in arrear of yearly Rental Income excluding Management Fee Excluded Rental Income in respect of that Property (or, if greater in respect of the first two years following Project Completion of that Project only, €50,000 per annum); and

(ii)	€6,000 per annum payable quarterly in arrear in respect of the ongoing management of the Project situated on that Property.

Management Fee Excluded Rental Income means:

(a)	any sum paid by, or receivable from, a tenant or licensee of any part of a Property by way of reimbursement of expenses incurred or on account of expenses to be incurred by an Obligor in the management, maintenance and repair of that Property and the payment of insurance premiums for that Property;

(b)	any sum paid by, or receivable from, a tenant or licensee of any part of a Property for a breach of covenant under that tenant or licensee’s Lease to, or for expenses incurred by, an Obligor where such amount is applied by that Obligor in remedying such breach of discharge such expenses; and

(c)	any VAT on Rental Income received in respect of a Property or in respect of any sum mentioned in paragraphs (a) and (b).

Manager means Shurgard Europe or such of its Subsidiaries as may be appointed as manager pursuant to the Management Agreements.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 5.

Margin means 2.25 per cent. per annum, subject to the provisions of Clause 8.6 (Margin adjustment).

Master Development Agreement means the agreement in the agreed form entered into on or about the date of this Agreement between Shurgard Europe and the Parent pursuant to which the Parent engages Shurgard Europe or a Subsidiary of Shurgard Europe to identify, acquire and develop freehold, leasehold or other real property on behalf of the Group.

Master Proceeds Account means an account so styled:

(a)	opened in the name of a Group Member with an Account Bank;

(b)	subject to a first ranking fixed Security Interest in favour of the Senior Finance Parties; and

(c)	from which withdrawals may only be made in accordance with Clause 16.1(c) (Debits by Group Members),

and including any sub-account referred to in paragraph (vi) of Clause 16.1(b) (Account Bank).

Master Property and Asset Management Agreement means the agreement in the agreed form entered into on or about the date of this Agreement between Shurgard Europe and the Parent pursuant to which the Parent engages Shurgard Europe or a Subsidiary of Shurgard Europe to manage each of the Projects and each of the Properties.

Material Adverse Effect means an effect which in the reasonable opinion of the Majority Lenders is or is reasonably likely to be materially adverse to:

(a)	the ability of an Obligor to perform and comply with its obligations under the Senior Finance Documents;

(b)	the validity or enforceability of any Senior Finance Document; or

(c)	the ability of a Group Member to perform its material obligations under the Project Documents.

Mezzanine Bond Fees means:

(a)	the upfront fee of up to 1.00 per cent. of the commitments under the Subscription Agreement;

(b)	the fee of up to 1.50 per cent. per annum of the unused commitments under the Subscription Agreement;

(c)	the initial structuring fee of 1.50 per cent. of the commitments under the Subscription Agreement; and

(d)	the reimbursement of initial legal, due diligence and administrative expenses in an amount not exceeding $50,000,

payable by the Luxco Borrower in accordance with the terms of the Subscription Agreement and this Agreement.

Mezzanine Bonds means the bonds issued from time to time pursuant to and on the terms and conditions set out in the Subscription Agreement.

Monitoring Surveyor means such firm or firms of chartered surveyors or monitoring surveyors as the Facility Agent may appoint in relation to the Projects.

Net Proceeds means, in relation to a disposal, the total consideration received by Group Members in respect of the disposal of all or any part of the assets of any Group Member (including the amount of any debt owed to continuing Group Members by any Group Member disposed of which debt is repaid or assumed in connection with that disposal) less taxes and reasonable costs and expenses incurred by continuing Group Members in connection with that disposal.

Net Rental Income means, for any period, Rental Income in respect of a Property for that period after deducting, in respect of that period:

(a)	all direct costs and expenses incurred by the relevant Group Member in operating and maintaining that Property including the Relevant Marketing Expense Amount; and

(b)	payments made in respect of the Management Fee (but excluding any other allocation of overhead costs and expenses).

New Equity Contribution means any capital contribution in respect of ordinary share capital of the Parent carrying no creditor rights provided by the Investors after the date of this Agreement.

New Lender has the meaning given to that term in Clause 21.2 (Assignments and transfers by Lenders).

Obligors means the Parent, each Borrower and each Guarantor.

Obligors Power of Attorney means the irrevocable power of attorney in the agreed form dated on or about the date of this Agreement from each Obligor in favour of the Security Agent relating to the rights of the Obligors in respect of, as applicable, the Management Agreements, the Joint Venture Agreement and the Administrative Services Agreement.

Opened Project means a Project that has achieved Project Opening.

Opened Property means a Property on which an Opened Project is situated.

Open Market Valuation means a valuation of a Property in form and substance satisfactory to the Facility Agent prepared and issued by the Valuer and addressed to the Senior Finance Parties valuing the relevant Obligor’s interests in that Property:

(a)	in relation to a Property situated in Germany, carried out on an open market value basis (Verkehrswert) as defined in the then current Section 194 of the German Building Code (Baugesetzbuch - BauGB) and in accordance with the provisions of the German Valuation Ordinance (Wertermittlungsverordnung);

(b)	in relation to a Property situated in England and Wales, carried out on an open market value basis as defined in the then current Royal Institution of Chartered Valuers appraisal and Valuation Manual in association with the Incorporated Society of Valuers and Auctioneers and the Institute of Revenues Rating and Valuation, Practice Statement 4 (or its successor);

(c)	in relation to any Property situated in France, carried out on the basis of a negotiated private sale (excluding registration duties, transfer taxes and VAT) and measured as the gross investment value to the purchaser;

(d)	in relation to a Property situated in the Netherlands, carried out on the basis of a negotiated private sale and measured as the gross investment value to the purchaser (but excluding registration duties, transfer taxes and VAT);

(e)	in relation to a Property situated in Sweden, carried out on the basis of a negotiated private sale; and

(f)	in relation to a Property in Denmark, carried out on the basis of a negotiated private sale (excluding registration duties, transfer taxes and VAT) and measured as the gross investment value to the purchaser.

Operating Budget means an operating budget delivered in accordance with Clause 15.5(b) (Financial statements and Operating Budget) updating the financial projections and forecasts set out in the Updated Business Plan.

Original Financial Statements means, for each Obligor, the unaudited profit and loss accounts and balance sheet of that Obligor for the period from its formation to the date of this Agreement in a form approved by the Facility Agent (acting reasonably).

Original Investors means Shurgard Europe and Crescent.

Original Investor Side Letters means the Crescent Side Letter, the Second Crescent Side Letter, the Shurgard Europe Side Letter and the Second Shurgard Europe Side Letter.

Paid Project Costs means, in relation to any Project, the Project Costs incurred by the relevant Obligor prior to Project Completion in relation to that Project in respect of which that Obligor has received and approved an invoice which either:

(a)	has been paid in full; or

(b)	is payable in full within 30 days of receipt,

by the relevant Obligor.

Participating Member State means any member state which adopts the euro unit as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Planning Laws means:

(a)	in relation to a Property in Germany, the Area Planning Act (Raumordnungsgesetz), Building Act (Baugesetzbuch), Construction Utilization Ordinance (Baunutzungsverordnung), State Planning Act (Landesplanungsgesetz), Building Code (Landesbauordnung), and any other legislation relating to planning and building of construction projects (including, but not limited to monument preservation, nature protection, and health and safety regulation);

(b)	in relation to a Property situated in England and Wales, the Town and Country Planning Act 1990, The Planning (Listed Buildings and Conservation Areas) Act 1990, The Planning (Hazardous Substances) Act 1990, The Planning (Consequential Provisions) Act 1990, The Planning and Compensation Act 1991 and any subsequent legislation of a similar nature;

(c)	in relation to a Property situated in France, means all applicable law, regulations, instructions and standards whether national or local with regard to city planning, space occupation, environmental, employees’ protection (to the extent dealing with building safety or environmental matters) or similar matters;

(d)	in relation to a Property situated in the Netherlands, the Zoning Act (Wet op de Ruimtelijke Ordening) and any zoning plan (bestemmingsplan) adopted pursuant thereto;

(e)	in relation to a Property situated in Sweden, the Plan- and Building Act (1987-10) (Sweden); and

(f)	in relation to a Property situated in Denmark all laws, plans and decrees with regard to city planning, space occupation, environment, employees protection (to the extent dealing with building safety or environmental matters) or similar matters.

Planning Permission means:

(a)	in relation to any Project situated in France, the demolition permit (or permits), the construction permit (or permits) and the transfer permit (or permits), the conformity certificate and all administrative authorisations necessary or desirable for exploitation of the relevant Property, office/warehouse development permit (agrément), permit with regard to commercial premises (CDEC), with declaration of opening of the site, proof of publication at the Town Hall and on site, certificates of non-recourse and non-withdrawal granted in respect of that Project in accordance with the Planning Laws and under all building and other regulations and bye-laws so far in each case the same affect the Property or the user of the Property; and

(b)	in relation to any other Project, the planning permission (or permissions) granted in respect of that Project in accordance with the Planning Laws and under all building and other regulations and bye-laws so far in each case as the same affect the Property or the user of the Property.

Plans and Specifications means, in relation to any Project, all material drawings, plans, elevations, specifications/bills of quantities and engineering calculations for or relating to that Project prepared by any of the relevant Project Contractor, the Trade Contractors and the Professionals and includes (where the context permits) any substitute plans and specifications substituted therefor and/or any amendments, variations or additions thereto which, if material, are accepted by the Facility Agent under Clause 17.1(f) (Variations).

Proceeds Account means any Master Proceeds Account or any Property Proceeds Account.

Professional means, in relation to any Project:

(a)	any Architect;

(b)	any Engineer; and

(c)	any other professional advisor (not being a firm of lawyers or accountants) as the relevant Project Contractor or Obligor may appoint for the carrying out of that Project in place of any such advisor.

Professional Appointment means, in the case of any Professional, any agreement or contract entered into at any time in accordance with this Agreement by an Obligor or, where a Project Contractor has been engaged by it in relation to that Project, that Project Contractor for the appointment or engagement of any such Professional in relation to any Project being conducted by or on behalf of the relevant Obligor.

Project means:

(a)	an Approved New Project;

(b)	an Initial Project; or

(c)	a Second Stage Project.

Project Completion means, in relation to any Project, the actual date of Construction Completion (as agreed by the Facility Agent and the Parent both acting reasonably) in relation to that Project, such agreement to be evidenced by a certificate in form and substance satisfactory to the Facility Agent signed by an authorised signatory of the Parent.

Project Contractor means, in relation to any Project where the relevant Obligor intends to appoint a contractor to carry out the design and construction of the whole of that Project, such firm or company as the relevant Obligor may appoint for the carrying out of the design and construction of the whole of that Project.

Project Costs means, in relation to any Project:

(a)	Direct Development Costs;

(b)	Finance Costs in respect of Attributable Debt relating to that Project; and

(c)	amounts falling within paragraphs (a) and (b) of the definition of Management Fee,

incurred or to be incurred (whether or not paid) by the relevant Group Member prior to Project Completion in relation to that Project (and excluding any VAT payable thereon to the extent that such VAT is recoverable by the relevant Group Member).

Project Document means, in relation to any Project, each of:

(a)	the Building Contract;

(b)	the Trade Contracts;

(c)	the Professional Appointments;

(d)	the Consents, the Plans and Specification and the relevant Real Estate Package;

(e)	any other document designated as such in writing by both the Facility Agent and the Parent; and

(f)	any document entered into pursuant to a document referred to in paragraphs (a) to (e) above.

Project Opening means, in relation to any Project, the date on which the first rental period in respect of any space or unit in such Project begins (as agreed by the Facility Agent and the Parent both acting reasonably) in relation to that Project, such agreement to be evidenced by a certificate in form and substance satisfactory to the Facility Agent signed by a duly authorised signatory of the Parent.

Project Opening Delay Report means a report delivered in accordance with Clause 15.5(f) (Project Opening Delay Reports).

Project Timetable means, in relation to any Project, the timetable for the design and completion of that Project contained in the Real Estate Package in relation to that Project.

Projects Schedule means, at any time, the schedule headed “Projects Schedule” contained in the then most recent Drawdown Report setting out in relation to each Project which has not achieved Project Completion, amongst other things:

(a)	the projected date of Project Completion for each such Project in accordance with the applicable Project Timetable;

(b)	a statement of the then Anticipated Costs applicable to each such Project;

(c)	a statement of the aggregate Paid Project Costs, and the amount of each category of Paid Project Costs, properly incurred by the Obligors to date in respect of each such Project; and

(d)	a statement specifying all Cost Overruns (if any) and evidence that each Obligor has compiled with Clause 17.1(g) (Project Costs).

Property means:

(a)	an Approved New Property;

(b)	an Initial Property; or

(c)	a Second Stage Property,

provided that such property will cease to be included in this definition if an Obligor has disposed of such property in accordance with Clause 15.2(a) (Disposals) and that property is irrevocably released from any Security Interest constituted under the Senior Finance Documents.

Property Proceeds Account means an account so styled:

(a)	opened in the name of an Asset Company or an Intermediate Company with an Account Bank; and

(b)	subject to a first ranking Security Interest in favour of the Senior Finance Parties.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last such day).

Real Estate Package means, in relation to any Project, the appraisal prepared by the relevant Obligor of the costs and expenses projected to be incurred by it in relation to the carrying out of that Project delivered to the Facility Agent in accordance with this Agreement substantially in the agreed form or otherwise in form and substance satisfactory to the Facility Agent and including the Project Timetable for that Project.

Real Estate Security Document means:

(a)	in relation to any Property situated in Germany, a mortgage deed or a land charge deed, whether in notarised form or not granted, together with a security purpose agreement in connection therewith, by the relevant owner of the Property for the benefit of the Senior Finance Parties or the Security Agent together with a security purpose agreement in relation thereto;

(b)	in relation to any Property situated in France, the notarial mortgage guarantee deed (Acte d’affectation hypothecaire) granted by the relevant Obligor for the benefit of the Senior Finance Parties and, in relation to the Insurance Policies in respect of that Property, the relevant assignment or delegation, in accordance with Article L 121-13 of the French Insurance Code together with the assignment of insurance indemnities and delegation of rent losses and/or operational losses;

(c)	in relation to any Property situated in England and Wales, a fixed charge debenture creating fixed security by way of first legal mortgage over such assets entered or to be entered into by the relevant Obligor in favour of the Security Agent as trustee for the Senior Finance Parties;

(d)	in relation to any Property (onroerend goed) situated in the Netherlands, a mortgage (hypotheek) creating security over such Property entered or to be entered into by the relevant Obligor in favour of the Security Agent;

(e)	in relation to any Property situated in Sweden, a mortgage agreement (avtal om pantförskrivning av pantbrev) or, in the case of buildings located on leased land, a security transfer agreement (avtal om sakerhetsoverlatelse), entered or to be entered into by the relevant Obligor, whereby security, in amounts acceptable to the Facility Agent, is created over such Property in favour of the Senior Finance Parties; and

(f)	in relation to any Property (Fast ejendom) situated in Denmark, a mortgage (Pantebrev) creating security over such Property entered or to be entered into by the relevant Obligor in favour of the Senior Finance Parties, in each case in the agreed form.

Reference Banks means the principal office nominated by such bank for quoting EURIBOR rates of Société Générale and Natexis Banques Populaires or such other banks as may be appointed by the Facility Agent with the consent of the Parent (acting reasonably).

Relevant Documents means the Senior Finance Documents and the Project Documents.

Relevant Interbank Market means the European interbank market.

Relevant Marketing Expense Amount means, for any month, an amount equal to:

(a)	the Budgeted Marketing Expense Amount divided by 12 (the Pro Rata Amount); or

(b)	if the total marketing expenses actually incurred in the relevant Financial Year up to and including that month (as set out in the relevant Drawdown Report) are equal to or exceed the Budgeted Marketing Expense Amount, the sum of:

(i)	the Pro Rata Amount; and

(ii)	the amount by which the actual marketing expenses incurred in that month (as set out in the relevant Drawdown Report) exceeds the Pro Rata Amount.

Relevant Mortgage Amount means, in respect of a Real Estate Security Document:

(a)	relating to a Property situated in Sweden, France or Germany, an amount equal to 120 per cent. of the Attributable Debt from time to time relating to the Project situated on that Property;

(b)	relating to a Property situated in Denmark, an amount equal to 150 per cent. of the Attributable Debt from time to time relating to the Project situated on that Property; or

(c)	relating to a Property situated in the Netherlands, an amount equal to 200 per cent. of the Attributable Debt from time to time relating to the Project situated on that Property.

Rental Income means, for any period, all sums paid or payable to or for the benefit of a Group Member arising from the letting, use or occupation of any Property, together with any ancillary revenues derived from such Property and including (but without double counting):

(a)	rents, licence fees and equivalent sums reserved or made payable;

(b)	sums received from any deposit held as security for performance of any tenant’s obligations;

(c)	any other moneys payable in respect of use and/or occupation;

(d)	proceeds of insurance in respect of loss of rent;

(e)	receipts from or the value of consideration given for the surrender or variation of any letting;

(f)	proceeds paid by way of reimbursement of expenses incurred or on account of expenses to be incurred in the management, maintenance and repair of, and the payment of insurance premiums for, that Property;

(g)	proceeds paid for a breach of covenant under any Lease and for expenses incurred in relation to any such breach;

(h)	any contribution to a sinking fund paid by an occupational tenant;

(i)	any contribution by an occupational tenant of the Property to ground rent due under any Lease out of which a Group Member derives its interest in that Property;

(j)	any payment from a guarantor or other surety in respect of any of the items listed in this definition; and

(k)	interest, damages or compensation in respect of any of the items in the definition.

Report means the tax structuring report in the approved form prepared by Deloitte & Touche being addressed to, among others, the Senior Finance Parties or accompanied by a reliance letter in the agreed form.

Revised Agency Fees Letter means the letter from the Facility Agent to the Borrowers and the Parent dated on or prior to the Effective Date setting out details of certain fees payable to the Facility Agent in connection with the Facility and referred to in Clause 9 (Fees).

Screen Rate means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period displayed on the appropriate page of the Telerate Service. If that page is replaced or the Telerate Service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Parent and the Lenders.

Second Crescent Side Letter means the letter from Crescent in the agreed form dated on or around the date of the Amendment Agreement relating to the Total Equity Commitment of Crescent and confirming that this Agreement (as amended by the Amendment Agreement) qualifies as a “Second Credit Facility” as defined and referred to in the Joint Venture Agreement.

Second Shurgard Europe Side Letter means the letter from Shurgard Europe in the agreed form dated on or around the date of the Amendment Agreement relating to the Total Equity Commitment of Shurgard Europe, the rights of Shurgard Europe in respect of amounts standing to the credit of the Escrow Accounts and confirming that this Agreement (as amended by the Amendment Agreement) qualifies as a “Second Credit Facility” as defined and referred to in the Joint Venture Agreement.

Second Stage Project means the development and construction project of a self storage centre on a Second Stage Property (in the form of the relevant Real Estate Package approved by the Facility Agent) to Project Completion in accordance with the terms of the Relevant Documents relating to each such development.

Second Stage Property means each of the freehold, leasehold and other real properties specified in Part B of Schedule 9 together with any buildings or fixtures situated thereon from time to time.

Second Syndication Memorandum means any document concerning the Group which, at the request and on behalf of the Parent was distributed with the approval of Shurgard Europe on behalf of the Parent by the Arranger to selected banks in connection with the syndication of, and/or participation in, the Facility as increased pursuant to the Amendment Agreement.

Security Agent means Société Générale as security agent, trustee and attorney for the Senior Finance Parties under the Security Documents or a successor appointed in accordance with Clause 19.13 (Resignation).

Security Documents means the documents specified in Schedule 8, each Real Estate Security Document and any other document providing for a guarantee or Security Interest in favour of the Senior Finance Parties (or any of them) in respect of the obligations of one or more Obligors under the Senior Finance Documents.

Security Interest means any mortgage, charge, pledge, lien, hypothecation, security assignment or other security interest or any other attachment, agreement, trust or arrangement (including a right of set-off or combination) having a similar effect.

Senior Finance Documents means this Agreement, the Amendment Agreement, the Shurgard Europe Information Undertaking, each Security Document, the Intercreditor Deed, the Hedging Agreements, each Accession Document, each Collateral Warranty, each Transfer Certificate, the Obligors Power of Attorney and the Fees Letters and any other document designated as a Senior Finance Document by the Facility Agent and the Parent.

Senior Finance Parties means the Arranger, the Facility Agent, the Security Agent, each Lender and each Hedging Lender and Senior Finance Party means any of them.

Shurgard Europe means Shurgard Self Storage SCA, a company incorporated in Belgium having its registered office at Quai du Commerce, 48, 1000 Brussels and registered with the Registry of Commerce under number 587.679.

Shurgard Europe Credit Agreement means the €300,000,000 credit agreement dated 11 October 1999 as amended from time to time between, among others, Shurgard Europe as borrower and Credit Suisse First Boston as agent and security trustee.

Shurgard Europe Information Undertaking means the agreement in the agreed form between the Facility Agent and Shurgard Europe dated on or prior to the Effective Date relating to the on-going provision of certain financial information by Shurgard Europe to the Facility Agent.

Shurgard Europe Short Term Working Capital Facility Agreement means the short term working capital facility agreement in the agreed form dated on or around the date of the Amendment Agreement between Shurgard Europe and the Luxco Borrower.

Shurgard Europe Side Letter means the letter in the agreed form from Shurgard Europe to the Facility Agent dated on or about the date of this Agreement in relation to:

(a)	the Total Equity Commitment Amount of Shurgard Europe; and

(b)	the rights of Shurgard Europe in respect of amounts from time to time standing to the credit of the Escrow Accounts.

Shurgard USA means Shurgard Storage Centers, Inc.

Specified Minimum Release Amount means, in relation to any Property, an amount equal to 120 per cent. of the Attributable Debt in respect of that Property.

Split Payroll Agreements means the split payroll agreements in the agreed form entered into between:

(a)	the Luxco Borrower and its employee;

(b)	Shurgard Denmark APS and First Shurgard Denmark APS; and

(c)	Shurgard Sweden AB and First Shurgard Sweden AB.

Spot Rate means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with euros in the Paris foreign exchange market at or about 11.00 a.m. on a particular day.

Statutory Requirements means:

(a)	any Planning Law;

(b)	any provision or requirement of any law in relation to the carrying out, acquisition, ownership, use, occupation or operation of the whole or any part of a Project or a Property;

(c)	the contractual or statutory conditions or requirements of any company or authority with whose drainage, sewerage, mechanical, electrical, fuel, water delivery, telecommunication or other systems a Project or a Property or any part thereof is or will be connected; and

(d)	the requirements of the Environmental Authorities and of all relevant laws and applicable codes of practice.

Structure Document means the document in the agreed form specifying the matters referred to in Clause 14.1(l) (Documents) as updated from time to time pursuant to Clause 15.5(g) (Other information).

Subscription Agreement means the subscription agreement in the agreed form dated on or about the date of this Agreement between Shurgard USA, the Luxco Borrower and the Facility Agent relating to the issue of the Mezzanine Bonds by the Luxco Borrower and attaching as an annex the terms and conditions of the Mezzanine Bonds in the agreed form.

Subscription Agreement Amendment Agreement means the amendment agreement in the agreed form in respect of the Subscription Agreement dated on or about the date of this Agreement between the parties to the Subscription Agreement.

Subsidiary means, in relation to a person, an entity of which that person owns directly or indirectly more than 50 per cent. of the share capital or whose management and policies that person directly or indirectly has the power to direct whether through the ownership of shares, contract or otherwise.

Syndication Memorandum means any document concerning the Group which, at the request and on behalf of the Parent was distributed with the approval of Shurgard Europe on behalf of the Parent by the Arranger to selected banks in connection with the syndication of, and/or participation in, the Facility.

Sufficient Assets means, in respect of each Obligor having Projects that have not achieved Project Completion in respect of the period commencing on the Interest Payment Date following delivery of the then most recent Drawdown Report and ending on the last date on which Project Completion is projected to be achieved for each such Project, an aggregate amount of Available Liquid Assets which is or will be available to such Obligor during such period that is equal to or greater than all Anticipated Costs for all such Projects and including a contingent amount considered prudent by the Facility Agent (acting reasonably) and taking into account, where relevant, any guarantee or advance of funds provided by Shurgard Europe or any of its affiliates in respect of the financing of Cost Overruns in respect of each such Project (in each case as set out in the most recent Drawdown Report).

Sufficient Liquid Assets means, in respect of each Obligor in respect of the period commencing on the Interest Payment Date following delivery of the then most recent Drawdown Report and ending on the next subsequent Interest Payment Date, an aggregate amount of Available Liquid Assets which is or will be available to such Obligor during such period that is equal to or greater than all payment obligations of such Obligor in relation to:

(a)	the payment of Project Costs;

(b)	amounts under the Senior Finance Documents; and

(c)	general operating overheads and expenses of such Obligor (including the Management Fee),

during such period and including a contingent amount considered prudent by the Facility Agent (acting reasonably) (in each case as set out in the most recent Drawdown Report).

Sweep Agreements means the agreements in the agreed form dealing with the matters referred to in paragraph (c) of Clause 16.3 (Proceeds Accounts).

TARGET Day means any day on which the TARGET payment system is open for the settlement of payments in Euro.

Termination Agreement means the agreement in the agreed form dated on or about the date of this Agreement between Shurgard Europe, the Parent and the Facility Agent in relation to termination of the Master Property and Asset Management Agreement.

Total Equity Commitment Amount means an amount of up to:

(a)	€20,000,000 in relation to Shurgard Europe; and

(b)	€80,000,000 in relation to Crescent,

to be contributed in accordance with the terms of the Investor Documents.

Total Net Rental Income means, for any period, the Euro Equivalent of the aggregate Net Rental Income of the Group for that period.

Trade Contract means, in relation to any Project, the contract or other agreement made by a Trade Contractor with the relevant Obligor or, where the relevant Obligor has engaged or intends to engage a Project Contractor, with the Project Contractor governing its appointment as such and the obligations of that Trade Contractor in relation to that Project.

Trade Contractor means, in relation to any Project, any trade contractor or service provider (other than a Professional) appointed by the relevant Obligor or, where a Project Contractor has been engaged by it in relation to that Project, that Project Contractor in relation to that Project.

Transaction Costs means all fees, costs and expenses and stamp, registration, notarial and similar taxes incurred by Group Members in connection with the matters contemplated by the Transaction Documents.

Transaction Documents means the Senior Finance Documents, the Investor Documents, the Subscription Agreement, the Management Agreements, the Joint Employer Agreement, the Split Payroll Agreements, the Administrative Services Agreement, the Intercompany Loan Agreements, the Acquisition Documents, the Sweep Agreements, the Escrow Agreements, the Original Investor Side Letters, the Building Leases, the Shurgard Europe Short Term Working Capital Facility Agreement, the Subscription Agreement Amendment Agreement and the Termination Agreement.

Transfer Certificate means a certificate substantially in the form set out in Schedule 6.

Transfer Date means the later of the date for the making of a transfer specified in a Transfer Certificate and the date when the Facility Agent executes that Transfer Certificate.

Updated Business Plan means the updated financial projections and forecasts for the business of the Group in the agreed form delivered to the Facility Agent on or prior to the Effective Date.

Upstream Intercompany Loan Agreement means the loan agreement in the agreed form dated on or about the date of this Agreement between the Luxco Borrower (as borrower) and certain other Group Members (as lenders).

US Dollars or $ means the lawful currency for the time being of the United States of America.

Utilisation means a utilisation by a Borrower of the Facility.

Utilisation Date means the date when a Utilisation is made or to be made.

Utilisation Request means a notice requesting an Advance substantially in the form set out in Part A of Schedule 4.

Valuation means an Initial Valuation or an Open Market Valuation.

Valuer means Cushman & Wakefield or any other firm of chartered surveyors or valuers approved by the Facility Agent to act as surveyor or valuers (such approval not to be unreasonably withheld or delayed).

VAT means value added tax as may be levied in accordance with (but subject to derogations from) the Directive 77/338/EC and any other tax of a similar nature whether charged in a member State of the European Union or elsewhere and including any tax of a similar nature substituted for, or levied in addition to, such tax.

1.2	Construction of specific terms

In this Agreement, unless the context otherwise requires, a reference to:

an affiliate of a person means a Subsidiary of that person, a person (holding company) of whom that person is a Subsidiary and any other Subsidiary of any holding company of that person;

an agency of a state includes any local or other authority, self regulating or other recognised body or agency, central or federal bank, department, government, legislature, minister, ministry, self regulating organisation, official or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

a document being in the agreed form or in the approved form means in a form agreed or, as applicable, approved by the Facility Agent;

an agreement includes any legally binding agreement, arrangement, concession, contract, deed or franchise (in each case whether oral or written);

an amendment includes any amendment, supplement, variation, novation, modification, replacement or restatement and derivative forms shall be construed accordingly;

assets includes present and future properties, revenues and rights of every description;

an authorisation includes an authorisation, consent, approval, resolution, licence, permit, exemption, filing, registration, notification, certificate, qualification, specification or notarisation;

a Default being continuing means that it has not been waived or (except for an Event of Default) remedied;

a disposal includes a sale, transfer, letting or lending and dispose shall be construed accordingly;

a guarantee includes:

(a)	an indemnity and a performance bond in each case relating to the obligations of another person; and

(b)	any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by advancing money, purchasing assets or services or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person, and guaranteed and guarantor shall be construed accordingly;

a provision or matter including or which includes shall be construed without limitation to any events, circumstances, conditions, acts or matters specified after those words;

indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, in relation to the last month of any period:

(c)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end or, if there is not one, on the immediately preceding Business Day; and

(d)	if a period commenced on the last Business Day of a month or if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month, and references to months shall be construed accordingly;

a party means a party to this Agreement;

a person includes any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any association, trust, fund or partnership (whether or not having separate legal personality);

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

reservations means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws affecting the rights of creditors generally, the statutory time-barring of claims, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of

UK stamp duty may be void, defences of set-off or counterclaim, steps necessary to perfect a Security Interest where such steps are not required to be performed under the terms of any Senior Finance Document until a future date, rules against penalties and similar principles of law in other jurisdictions relevant in the context of the Transaction Documents;

a share or share capital includes a share, limited or other partnership interest, stock and any other interest in, or related to, equity;

taxes includes all present and future income and other taxes, levies, assessments, imposts, deductions, charges, duties, compulsory loans and withholdings on account of tax wherever imposed by any supranational, governmental, federal, state, provincial, local governmental or municipal taxing authority, body or official (together with any related interest, penalties, fines and surcharges) and tax and taxation shall be construed accordingly;

the date of this Agreement means 26 May 2003; and

subject to the terms of the relevant acquisition agreements referred to in paragraph (vi) of Clause 14.1(m) (Title to assets) and pending registration of the German Borrower as owner of the Initial Properties and the Second Stage Properties which, in each case, are located in Germany, the German Borrower shall be deemed to own such Properties for the purposes of this Agreement and owner and owned shall be construed accordingly.

1.3	General construction

In construing the Senior Finance Documents, unless the context otherwise requires:

(a)	a reference to a person includes, as appropriate, its successors, permitted assignees or transferees;

(b)	references to Clauses and Schedules are references to, respectively, clauses of and schedules to this Agreement and references to this Agreement include its Schedules;

(c)	a reference to any agreement (including any Senior Finance Document) shall be construed as a reference to that agreement as it may from time to time be amended without giving rise to a breach of a Senior Finance Document;

(d)	a provision of law is a reference to that provision as extended, applied or amended from time to time and includes any subordinate legislation;

(e)	a time of day is a reference to Central European Time;

(f)	the index to and the headings in this Agreement are inserted for convenience only and are to be ignored in construing this Agreement;

(g)	words importing the plural include the singular and vice versa;

(h)	where a term is defined in a Senior Finance Document in plural form to mean persons or things a reference to that term in singular form shall be construed as meaning any such person or thing;

(i)	a term used in any other Senior Finance Document or in any notice given in connection with any Senior Finance Document has the same meaning in that Senior Finance Document or notice as in this Agreement;

(j)	any obligation of an Obligor which is not a payment obligation remains in force, unless fulfilled, for so long as any payment obligation is or may be outstanding under the Senior Finance Documents;

(k)	a provision obliging an Obligor to refrain from an activity shall be construed as also obliging the Obligor not to enter into or permit to subsist an agreement to perform that activity unless the agreement is subject to a condition which would prevent the Obligor being required to perform the activity in breach of a Senior Finance Document;

(l)	rights and obligations shall be construed as applying from time to time;

(m)	where compliance with any monetary limit specified in Euro in this Agreement (other than in relation to any Utilisation) is to be determined any conversion from any other currency necessary for that purpose shall be made by reference to the Spot Rate on the date of determination; and

(n)	in determining whether a Subsidiary is wholly-owned, no account shall be taken of any minority shareholding required by applicable law.

1.4	Provisions relating to Group Members

Where a representation, warranty or undertaking contained in a Senior Finance Document is expressed to apply to Group Members generally it shall be construed as a representation, warranty or undertaking, as applicable, by each Obligor in respect of itself and (where applicable by procuring the same) its Subsidiaries.

1.5	Intercreditor Deed

This Agreement shall, upon execution of the Intercreditor Deed, be subject to the terms of the Intercreditor Deed. If and to the extent any provision of this Agreement is inconsistent with the provisions of the Intercreditor Deed, the latter shall prevail.

1.6	Law of Property (Miscellaneous Provisions) Act 1989

The terms of the other Senior Finance Documents and of any side letters relating to the Senior Finance Documents entered into between any of the parties to any Senior Finance Document are incorporated in this Agreement to the extent required for any contract for the disposition of land or any interest in land contained in this Agreement to be a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

2.	FACILITY

2.1	Facility

On the terms and subject to the conditions of this Agreement, the Lenders agree to make available to the Borrowers a term loan facility in Euro in an aggregate principal amount not exceeding the total Commitments.

2.2	Purpose

(a)	The proceeds of the Advances shall be added to Available Liquid Assets and shall be applied in accordance with this Agreement:

(i)	in the case of a Luxco Borrower Advance, only in or towards the funding of Paid Project Costs (including the repayment by the Intermediate Companies and the Asset

Companies (other than the German Borrower) to the Parent of Financial Indebtedness permitted under paragraph (viii) of Clause 15.2(d) (Financial Indebtedness)) in relation to any Project of the Intermediate Companies and the Asset Companies (other than the German Borrower) by way of on-lending pursuant to the Downstream Intercompany Loan Agreement;

(ii)	in the case of a Luxco Borrower Advance, in or towards the repayment by the Luxco Borrower to Shurgard Europe of Financial Indebtedness permitted under paragraph (ix) of Clause 15.2(d) (Financial Indebtedness); and

(iii)	in the case of a German Borrower Advance, only in or towards the funding of Paid Project Costs (including the repayment by the German Borrower to the Parent of Financial Indebtedness permitted under paragraph (viii) of Clause 15.2(d) (Financial Indebtedness)) in relation to any Project of the German Borrower.

(b)	No Senior Finance Party shall be obliged to enquire as to the use or application of amounts raised under the Senior Finance Documents.

3.	LENDERS’ PARTICIPATION

3.1	Basis of participation

Subject to the other provisions of this Agreement, each Lender will participate in each Advance in the proportion which its Commitment bears to the total Commitments for the Facility at the relevant Utilisation Date.

3.2	Facility Offices

(a)	Each Lender will participate in each Advance through its Facility Office. If a Lender changes its Facility Office, that Lender will notify the Facility Agent and the Parent promptly and, until it does so, the Facility Agent and the Parent will be entitled to assume that no change has taken place.

(b)	Each Lender may (by notice to the Facility Agent and the Parent) nominate a different Facility Office for the purposes of making a particular Advance to a Borrower in which event that Facility Office shall be its Facility Office for that Advance.

3.3	Rights and obligations of Senior Finance Parties

(a)	The rights and obligations of the Senior Finance Parties under the Senior Finance Documents are several and any debt arising under the Senior Finance Documents shall be a separate and independent debt. If a Senior Finance Party does not perform its obligations under any Senior Finance Document that shall not:

(i)	result in any other Senior Finance Party incurring any liability whatsoever; nor

(ii)	relieve any Obligor or any other Senior Finance Party from its obligations under the Senior Finance Documents.

(b)	For the purposes of taking and ensuring the continuing validity of security (Parallel Debt Security) under those Security Documents subject to the laws of (or to the extent affecting assets situated in) the Netherlands, Germany and Luxembourg and such other jurisdictions as the Facility Agent and each Obligor (each acting reasonably) agree, notwithstanding any contrary provision in any Senior Finance Document:

(i)	each Obligor undertakes (such undertakings, the Parallel Obligations) to pay to the Security Agent amounts equal to all present and future amounts (the Original Obligations) owing by it to a Senior Finance Party under any Senior Finance Document;

(ii)	the Security Agent shall have its own independent right to demand and receive payment of the Parallel Obligations;

(iii)	the Parallel Obligations shall not limit or affect the existence of the Original Obligations for which the Senior Finance Parties shall have an independent right to demand payment;

(iv)	notwithstanding paragraphs (ii) and (iii), payment by an Obligor of its Parallel Obligations shall to the same extent decrease and be a good discharge of the corresponding Original Obligations owing to the relevant Senior Finance Parties and payment by an Obligor of its Original Obligations to the relevant Senior Finance Parties shall to the same extent decrease and be a good discharge of the Parallel Obligations owing by it to the Security Agent (it being understood and agreed by all the parties that the operation of this paragraph (b) will not increase the total amount due under the Senior Finance Documents and will not result in any additional liability of any of the Obligors under Clauses 10 (Taxes) and 11 (Funding issues) or otherwise prejudice the rights of the Obligors under or in relation to this Agreement);

(v)	the Parallel Obligations are owed to the Security Agent in its own name on behalf of itself and not as agent or representative of any other person nor as trustee and the Parallel Debt Security shall secure the Parallel Obligations so owing;

(vi)	without limiting or affecting the Security Agent’s right to protect, preserve or enforce its rights under any Security Document, the Security Agent undertakes to each Senior Finance Party not to exercise its rights in respect of the Parallel Obligations without the consent of the relevant Senior Finance Party; and

(vii)	the Security Agent undertakes to pay to the Facility Agent any amount collected or received by it in payment or partial payment of the Parallel Obligations and the Facility Agent shall distribute any amount so received to the Senior Finance Parties in accordance with the terms of the Senior Finance Documents as if such amounts had been received in respect of the Original Obligations.

3.4	Enforcement of rights

Each Senior Finance Party may, except as otherwise stated in the Senior Finance Documents, separately enforce its rights under the Senior Finance Documents.

4.	CONDITIONS PRECEDENT

4.1	Initial conditions precedent

The Lenders shall have no obligation to make any Advance to a Borrower under this Agreement unless:

(a)	Documentary: the Facility Agent has received each of the documents referred to in Part A of Schedule 3 in form and substance satisfactory to it;

(b)	Equity: the Facility Agent is satisfied that:

(i)	the Original Investors have irrevocably committed to subscribe for shares in the Parent in an amount equal to the Total Equity Commitment Amount;

(ii)	the Original Investors have subscribed in full in cash in an aggregate amount of not less than €37,500,000 by way of subscription for shares issued by the Parent and such shares are unconditionally owned by the Original Investors and registered in their respective names in the shareholders’ register of the Parent; and

(iii)	not less than €5,000,000 has been deposited by Crescent into the Equity Drawdown Escrow Account and is standing to the credit of such account; and

(c)	Initial Property and Project characteristics: the Facility Agent has received in relation to each Initial Project and the Initial Property on which it is situated:

(i)	a Real Estate Package one month prior to the Utilisation Date for the first Advance under the Facility;

(ii)	a certificate from an authorised signatory of the Parent or the relevant Obligor confirming that such Project and such Property meet the criteria set out in Clause 17.3 (Property and Project characteristics) and attaching:

(A)	an Initial Construction Cost Report confirming the matters referred to in paragraphs (e) and (f) of Clause 17.3 (Property and Project characteristics);

(B)	an Initial Valuation confirming the matters referred to in paragraph (g) of Clause 17.3 (Property and Project characteristics); and

(C)	an Environmental Confirmation Package confirming the matters referred to in paragraph (h) of Clause 17.3 (Property and Project characteristics),

10 Business Days prior to the Utilisation Date for the first Advance under the Facility,

in form and substance satisfactory to it;

(d)	Second Stage Property and Project characteristics: the Facility Agent has received in relation to each Second Stage Project and the Second Stage Property on which it is situated at least 2 Business Days prior to the Utilisation Date for the first Advance under the Facility:

(i)	a preliminary Real Estate Package (in the form of a final land purchase approval I or II (as defined in the internal procedures of the Group) and without prejudice to the requirement that a final Real Estate Package be required to be delivered pursuant to Clause 4.2 (Conditions to Utilisation)); and

(ii)	a certificate from a duly authorised signatory of the Parent or the relevant Obligor confirming that such Project and such Property complies with the requirements of paragraphs (a) to (e) of Clause 17.3 (Property and Project characteristics), in form and substance satisfactory to it.

The Facility Agent will notify the Parent and the Lenders when it is satisfied that the conditions specified in this Clause 4.1 have been fulfilled.

4.2	Conditions to Utilisation

(a)	The obligations of each Senior Finance Party to the Borrowers under the Senior Finance Documents are subject to the Facility Agent having confirmed to the Borrowers and the other Senior Finance Parties that it has received, or it is satisfied that it will have received:

(i)	evidence in the form of the latest Drawdown Report that:

(A)	each Obligor has Sufficient Liquid Assets;

(B)	in respect of those Projects which have not achieved Project Completion, each Obligor has Sufficient Assets;

(C)	in respect of each of its Projects which have not achieved Project Completion and in respect of which all or part of an Advance is to be calculated, each Obligor has incurred Paid Project Costs in relation to each such Project as permitted under the relevant Real Estate Package of not less than 35 per cent. of Budgeted Costs set out in that Real Estate Package for each such Project; and

(D)	the requirements of Clause 15.3(g) (Hedging) have been complied with,

in each case, unless waived in writing by the Facility Agent acting on the instructions of the Majority Lenders and in form and substance satisfactory to the Facility Agent.

(b)	The Lenders shall have no obligation to make an Advance available to a Borrower unless, on both the date of the relevant Utilisation Request and the relevant Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation;

(ii)	the representations and warranties deemed repeated by Clause 14.2 (Time for making representations and warranties) on those dates are true and accurate and will remain so immediately after the Advance is made.

(c)	The Lenders shall have no obligation to make an Advance available to a Borrower unless, in respect of each Project which has not achieved Project Completion in relation to which such Advance is to be calculated:

(i)	the Facility Agent has received (in form and substance satisfactory to it) in relation to each such Project and the Property on which it is situated:

(A)	a Real Estate Package;

(B)	an Initial Construction Cost Report confirming the matters referred to in paragraphs (e) and (f) of Clause 17.3 (Property and Project characteristics);

(C)	an Initial Valuation confirming the matters referred to in paragraph (g) of Clause 17.3 (Property and Project characteristics); and

(D)	an Environmental Confirmation Package confirming the matters referred to in paragraph (h) of Clause 17.3 (Property and Project characteristics),

together with a certificate from an authorised signatory of the Parent or the relevant Obligor confirming that each such Project and Property meets the criteria set out in Clause 17.3 (Property and Project characteristics);

(ii)	the Facility Agent has received each of the documents referred to in Part B of Schedule 3 in form and substance satisfactory to it. Any Real Estate Security Document delivered pursuant to this paragraph shall, to the extent permitted by applicable law, grant a Security Interest in respect of the full amount of the Facility except for any Real Estate Security Document entered into by an Obligor incorporated in Sweden, Denmark, France, the Netherlands or Germany, in which case such Real Estate Security Document shall secure the Relevant Mortgage Amount.

5.	UTILISATION

5.1	Delivery of Utilisation Requests

To utilise the Facility, the Luxco Borrower shall (on behalf of itself or the German Borrower) deliver to the Facility Agent a duly completed Utilisation Request not later than 12.00 noon ten Business Days before the proposed Utilisation Date which must:

(a)	specify the identity of the Borrower;

(b)	specify the proposed Utilisation Date (being a date within the Availability Period and, in relation to any Advance other than the first Advance under the Facility, an Interest Payment Date);

(c)	specify that the proceeds of the Utilisation are to be paid into the Debt Drawdown Account (in the case of a Luxco Borrower Advance) or the Disbursement Account of the German Borrower (in the case of a German Borrower Advance);

(d)	specify the amount of the Advance being:

(i)	a minimum of €1,000,000 and an integral multiple of €500,000;

(ii)	not more than the maximum amount specified in the relevant Drawdown Report as being available for drawing (rounded up to the nearest €500,000);

(iii)	not more (when aggregated with all other Advances) than the Available Facility Amount on the proposed Utilisation Date;

(iv)	not more than the aggregate amount permitted in relation to that Advance under Clause 5.2 (Limitations on Advances) below;

(e)	attach a Drawdown Report (in sufficient copies for each of the Lenders if originals, rather than a fax copy, are delivered); and

(f)	give the confirmations, to the extent applicable, as set out in the Utilisation Request set out in Part A of Schedule 4.

5.2	Limitations on Advances

(a)	The maximum amount of any Advance to the extent such Advance is to be calculated in relation to any Project (other than a Project situated on an Excluded Property) which has not achieved Project Completion may not be more than the Euro Equivalent of the lesser of:

(i)	the aggregate Paid Project Costs incurred by the relevant Obligors in relation to each such Project, excluding the amount of such Paid Project Costs equal to 35 per cent. of Budgeted Costs for that Project as disclosed in the Real Estate Package in respect of that Project; and

(ii)	65 per cent. of the Budgeted Costs in relation to that Project.

(b)	The maximum amount of any Advance to the extent such Advance is to be calculated in relation to any Project (other than a Project situated on an Excluded Property) which will achieve Project Completion during the Interest Period to which the relevant Utilisation Request relates may not be more than 65 per cent. of the Euro Equivalent of the lesser of:

(i)	the Paid Project Costs incurred by the relevant Obligor in relation to that Project up to its Project Completion as disclosed in the most recent Drawdown Report;

(ii)	the Budgeted Costs in relation to that Project; and

(iii)	the value of the interest of the relevant Obligor in the relevant Property at that time as recorded in the then most recent Valuation of that Property.

(c)	No Borrower may request an Advance in relation to any Project which is, or will be with effect from the next Interest Payment Date, an Excluded Property.

5.3	Requests irrevocable

A Utilisation Request may not be withdrawn or revoked once given.

5.4	Notice to Lenders of proposed Utilisation

The Facility Agent will promptly give each Lender details of each Utilisation Request received and of the amount of the Lender’s participation in the relevant Advance.

5.5	Making of Advances

(a)	Subject to the provisions of this Agreement, each Lender will make available to the Facility Agent its participation in any Advance properly requested under this Agreement by not later than 11.00 a.m. on its Utilisation Date.

(b)	Subject to this Agreement the Facility Agent will pay the proceeds of each Advance into the Debt Drawdown Account (in the case of a Luxco Borrower Advance) or the Disbursement Account of the German Borrower (in the case of a German Borrower Advance).

5.6	Frequency and number of Utilisations

(a)	Not more than one consolidated Luxco Borrower Advance and one Luxco Borrower Advance borrowed on the then most recent Interest Payment Date may be outstanding in respect of the Luxco Borrower at any time.

(b)	Not more than one consolidated German Borrower Advance and one German Borrower Advance borrowed on the then most recent Interest Payment Date may be outstanding in respect of the German Borrower at any time.

(c)	Where the end date of an Interest Period for two Luxco Borrower Advances ends on the same date those Advances shall, on that date, be consolidated and treated as one Luxco Borrower Advance.

(d)	Where the end of an Interest Period for two German Borrower Advances ends on the same date those Advances shall, on that date, be consolidated and treated as one German Borrower Advance.

(e)	Each Utilisation Request must specify one Advance only.

(f)	No more than one Utilisation Request in respect of a Luxco Borrower Advance may be issued in any month.

(g)	No more than one Utilisation Request in respect of a German Borrower Advance may be issued in any month.

6.	REPAYMENT

6.1	Amortisation

(a)	The Borrowers shall repay the Advances as follows:

(i)	until the Interest Payment Date referred to in paragraph (ii), €600,000 in aggregate on every third Interest Payment Date after the earlier of:

(A)	the first day of the month starting immediately after the ratio of Total Net Rental Income to Finance Costs for each of any three consecutive months as set out in the relevant Drawdown Reports is greater than 2.00:1; and

(B)	the date falling 36 months after the date of this Agreement; then

(ii)	€1,750,000 in aggregate on every third Interest Payment Date after the date falling 48 months after the date of this Agreement until the date falling 60 months after the date of this Agreement.

(b)	The amounts required to be repaid referred to in paragraph (a) shall be calculated in respect of each Borrower on a pro rata basis by reference to the amount of Advances outstanding to each Borrower provided that where the requirement to make such repayments on a pro rata basis would result in an amount generated by the German Borrower being required to be on-lent to the Luxco Borrower by the German Borrower in order to repay an amount referred to in paragraph (a) (the Transfer Amount):

(i)	the relevant pro rata amount to be repaid in respect of such Luxco Borrower Advance shall be reduced by the amount (if any) (the Reduction Amount) by which the Transfer Amount exceeds the amount which the German Borrower would be permitted to lend at such time to the Luxco Borrower under section 30 of the German Limited Liability Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung); and

(ii)	the relevant pro rata amount to be repaid in respect of the German Borrower Advances (if any) (the German Borrower Pro Rata Amount) shall be increased by an amount equal to the lower of:

(A)	the Reduction Amount; and

(B)	the aggregate German Borrower Advances outstanding at such time less the German Borrower Pro Rata Amount.

6.2	Final Repayment Date

On the Final Repayment Date each Borrower shall repay all the Advances outstanding to it.

6.3	Extension option

(a)	The Final Repayment Date shall be extended for a further period of 12 months (the Extension Period) provided that:

(i)	the Parent has, not earlier than the date falling 54 months and not later than the date falling 57 months after the date of this Agreement, served a notice on the Facility Agent requesting such an extension;

(ii)	no Default is outstanding on the date of service of such notice or on the date falling 60 months after the date of this Agreement (the Extension Date);

(iii)	the ratio of Total Net Rental Income to Finance Costs for each of the three consecutive months set out in the three relevant Drawdown Reports most recently delivered prior to the Extension Date is greater than 2.00:1;

(iv)	if, prior to the Extension Date, the Borrowers have not entered into Hedging Agreements for the purpose of hedging interest rate risk in relation to the Facility during the Extension Period, the ratio of Total Net Rental Income to Finance Costs (without taking into account the effect of any relevant Hedging Agreement) for the one month period as calculated and set out in the Drawdown Report most recently delivered prior to the Extension Date is greater than 2.00:1;

(v)	the ratio of Total Net Rental Income to Finance Costs for each of the 12 consecutive months following the Extension Date (based on calculations and certifications of the Parent made in accordance with paragraph (b) and in form and substance satisfactory to the Facility Agent acting reasonably) is projected to be greater than 2.00:1;

(vi)	the ratio of Total Net Rental Income to the aggregate of:

(A)	Finance Costs; and

(B)	scheduled repayments of Advances (apportioned pro rata on a monthly basis) pursuant to Clause 6.4 (Amortisation following exercise of extension option),

for each of the 12 consecutive months following the Extension Date (based on calculations and certifications of the Parent made in accordance with paragraph (b) and in form and substance satisfactory to the Facility Agent acting reasonably) is projected to be greater than 1.00:1;

(vii)	the Luxco Borrower has, prior to the Extension Date if so requested by the Facility Agent, entered into Hedging Agreements for the purpose of hedging currency risk in relation to the Facility during the Extension Period; and

(viii)	the Parent procures payment to the Facility Agent for the account of the Lenders of a fee equal to 1.00 per cent. of the total Advances outstanding as at the Extension Date.

(b)	The calculations referred to in paragraph (a)(v) shall take into account the effect of any relevant Hedging Agreements entered into on or prior to the Extension Date for the purpose of hedging interest rate risk in relation to the Facility during the Extension Period. If no such

Hedging Agreement is entered into, those calculations shall be made on the assumption that the interest rate applicable under this Agreement in respect of the Interest Period commencing on the Interest Payment Date prior to the Extension Date shall apply throughout the Extension Period.

(c)	The Parent may only serve one notice requesting an extension of the Final Repayment Date under this Agreement.

(d)	Any extension of the Final Repayment Date in accordance with this Clause 6.3 shall be without prejudice to the rights of the Borrowers under Clause 7.6 (Voluntary prepayment).

6.4	Amortisation following exercise of extension option

(a)	If the Final Repayment Date is extended in accordance with Clause 6.3 (Extension option) the Borrowers shall repay €3,000,000 in aggregate of the Advances on every third Interest Payment Date after the Extension Date.

(b)	The amounts required to be repaid referred to in paragraph (a) shall be calculated in respect of each Borrower on a pro rata basis by reference to the amount of Advances outstanding to each Borrower provided that where the requirement to make such payments on a pro rata basis would result in an amount generated by the German Borrower being required to be on-lent to the Luxco Borrower by the German Borrower in order to repay an amount referred to in paragraph (a) (the Transfer Amount):

(i)	the relevant pro rata amount to be repaid in respect of such Luxco Borrower Advance shall be reduced by the amount (if any) (the Reduction Amount) by which the Transfer Amount exceeds the amount which the German Borrower would be permitted to lend at such time to the Luxco Borrower under section 30 of the German Limited Liability Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung); and

(ii)	the relevant pro rata amount to be repaid in respect of the German Borrower Advances (if any) (the German Borrower Pro Rata Amount) shall be increased by an amount equal to the lower of:

(A)	the Reduction Amount; and

(B)	the aggregate German Borrower Advances outstanding at such time less the German Borrower Pro Rata Amount.

6.5	Restrictions

The provisions of Clause 7.11 (Restrictions) apply to any repayment under this Clause 6.

7.	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment from certain New Equity Contributions

(a)	The Parent shall prepay the Advances in an amount equal to the proceeds received by it of any New Equity Contribution once the Original Investors have subscribed for shares in the Parent in full in an aggregate amount equal to the Total Equity Commitment Amount.

(b)	Paragraph (a) shall not apply to any New Equity Contribution in excess of the Total Equity Commitment Amount to the extent only that such New Equity Contribution is made to finance:

(i)	Paid Project Costs incurred in respect of a particular Project that are in excess of Budgeted Costs for that Project; or

(ii)	operating overheads and expenses of an Obligor to the extent that those cannot be financed out of Available Liquid Assets,

and such amounts are applied by the relevant Group Member for such purposes.

(c)	The Majority Lenders may waive the requirements of this Clause 7.1.

7.2	Mandatory prepayment on Change of Control

If a Change of Control occurs:

(a)	each Borrower will immediately prepay all Advances outstanding to it; and

(b)	the undrawn element of the Facility will be cancelled and no Utilisation may be requested.

7.3	Mandatory prepayment from receipts

(a)	The Parent will procure the prepayment of Advances in amounts equal to:

(i)	the Net Proceeds of any disposal permitted pursuant to paragraphs (iv) and (v) of Clause 15.2(a) (Disposals);

(ii)	the proceeds of any claim under any Insurance Policy required to be deposited into a Proceeds Account in accordance with Clause 17.6(i) (Co-insured) in relation to which the Parent has not provided the confirmation referred to in paragraph (c);

(iii)	the proceeds of any compulsory purchase order referred to in Clause 17.5(i) (Compulsory purchase order),

on the Interest Payment Date following receipt.

(b)	The Parent shall promptly notify the Facility Agent of receipt of any proceeds referred to in paragraph (a).

(c)	The Parent may, prior to the Interest Payment Date following receipt of any proceeds referred to in paragraph (a)(ii), confirm to the Facility Agent in writing signed by a duly authorised signatory of the Parent that such proceeds are to be used:

(i)	to reinstate, replace, repair or otherwise invest in assets in respect of which those proceeds were received;

(ii)	to meet a liability (other than to a Group Member) in respect of which those proceeds were received,

in either case within 180 days of receipt. Any such proceeds not immediately applied for such purposes shall be held in the relevant Proceeds Account pending such application and, if such proceeds are not so applied within 180 days of receipt, the Parent shall procure that such proceeds are used to prepay Advances on the Interest Payment Date following the expiry of that period.

7.4	Mandatory prepayment from Excess Cash

The Parent shall procure that an amount equal to 75% of Excess Cash which has accrued during an Accounting Quarter is applied in prepayment of the Advances on the next Interest Payment Date after the end of that Accounting Quarter.

7.5	Mandatory prepayment from Management Fee

If an Event of Default occurs and while it is continuing, the Parent shall procure that any amount that would otherwise have been payable by any Obligor in respect of the Management Fee is applied in prepayment of the Advances.

7.6	Voluntary prepayment

A Borrower may on an Interest Payment Date prepay all or part of an Advance by giving the Facility Agent not less than 15 Business Days notice of the proposed date and amount of the prepayment. Any partial prepayment of an Advance will be in a minimum amount of €5,000,000 and an integral multiple of €1,000,000.

7.7	Automatic Cancellation

The unutilised Commitment of each Lender will be automatically cancelled at the close of business in Paris on the last day of the Availability Period.

7.8	Voluntary cancellation

During the Availability Period and subject to compliance with Clause 9.4 (Cancellation fee) the Luxco Borrower (on behalf of itself and the German Borrower) may, on giving not less than 15 Business Days notice to the Facility Agent, cancel unutilised Commitments in a minimum of €5,000,000 and an integral multiple of €5,000,000.

7.9	Effect of prepayment and cancellation

(a)	If an amount is required to be prepaid under the Facility during the Availability Period, the prepayment shall be effected (in whole or part) by cancelling unutilised Commitments by an amount equal to the amount to be prepaid. If the unutilised Commitments have been or are thereby reduced to zero the amount due to be prepaid (or any remaining part) shall be applied against outstanding Advances.

(b)	No part of the Facility which has been cancelled shall be capable of being utilised or reinstated.

(c)	Each cancellation under this Clause 7 shall reduce each Lender’s Commitment in the Facility pro rata.

(d)	Prepayments made under Clauses 7.1 (Mandatory prepayment from certain New Equity Contributions), 7.4 (Mandatory prepayment from Excess Cash) and 7.5 (Mandatory prepayment from Management Fee) shall be applied to the outstanding Advances of each Borrower pro rata provided, in relation to prepayments to be made under Clause 7.4 (Mandatory prepayment from Excess Cash) that, where the pro rata application of such prepayments would require an amount generated by the German Borrower to be applied to an outstanding Luxco Borrower Advance (the Transfer Amount):

(i)	the relevant pro rata amount to be prepaid in respect of such Luxco Borrower Advance shall be reduced by the amount (if any) (the Reduction Amount) by which the Transfer Amount exceeds the amount which the German Borrower would be permitted to lend at such time to the Luxco Borrower under section 30 of the German Limited Liability Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung); and

(ii)	the relevant pro rata amount to be prepaid in respect of the German Borrower Advances (if any) (the German Borrower Pro Rata Amount) shall be increased by an amount equal to the lower of:

(A)	the Reduction Amount; and

(B)	the aggregate German Borrower Advances outstanding at such time less the German Borrower Pro Rata Amount.

(e)	Prepayments made under Clause 7.3 (Mandatory prepayment from receipts) in respect of proceeds received:

(i)	by the German Borrower shall be applied to outstanding German Borrower Advances only; and

(ii)	by any Obligor (other than the German Borrower) shall be applied to outstanding Luxco Borrower Advances only.

7.10	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 10.2 (Tax gross-up);

(ii)	any Lender claims indemnification from an Obligor under Clause 10.3 (Tax indemnity) or Clause 11.2 (Increased costs); or

(iii)	any Lender notifies the Facility Agent of its Additional Cost Rate under paragraph 3 of Schedule 5 (Mandatory Cost Formula),

the Luxco Borrower (on behalf of itself and the German Borrower) may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Advances.

(b)	On receipt of a notice referred to in paragraph (a), the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Luxco Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Luxco Borrower in that notice), each Borrower shall repay that Lender’s participation in the Advances made to it.

7.11	Restrictions

(a)	The Borrowers may not cancel all or any part of the Facility except as expressly provided in this Agreement.

(b)	No prepayment of an Advance may be made except at the times and in the manner expressly provided by this Agreement.

(c)	Any repayment or prepayment shall be accompanied by accrued interest on the amount repaid or prepaid and Break Costs (if any).

(d)	Any repayment or prepayment of all or part of an Advance shall be made in the currency of that Advance.

(e)	No amount repaid or prepaid may be redrawn.

(f)	Any notice of prepayment or cancellation under this Agreement shall be irrevocable.

8.	INTEREST

8.1	Interest Periods

Interest shall be calculated and payable on each Advance by reference to Interest Periods. Subject to the other provisions of this Agreement each Interest Period shall start on an Interest Payment Date and end of the next following Interest Payment Date except that the first interest period for each Advance shall have an Interest Period starting on its Utilisation Date.

8.2	Interest rate

The rate of interest applicable to an Advance for each Interest Period is the percentage rate per annum determined by the Facility Agent to be the sum of:

(a)	the Margin; and

(b)	EURIBOR for that Advance for that Interest Period; and

(c)	the Mandatory Cost.

8.3	Notification of Interest Periods and rates

The Facility Agent shall promptly notify the Luxco Borrower (on behalf of itself and the German Borrower) and the Lenders of the duration of each Interest Period and the rate of interest applicable to that Interest Period.

8.4	Payment of interest

Each Borrower shall pay accrued interest on each Advance made to it on the last day of the relevant Interest Period.

8.5	Default interest

If an Obligor fails to pay any sum (including any sum payable under this Clause 8.5) under any Senior Finance Document on its due date (an unpaid sum), that Obligor will pay default interest on the unpaid sum from its due date to the date of actual payment (before and after judgment) at a rate determined by the Facility Agent to be one per cent. per annum above:

(a)	for an unpaid sum which is principal falling due before expiry of the relevant Interest Period, the rate applicable to that principal immediately before the date it so fell due (but only for the period from that due date to the end of the relevant Interest Period); or

(b)	for any other sum (including principal after an applicable Interest Period has expired), the rate which would be payable if the unpaid sum was an Advance made for a period equal to the period of non-payment divided into successive Interest Periods of durations selected by the Facility Agent.

Default interest shall be compounded to principal at the end of each period by reference to which its rate is calculated but shall remain immediately due and payable.

8.6	Margin adjustment

(a)	Subject to the terms of this Clause 8.6, the Margin in relation to each Advance shall be the rate specified for the Facility in Clause 1.1 (Definitions).

(b)	Subject to paragraphs (c) to (f), if the ratio of Total Net Rental Income to Finance Costs for:

(i)	each of the previous three consecutive months as set out in the relevant Drawdown Reports was greater than 1.75:1; and

(ii)	each of the next three consecutive months is projected by the Parent (based on calculations and certifications of the Parent in form and substance satisfactory to the Facility Agent acting reasonably) to be greater than 1.75:1, the Margin shall be 1.50 per cent. per annum.

(c)	The Margin specified in paragraph (b) shall not apply before the Facility Agent receives the Drawdown Reports, calculations and certifications referred to in that paragraph.

(d)	Subject to paragraph (c) the Margin specified in paragraph (b) shall apply with effect from the next Interest Payment Date following the date of delivery of the most recent Drawdown Report referred to in paragraph (b)(i).

(e)	If at any time the ratio of Total Net Rental Income to Finance Costs for either:

(i)	each of the previous three consecutive months; or

(ii)	any three out of each of the previous six consecutive months,

as set out in the relevant Drawdown Reports was equal to or less than 1.75:1, the Margin shall, with effect from the next Interest Payment Date following the date of delivery of the most recent relevant Drawdown Report, revert to the ratio specified in Clause 1.1 (Definitions) unless and until the conditions specified in paragraph (b) are satisfied.

(f)	If an Event of Default occurs and while it is continuing the Margin shall immediately revert to the rate specified in Clause 1.1 (Definitions) until no Event of Default is continuing, in which case the Margin shall then be determined in accordance with paragraph (b).

8.7	Adjustment inaccuracy

If any verification or investigations carried out under Clause 15.5(k) (Investigations) demonstrate that the Margin:

(a)	should have been varied in accordance with Clause 8.6 (Margin adjustment) when it has not been; or

(b)	should not have been varied in accordance with Clause 8.6 (Margin adjustment) when it has been,

in either case by reason of an inaccuracy in the relevant information previously provided, each Borrower shall immediately pay any unpaid amounts which would have been payable by it if the Margin had been calculated by reference to the circumstances demonstrated by such verification or investigation.

8.8	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Senior Finance Party, pay to that Senior Finance Party its Break Costs attributable to all or any part of an Advance or overdue amount being paid by that Borrower on a day other than the last day of an Interest Period for that Advance or overdue amount.

(b)	Each Senior Finance Party shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

9.	FEES

9.1	Commitment fee

The Parent will procure that there is paid to the Facility Agent for the account of the Lenders under the Facility a commitment fee accruing from the date of this Agreement which will:

(a)	be payable quarterly in arrear and on the date when the Commitments under the Facility are permanently reduced to zero; and

(b)	be computed on the daily unutilised, uncancelled amount of the total Commitments under the Facility at a rate of 0.75 per cent. per annum.

9.2	Arrangement fee

The Parent will procure that there is paid to the Facility Agent for the account of the Arranger the arrangement fees as specified in the Arrangement Fees Letter.

9.3	Agency fees

The Parent will procure that there is paid to the Agents for their own account the agency fees at the times and otherwise in accordance with the terms of the Revised Agency Fees Letter.

9.4	Cancellation fee

If any unutilised Commitments are cancelled pursuant to Clause 7.7 (Voluntary cancellation) on or prior to the date falling 12 months after the date of this Agreement, the Parent will procure that there is paid to the Facility Agent on the date of such cancellation for the account of the Lenders a fee equal to 1.00 per cent. of the Commitments so cancelled.

10.	TAXES

10.1	Definitions

(a)	In this Agreement:

Obligor State means a jurisdictions in which an Obligor is or is deemed to be resident for tax purposes.

Protected Party means a Senior Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of tax in relation to a sum received or receivable (or any sum deemed for the purposes of tax to be received or receivable) under a Senior Finance Document.

Qualifying Lender means a Lender which is (on the date a payment falls due) entitled under law or a double taxation agreement or any published practice or published concession of any relevant taxing authority to receive that payment without a Tax Deduction (subject to the completion of any necessary procedural formalities).

Tax Credit means a credit against, relief or remission for, or repayment of any tax.

Tax Deduction means a deduction or withholding for or on account of tax from a payment under a Senior Finance Document.

Tax Payment means an increased payment made by an Obligor to a Senior Finance Party under Clause 10.2 (Tax gross-up) or a payment under Clause 10.3 (Tax indemnity).

Treaty Lender means a Lender which is (on the date a payment falls due) entitled to receive that payment under a double taxation agreement (subject to the completion of any necessary procedural formalities) without a Tax Deduction.

(b)	Unless a contrary indication appears, in this Clause 10 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

10.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Parent and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on an Advance, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Senior Finance Party entitled to the payment evidence reasonably satisfactory to that Senior Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

10.3	Tax indemnity

(a)	The Parent shall (within three Business Days of demand by the Facility Agent) procure payment to a Protected Party of an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of tax by that Protected Party in respect of a Senior Finance Document.

(b)	Paragraph (a) shall not apply:

(i)	with respect to any tax assessed on a Senior Finance Party:

(A)	under the law of the jurisdiction in which that Senior Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Senior Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Senior Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Senior Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 10.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 10.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 10.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Parent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 10.3, notify the Facility Agent.

10.4	Tax credit

If an Obligor makes a Tax Payment and the relevant Senior Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Senior Finance Party has obtained, utilised and retained that Tax Credit,

the Senior Finance Party shall pay an amount to the Obligor which that Senior Finance Party determines will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been made by the Obligor and the circumstances giving rise to such Tax Payment had not arisen.

10.5	Stamp taxes

The Obligors shall pay and, within three Business Days of demand, indemnify each Senior Finance Party against any cost, loss or liability that Senior Finance Party incurs in relation to all stamp duty, registration and other similar taxes payable in connection with the entry into, performance or enforcement of any Senior Finance Document.

10.6	Value added tax

(a)	All consideration expressed to be payable under a Senior Finance Document by any party to a Senior Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Senior Finance Party to any party in connection with a Senior Finance Document, that party shall pay to the Senior Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Senior Finance Document requires any party to reimburse a Senior Finance Party for any costs or expenses, that party shall also at the same time pay and indemnify the Senior Finance Party against all VAT incurred by the Senior Finance Party in respect of the costs or expenses to the extent that the Senior Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT or where any such cost or expense constitutes a disbursement incurred by the Senior Finance Party as agent on behalf of the party, such party shall pay to the Senior Finance Party the VAT actually charged thereon.

10.7	Tax affairs

No provision of this Agreement shall oblige any Senior Finance Party to disclose to any Obligor or any other person any information regarding its tax affairs or tax computations or interfere with the right of any Senior Finance Party to arrange its tax affairs in whatsoever manner it thinks fit and, in particular, no Senior Finance Party shall be under any obligation to claim relief from its corporate profits or similar tax liability in credits or deductions available to it (and, if it does claim, the extent, order and manner in which it does so shall be at its absolute discretion).

11.	FUNDING ISSUES

11.1	Illegality

If at any time it is or will become unlawful for any Senior Finance Party to allow all or part of its Commitments to remain outstanding and/or to make, fund or allow to remain outstanding all or part of its share of any Advance and/or to carry out all or any of its other obligations under this Agreement, that Senior Finance Party shall notify the Facility Agent and the Parent. Upon that notification:

(a)	that Senior Finance Party’s Commitments shall be cancelled; and

(b)	the Borrowers shall prepay that Senior Finance Party’s portion of each Advance immediately or on such later date as that Senior Finance Party certifies is necessary to comply with the relevant law together with interest and any other sum accrued to that Senior Finance Party under this Agreement.

11.2	Increased costs

(a)	If, as a result of the introduction of or any change in, or in the interpretation or application or administration of, any law or regulation (whether or not having the force of law but, if not having the force of law, compliance with which is customary by banks in the relevant jurisdiction) of any agency of any state including any law or regulation relating to taxation, reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or other forms of banking, fiscal, monetary, or regulatory controls:

(i)	the cost to a Senior Finance Party of maintaining all or any part of its Commitments and/or of making, maintaining or funding all or any part of its share of any Advance or overdue sum is increased; and/or

(ii)	any sum received or receivable by a Senior Finance Party under the Senior Finance Documents or the effective return to it under the Senior Finance Documents is reduced; and/or

(iii)	a Senior Finance Party makes any payment or forgoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under the Senior Finance Documents, the Obligors shall indemnify that Senior Finance Party against that increased cost, reduction, payment or forgone interest or other return and, accordingly, shall on demand (whenever made) pay to or to the Facility Agent for the account of that Senior Finance Party the amount reasonably certified by it to be necessary so to indemnify it.

(b)	Paragraph (a) does not apply to any increased cost, reduction, payment or forgone interest or other return to the extent:

(i)	compensated for by payment of the Mandatory Cost;

(ii)	attributable to a change in the tax on the overall net income of that Senior Finance Party or compensated for under Clause 10 (Taxes) or which would have been so compensated but for the operation of Clause 10 (Taxes); or

(iii)	resulting from a failure by that Senior Finance Party to comply with any request from or requirement of any central bank or other fiscal, monetary or other authority (whether or not having the force of law).

(c)	To the extent that any affiliate of any Senior Finance Party suffers a cost which would have been recoverable by that Senior Finance Party under this Clause had that cost been imposed on it, that Senior Finance Party shall be entitled to recover that amount.

(d)	A Senior Finance Party intending to make a claim under this Clause will (on behalf of itself or, where relevant, on behalf of its affiliate) promptly notify the Facility Agent of the event by reason of which it or its affiliate is entitled to do so, whereupon the Facility Agent will promptly make demand on the Obligors in accordance with this Clause.

(e)	Nothing in this Clause will require any Senior Finance Party or any affiliate to disclose any information which it regards as confidential or commercially sensitive.

11.3	Mitigation

If circumstances arise which result or would result in any amount becoming payable or cancelled under any of Clause 10 (Taxes), Clause 11.1 (Illegality) or Clause 11.2 (Increased costs) then, without in any way limiting the obligations of the Obligors under those Clauses, the affected Senior Finance Party shall, promptly upon becoming aware of those circumstances, notify the Facility Agent and endeavour, in consultation with the Facility Agent and the relevant Obligor, to take such reasonable steps as it determines may be open to it to mitigate the effects of such circumstances, unless and to the extent to do so might, in the opinion of that Senior Finance Party (acting reasonably), be prejudicial to it.

11.4	Market disruption

If in relation to an Interest Period:

(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and not all of the Reference Bank supplies a quotation in accordance with the definition of EURIBOR; or

(b)	the Facility Agent determines that adequate and fair means do not exist for determining or ascertaining EURIBOR,

the interest payable on the Advance(s) to which that Interest Period relates shall be a percentage rate per annum determined by the Facility Agent (in consultation with the Lenders) to reflect the cost to each Lender of funding its participation in the Advance(s) from whatever sources it may select plus the Margin and the Mandatory Cost.

12.	PAYMENTS

12.1	Payments to the Facility Agent

A party (other than the Facility Agent) required to make a payment under a Senior Finance Document shall make it available to the Facility Agent (unless a contrary indication appears in a Senior Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

12.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Senior Finance Documents for another person shall, subject to Clause 12.4 (Refunding of payments), be made available by the Facility Agent as soon as practicable after receipt to that person (in the case of a Lender, for the account of its Facility Office).

12.3	Place

Where a Senior Finance Document specifies that a payment is to be made to an account that payment shall be made to the account at an office or bank in the principal financial centre of a Participating Member State or London notified to the payer by not less than five Business Days notice.

12.4	Refunding of payments

The Facility Agent may but shall not be obliged to make available to any person any amount which it is expecting to receive for the account of that person before it has been able to establish that it has received that amount. If and to the extent that the Facility Agent does so but it proves to be the case that the Facility Agent has not actually received that amount:

(a)	the person to whom the Facility Agent made that amount (or the proceeds of any related exchange contract) available shall on request refund it to the Facility Agent; and

(b)	the person by whom that amount should have been made available or, if that person fails to do so the person to whom that amount should have been made available, shall on request pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of paying out that sum before receiving it.

12.5	Non-Business Days

(a)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	Any payment which is due to be made on a date that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(c)	During any extension of the due date for payment of any principal amount under this Agreement interest is payable on that principal amount at the rate payable on the original due date.

12.6	Currency of account

Unless a Senior Finance Document expressly provides otherwise:

(a)	a repayment or prepayment of any principal amount;

(b)	interest;

(c)	amounts in respect of costs, expenses, losses, liabilities or Taxes; and

(d)	amounts not referred to in paragraphs (a) to (c),

are payable in Euro. Each Obligor waives any right it may have in any jurisdiction to pay any amount under any Senior Finance Document in a currency or unit differing from that in which it is expressed to be payable.

12.7	Change in currency

(a)	Unless prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any relevant country as the lawful currency of that country, then:

(i)	any reference in the Senior Finance Documents to, and any obligations arising under the Senior Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit designated by the Facility Agent after consultation with the Lenders; and

(ii)	any translation from one of that country’s currencies or currency units to another shall be at the official rate of exchange recognised by that central bank for the conversion of such currencies or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of any country occurs, this Agreement will be amended to the extent the Facility Agent, in good faith, determines to be necessary to reflect the change in currency or any financial market practices relating to dealing in the new currency and to put the Lenders in the same position, so far as is possible, that they would have been in if no change in currency had occurred.

13.	GUARANTEE AND INDEMNITY

In this Clause the Intercompany Loan Security Assignment means the Security Document referred to in paragraph (a) (Asset Security) of Schedule 8.

13.1	Guarantee and indemnity

Each Guarantor (jointly and severally) irrevocably and unconditionally:

(a)	guarantees to each Senior Finance Party punctual performance by each Obligor of all that Obligor’s obligations under the Senior Finance Documents;

(b)	undertakes with each Senior Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Senior Finance Document that Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)	indemnifies each Senior Finance Party immediately on demand against all losses, damages, costs and expenses incurred by such Senior Finance Party arising as a result of any obligation of any Obligor under the Senior Finance Documents being or becoming unenforceable, invalid or illegal.

13.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Senior Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

13.3	Reinstatement

If any discharge or arrangement is made (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) in whole or in part on the faith of any payment, security or other disposition which (in any case) is avoided or reduced or must be restored on insolvency, liquidation or otherwise is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the discharge or arrangement had not occurred; and

(b)	each Senior Finance Party shall be entitled to recover the value or amount of that payment, security or other disposition, as if the payment, discharge, avoidance, reduction or restoration had not occurred.

13.4	Waiver of defences

The obligations of each Guarantor under this Clause 13 will not be affected by an act, omission, matter or thing (whether or not known to it or any Senior Finance Party) which, but for this provision, would reduce, release, prejudice or provide a defence to any of those obligations including:

(a)	any time, waiver, release or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Member;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Senior Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation or any person under any Senior Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

13.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Senior Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 13. This waiver applies irrespective or any law or any provision of a Senior Finance Document to the contrary.

13.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Senior Finance Documents have been irrevocably paid in full, each Senior Finance Party (or any trustee or agent on its behalf) may (without prejudice to the limitations set out in Clauses 13.9 (German guarantee limitation) to 13.14 (Dutch guarantee limitation):

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Senior Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 13.

13.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Senior Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance (or a claim for performance) by it of its obligations under the Senior Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Senior Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) or any rights of the Senior Finance Parties under the Senior Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Senior Finance Documents by any Senior Finance Party.

13.8	Hedging Lenders

Each Hedging Lender may rely on this Clause 13 but may not make demand on any Guarantor under this Clause 13 unless permitted to do so by the Intercreditor Deed.

13.9	German guarantee limitation

(a)	The right to enforce any guarantee, indemnity or security granted by a Guarantor incorporated in Germany as a GmbH or a GmbH & Co KG pursuant to the Senior Finance Documents, if and to the extent that such guarantee, indemnity or security secures any of the obligations of an affiliated company (verbundenes Unternehmen) of such Guarantor within the meaning of Sec. 15 of the German Stock Corporation Act (Aktiengesetz) (other than the subsidiaries of such Guarantor) shall at all times, in aggregate, be limited to the net assets of such Guarantor (or, in the case of a GmbH & Co. KG, its general partner), being the total assets of such Guarantor (or, in the case of a GmbH & Co. KG, its general partner) (the calculation of which shall take into account the captions reflected in Sec. 266 (2) A, B and C of the German Commercial Code (Handelsgesetzbuch)) less the sum of:

(i)	the liabilities of such Guarantor (or, in the case of a GmbH & Co. KG, its general partner) (the calculation of which shall take into account the captions reflected in Sec. 266 (3) B, C and D of the German Commercial Code); and

(ii)	the registered share capital (Stammkapital) of such Guarantor (or, in the case of a GmbH & Co. KG, its general partner),

from time to time, provided that for the purposes of calculating the net assets, loans and other contractual liabilities incurred in violation of the provisions of the Senior Finance Documents to which the German Guarantor is a party shall be disregarded.

(b)	Furthermore, if and to the extent legally permitted and commercially justifiable in respect of the business of such Guarantor, it shall, in a situation where:

(i)	it does not have sufficient assets to maintain its capital; and

(ii)	a Senior Finance Party would (but for paragraph (a)) be entitled to enforce its claims,

realise any and all of its assets that are shown in the balance sheet with a book value (Buchwert) which is significantly lower than the market value of the assets, provided such asset is not necessary for the business of such Guarantor (betriebsnotwendig).

(c)	For the avoidance of doubt and as already set out under paragraph (a), none of the above restrictions shall apply to the extent a guarantee, indemnity or security secures the own obligations of such Guarantor.

13.10	Swedish guarantee limitation

Notwithstanding anything to the contrary:

(a)	the guarantee and indemnity owed by a Guarantor incorporated in Sweden pursuant to this Clause 13 (Guarantee and indemnity);

(b)	the obligations secured by the Security Interests granted by such Guarantor pursuant to the Senior Finance Documents;

(c)	any other obligations and liabilities assumed by such Guarantor under any Senior Finance Documents; and

(d)	any payment obligation of such Guarantor to the Security Agent and the other beneficiaries of the Intercompany Loan Security Assignment, in respect of any loans made to such Guarantor pursuant to the Downstream Intercompany Loan Agreement and assigned pursuant to the Intercompany Loan Security Assignment, shall, in aggregate, be limited if (and only if) required by an application of the provisions of the Swedish Companies Act (Sw. aktiebolagslagen (1975:1385)) regulating prohibited loans and guarantees and distribution of assets taking into account also any other security granted and/or guarantee given by such Guarantor subject to the corresponding limitation and it is understood that the obligations of such Guarantor for such obligations and liabilities under the Senior Finance Documents shall apply only to the extent permitted by the above-mentioned provisions as applied together with other applicable provisions of the Companies Act, and the guarantee created under this Clause and such other obligations and liabilities and secured obligations shall be limited in accordance herewith.

13.11	Danish guarantee limitation

Notwithstanding anything to the contrary:

(a)	the obligations and liabilities of any Guarantor incorporated in Denmark under this Clause 13 (Guarantee and indemnity);

(b)	the obligations secured by the Security Interests granted by such Guarantor pursuant to the Senior Finance Documents;

(c)	any other obligations and liabilities assumed by such Guarantor under any Senior Finance Documents; and

(d)	any payment obligation of such Guarantor to the Security Agent and the other beneficiaries of the Intercompany Loan Security Assignment, in respect of any loans made to such Guarantor pursuant to the Downstream Intercompany Loan Agreement and assigned pursuant to the Intercompany Loan Security Assignment, shall, in aggregate, be limited to a maximum amount equivalent to the higher of:

(i)	the equity of such Guarantor at the date of this Agreement calculated in accordance with applicable GAAP; and

(ii)	the equity of such Guarantor from time to time calculated in accordance with applicable GAAP;

(iii)	the total Relevant Mortgage Amount relating to the Properties pledged by such Guarantor; and

(iv)	the amounts borrowed by the Luxco Borrower under this Agreement and on-lent to or put at the disposal of such Guarantor.

13.12	French guarantee limitation

In respect of each Guarantor incorporated in France,

(a)	the obligations and liabilities of such Guarantor under Clause 13 (Guarantee and indemnity);

(b)	any other obligations and liabilities assumed by such Guarantor under any Senior Finance Documents; and

(c)	any payment obligation of such Guarantor to the Security Agent and the other beneficiaries of the Intercompany Loan Security Assignment, in respect of any loans made to such Guarantor pursuant to the Downstream Intercompany Loan Agreement and assigned pursuant to the Intercompany Loan Security Assignment, will be limited to the amount determined by the Facility Agent at any time to be the euro equivalent of the greater of:

(i)	the aggregate of all intercompany loans made to such Guarantor up to the date of such determination to the extent only that any such loan is funded directly or indirectly out of the proceeds of any Advance; and

(ii)	90 percent of the Net Assets of such Guarantor calculated on the basis of its last audited financial statements available at the date of such determination,

where Net Assets means the shareholders equity (including the share capital, share premium, net income or loss of a period, legal and statutory reserves, other reserves, profits and losses carried forward, investment subsidies and regulated provisions) (capitaux propres) in the relevant Guarantor.

13.13	Luxembourg guarantee limitation

(a)	Notwithstanding anything to the contrary,

(i)	the obligations and liabilities of each Guarantor incorporated in Luxembourg under this Clause 13 (Guarantee and indemnity);

(ii)	the obligations secured by the Security Interests granted by such Guarantor pursuant to the Senior Finance Documents; and

(iii)	any other obligations and liabilities assumed by such Guarantor pursuant to any Senior Finance Document which relates to the pro rata share of the German Borrower in the Advances under the Facility, shall at no time, in aggregate, exceed an amount equal to the maximum financial capacity of such Guarantor, such maximum financial capacity being limited to 90 per cent. of the Net Assets of such Guarantor, where Net Assets means the shareholder’s equity (including the share capital, share premium, legal and statutory reserves, other reserves, profits or losses carried forward, investment subsidies and regulated provisions) (capitaux propres) of such

Guarantor as shown in the latest financial statements (Comptes Annuels) available at the date of the relevant payment hereunder and approved by the shareholders of such Guarantor and certified by the statutory auditors.

(b)	None of the above restrictions shall apply to the extent that:

(i)	the guarantee or the Security Interest secures the own obligations of such Guarantor; and

(ii)	to the extent that the obligations or liabilities assumed by such Guarantor under any Senior Finance Document relate to the pro rata share of such Guarantor in the Advances outstanding under the Facility.

13.14	Dutch guarantee limitation

In respect of each Guarantor incorporated in the Netherlands:

(a)	the obligations and liabilities of such Guarantor under Clause 13 (Guarantee and indemnity);

(b)	the obligations secured by the Security Interests granted by such Guarantor and any other obligations and liabilities assumed by such Guarantor under any Senior Finance Documents; and

(c)	any payment obligation of such Guarantor to the Security Agent and the other beneficiaries of the Intercompany Loan Security Assignment, in respect of any loans made to such Guarantor pursuant to the Downstream Intercompany Loan Agreement and assigned pursuant to the Intercompany Loan Security Assignment, will in aggregate be limited to the amount determined by the Facility Agent at any time to be the Euro Equivalent of the greater of:

(i)	100 per cent. of the aggregate Relevant Mortgage Amount relating to the Properties mortgaged by such Guarantor; and

(ii)	100 per cent. of the open market value of the assets of such Guarantor.

14.	REPRESENTATIONS AND WARRANTIES

14.1	Representations and warranties

Each Obligor represents and warrants to each Senior Finance Party as follows:

(a)	Status: Each Group Member is duly incorporated and validly existing with limited liability under the laws of the place of its incorporation (or, in the case of a person identified as a partnership in the Structure Document, is duly formed and existing under the laws of its place of formation) and has the power to own its assets and carry on its business as it is now being conducted.

(b)	Power and authority: It has power to enter into, deliver, and exercise its rights and perform and comply with its obligations under, each Transaction Document to which it is party and to carry out the transactions contemplated by that Transaction Document and has taken all necessary action to authorise so doing.

(c)	Effectiveness: Its obligations under each Transaction Document to which it is party are valid, legally binding and, subject to the reservations, enforceable in accordance with their terms and each Security Document to which it is party constitutes, subject to the reservations and save as provided in Clause 14.1(d) (Authorisations), valid security ranking in accordance with its terms. Each Transaction Document is in the overall best corporate interest of each Obligor that is a party to it.

(d)	Authorisations: All authorisations required:

(i)	for its entry into, exercise of its rights and performance and compliance with its obligations under, each Transaction Document to which it is party;

(ii)	to make each Transaction Document to which it is party admissible in evidence in the courts of the jurisdiction to which it has submitted in that Transaction Document; and

(iii)	for it to carry on its business as it is being conducted,

have been obtained or made and are in full force and effect save for any registration, filing or notification in relation to the security constituted by the Security Documents which will be made promptly after execution of the relevant documents and in any event within applicable time limits.

(e)	Non-conflict: The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is party do not and will not:

(i)	contravene any law, regulation, judgment or order to which any Group Member is subject;

(ii)	contravene its constitutive documents;

(iii)	breach or constitute a default or termination event under any agreement or the terms of any authorisation which is binding upon any Group Member or any Group Member’s assets; or

(iv)	oblige any Group Member to create any security or result in the creation of any security over any Group Member’s assets other a Security Interest permitted by the terms of paragraph (i) of Clause 15.2(b) (Negative pledge).

(f)	Insolvency: None of the circumstances described in Clause 18.1(h) (Insolvency) applies to any Group Member and no corporate action, legal proceeding or other procedure or step described in Clause 18.1(i) (Insolvency proceedings) or action described in Clause 18.1(j) (Creditors’ process) has been taken or, so far as it is aware, threatened in relation to a Group Member.

(g)	No default:

(i)	No Default has occurred which is continuing or would result from the making of any Advance.

(ii)	No event or circumstance is outstanding which constitutes or which, with the giving of notice or the lapse of time or making of any determination or fulfilment of any condition could reasonably be expected to constitute, a default or termination event under:

(A)	any Management Agreement;

(B)	the Joint Venture Agreement; or

(C)	any other agreement to which any Group Member is party,

except, on repetition of this representation, for any such default or termination event which could reasonably be expected not to have a Material Adverse Effect.

(h)	Financial statements:

The financial statements and accounts most recently delivered under Clause 15.5 (Information and accounting undertakings):

(i)	(if audited) give a true and fair view of or (if not audited) fairly present the consolidated financial position of the Group or, as applicable, the relevant Obligor as at the date to which they were prepared and the results of operations for the Financial Year or, as applicable, quarter then ended; and

(ii)	were prepared in accordance with Applicable GAAP consistently applied.

(i)	Original Financial Statements:

(i)	The Original Financial Statements:

(A)	give a true and fair view of the financial position of each Obligor as at the date to which they were prepared and the results of operations for the period then ended;

(B)	were prepared in accordance with Applicable GAAP consistently applied; and

(C)	do not include or consolidate the results of any company or business which is not part of the Group on the date of this Agreement.

(ii)	There has been no material adverse change in the business, assets, liabilities, prospects or financial condition of each Obligor since the date of the Original Financial Statements.

(j)	Information Package:

(i)	All factual information contained in the Information Package was true and accurate in all material respects as at its stated date.

(ii)	The projections and forecasts contained in the Information Package have been prepared on the basis of recent historical information, are fair and based upon assumptions which are reasonable.

(iii)	The expressions of opinion or intention in the Information Package were arrived at after careful consideration and were based on fair and reasonable grounds.

(iv)	The Information Package does not omit to disclose or take into account on the date it was issued any matter whose omission makes the Information Package misleading in any material respect.

(v)	All other factual information supplied by or on behalf of any Group Member to the Administrative Parties in connection with the Senior Finance Documents and the transactions contemplated by them was, to the best of that Group Member’s information and belief after making all due and careful enquiry, true, complete and accurate in all material respects at the time it was supplied.

(vi)	No Group Member is, to the best of that Group Member’s information and belief after making all due and careful enquiry, aware of anything which has occurred or come to light since the date of the Information Package which, if disclosed, would make the Information Package untrue, inaccurate or misleading in any material respect, would make any of the projections or forecasts contained therein unfair or would make unreasonable any of the assumptions upon which they are based or would make any other information referred to in paragraph (v) untrue, inaccurate or misleading in any material respect.

(k)	Report:

(i)	All factual information supplied by or on behalf of any Group Member and contained or referred to in the Report was, to the best of that Group Member’s information and belief after making all due and careful enquiry, true, complete and accurate in all material respects at the time supplied and, so far as the Parent is aware, to the best of its information and belief after making all due and careful enquiry, all expressions of opinion or intention, forecasts and projections so supplied which are contained or referred to in the Report were arrived at after careful consideration and were based on fair and reasonable grounds.

(ii)	The Report does not omit to disclose or take into account any matter known to any Group Member, to the best of that Group Member’s information and belief after making all due and careful enquiry, whose omission makes the Report misleading in any material respect.

(iii)	No Group Member is, to the best of that Group Member’s information and belief after making all due and careful enquiry, aware of anything which has occurred or come to light since the date of the Report which renders any factual information contained in the Report inaccurate or misleading in any material respect or which makes any of the opinions, projections, forecasts and assumptions contained in the Report other than fair and reasonable in all material respects.

(l)	Documents:

(i)	The Structure Document accurately records the structure of the Group as at the date of this Agreement and includes details of any shareholdings in any Group Member held by any person who is not a Group Member as well as details of all companies, joint ventures, partnerships or other entities in which any Group Member has an interest or participation.

(ii)	The Investor Documents as delivered to the Facility Agent under this Agreement contain all the material terms of the arrangements between Group Members and the Original Investors.

(iii)	Each document delivered to an Agent by or on behalf of any Obligor (including any document referred to in Part A or Part B of Schedule 3) was genuine and, in the case of copy documents, were at the date of delivery true, complete and accurate copies of original documents which had not been amended and were in full force and effect.

(m)	Title to assets:

(i)	No Security Interest (or agreement to create a Security Interest) exists on or over any Group Member’s assets which is not permitted by the terms of this Agreement.

(ii)	In relation to any Property situated in England and Wales, save as disclosed in any Certificate on Title accepted by the Facility Agent with respect to a Property:

(A)	an Obligor incorporated in England and Wales is the legal and beneficial owner of such Property free from any Security Interest or agreement to create a Security Interest (except the Security Interests created by or pursuant to, or permitted by the Senior Finance Documents);

(B)	such Obligor has good and marketable title to each such Property free from all Security Interests or agreements to create Security Interests, restrictions and onerous covenants (except the Security Interests created by or pursuant to, or permitted by the Senior Finance Documents); and

(C)	all deeds and documents necessary to show good and marketable title to such Obligor’s interests in such Properties the subject of a Real Estate Security Document are in the possession of, or held at, an appropriate Land Registry or by the relevant Obligor’s solicitors to the order of the Facility Agent in accordance with an undertaking in the agreed form from the relevant Obligor’s solicitors.

(iii)	In relation to any Property situated in France:

(A)	an Obligor incorporated in France has absolute (incommutable) title to such Property and is the sole legal owner of it;

(B)	there is a thirty-year, uninterrupted and absolute abstract of title to the Property;

(C)	the Property is not encumbered by any undertaking to grant a mortgage or by any preference agreement or sale undertaking or other similar right granted by the relevant Obligor in favour of a third party, whether published or not;

(D)	no right to the proceeds of sale, Rental Income or profits from the Property has been granted to any third party and (save for government and local authority pre-emption rights) no third party is entitled to dispose of, or encumber, the Property or any rights relating to it;

(E)	no mortgage, lender’s lien, vendor’s lien or other preferential right or charge or servitude either reduces or affects the Obligor’s right freely to dispose of, mortgage or use the Property;

(F)	the Property is free from any action for revocation, rescission, termination, retrocession or recovery and is not the subject of any preliminary expropriation or requisition steps; and

(G)	the relevant Obligor has not received any compulsory purchase order in relation to the Property.

(iv)	In relation to any Property situated in the Netherlands:

(A)	each such Property is owned fully and exclusively by an Obligor incorporated in the Netherlands free of (i) any limited rights (beperkte rechten), other than any Security Interest created by or pursuant to any Real Estate Security Document relating to that Property; (ii) attachments (beslagen); and (iii) save as specified in any Real Estate Security Document relating to that Property and permitted by this Agreement, any easements (erfdienstbaarheden), qualitative covenants (kwalitatieve verplichtingen), perpetual clauses (kettingbedingen), rights of superficies (opstalrechten) (whether or not based on Belemmeringenwet Privaatrecht) or other rights of or for the benefit of any other person or property; and

(B)	the information recorded in the relevant Land Registry (kadaster) with respect to any such Property which is the subject of a Security Interest created by a Real Estate Security Document executed pursuant to this Agreement is accurate and complete.

(v)	In relation to a Property situated in Germany, an Obligor incorporated in such jurisdiction is the sole legal and beneficial owner of such Property provided that the German Borrower is not and will not be the legal owner of the Initial Properties or the Second Stage Properties which, in each case, are located in Germany, until completion of the relevant acquisition and until the transfer under the relevant acquisition agreement referred to in paragraph (vi) of this Clause 14.1(m) is registered in the land register of the relevant Property. After such registration the German Borrower is and (save as otherwise permitted by the terms of this Agreement) will be the sole legal and beneficial owner of the relevant Property.

(vi)	The German Borrower has entered into sale and purchase agreements with:

(A)	Shurgard Deutschland MG WNS GmbH in respect of the acquisition of the Moenchengladbach Waldnielerstrasse Initial Property;

(B)	Shurgard Deutschland MG KS GmbH in respect of the acquisition of the Moenchengladbach Krefelderstrasse Initial Property;

(C)	ThyssenKrupp AG in respect of the acquisition of the Essen Second Stage Property,

which are valid, legally binding and, subject to the reservations, enforceable in accordance with their terms and have been entered into on arm’s length terms.

(vii)	In relation to a Property situated in any other jurisdiction, an Obligor incorporated in such jurisdiction is the sole legal and beneficial owner of such Property.

(viii)	No Group Member has any estate, right or interest in any freehold, leasehold or other real property other than:

(A)	the Initial Properties;

(B)	the Second Stage Properties; and

(C)	any Approved New Property acquired after the date of this Agreement in accordance with the terms of this Agreement.

(n)	Litigation: To the best of its information and belief after making all due and careful enquiry, no litigation, arbitration, administrative, regulatory or similar proceeding is current, has been notified to it or is threatened:

(i)	to restrain its entry into, the exercise of its rights under and performance of its obligations under, or the enforcement by it of, any of the Transaction Documents to which it is a party or the carrying out of the transactions contemplated by the Transaction Documents; or

(ii)	against a Group Member which has, or could reasonably be expected to have, by itself or together with any other such proceeding, a Material Adverse Effect.

(o)	Intellectual Property:

(i)	The Intellectual Property required to conduct their business:

(A)	is beneficially owned by or licensed to Group Members free from any licences to third parties which are materially prejudicial to the use of that Intellectual Property and will not be adversely affected by the transactions contemplated by the Transaction Documents; and

(B)	is not subject to any materially adverse circumstances relating to its validity, subsistence or use.

(ii)	So far as each Group Member is aware, to the best of that Group Member’s information and belief, after making all due and careful enquiry, its business does not infringe any intellectual property rights of any third party in a manner or to an extent which could reasonably be expected to have a Material Adverse Effect.

(p)	Environment:

(i)	Each Group Member is in compliance with all Environmental Laws and all Environmental Authorisations necessary in connection with the ownership and operation of its business are in full force and effect where failure to do so would have a Material Adverse Effect.

(ii)	There are no circumstances which could reasonably be expected to prevent or interfere with any Group Member being in compliance with any Environmental Law or obtaining or being in compliance with any Environmental Authorisations in the future where failure to so comply would have or could reasonably be expected to have a Material Adverse Effect.

(iii)	No material unbudgeted investment is necessary to obtain or renew any Environmental Authorisation or comply with any Environmental Law where failure to so obtain, renew or comply would have or could reasonably be expected to have a Material Adverse Effect.

(iv)	There are no circumstances which might be likely to result in any person (including a regulatory authority) taking any legal proceedings or other action against any Group Member (and no such proceedings or other action is pending or threatened) under any Environmental Laws including remedial action or the revocation, suspension, variation or non-renewal of any Environmental Authorisation where any such proceedings, if determined against the relevant Group Member has, or would be likely to have a Material Adverse Effect.

(v)	Except as disclosed in any Certificate of Title, no Dangerous Substance has been used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted at, on, from or under any site or premises (whether or not owned, leased, occupied or controlled by a Group Member and including any off-site waste management or disposal location utilised by a Group Member) where such circumstances would have a Material Adverse Effect.

(q)	Pensions:

(i)	The pension schemes in respect of which it is principal employer are sufficiently funded in accordance with reasonable actuarial assumptions and no Group Member has any liability in respect of any other pension scheme and there are no circumstances which may give rise to such a liability.

(ii)	Each Group Member is in compliance with all applicable laws and contracts relating to the pension schemes (if any) operated by it or in which it participates.

(r)	No Liabilities: It and each of its Subsidiaries:

(i)	has not traded or carried on any business whatsoever other than entering into contracts to purchase or develop any Initial Property and any Second Stage Property owned by it and (in the case of the German Borrower) a contract for the purchase of property at Dusseldorf Erkratherstrasse entered into on arm’s length terms with Aldi Grundstückgesellschaft mbH & Co. KG;

(ii)	has not acquired or agreed to acquire any assets other than in the course of entering into the contracts referred to in paragraph (i);

(iii)	has no liabilities to any person except:

(A)	any liabilities set out in the Original Financial Statements;

(B)	under the Transaction Documents and in respect of Transaction Costs;

(C)	in respect of the Financial Indebtedness referred to in paragraph (iv) of Clause 15.2(d) (Financial Indebtedness); and

(D)	any liabilities incurred in the ordinary course of business of the relevant Group Member or pursuant to any Project Documents to which it is a party provided that such liabilities could reasonably be expected not to have a Material Adverse Effect;

(iv)	has not provided any powers of attorney to any person that are outstanding on the date of this Agreement other than powers of attorney given to employees or directors of Shurgard Europe and its Subsidiaries in the ordinary course of business of the relevant Group Member;

(v)	does not own and has never owned (in each case save for any acquisition of shares made pursuant to the Acquisition Documents) the whole or any part of the issued share capital of any other person and does not have and has never had the benefit of any option or agreement to acquire all or any part of the share or loan capital of any other person;

(vi)	has never given financial assistance in connection with the purchase of shares in it or in any person that is or was at the relevant time its holding company contrary to the provisions of any law or process relating to financial assistance in its jurisdiction of incorporation;

(vii)	is not under any legal liability or obligation to pay and has not given or made any ex gratia arrangement or promise to pay pensions, gratuities, superannuation allowances or the like to any of its past or present employees or their dependents and there are no retirement benefit, pension or death benefit or similar funds, schemes or arrangements in relation to or binding on it;

(viii)	has no employees and has had no employees since the date of its incorporation and does not have any outstanding liability owing to it by any person who is or has been an officer or employee of it other than employees employed pursuant to the Joint Employer Agreement or the Split Payroll Agreements; and

(ix)	has not, through act or default, committed or given rise to:

(A)	any criminal or unlawful acts or circumstances in connection with its concerns or affairs;

(B)	any breach of trust in connection with its concerns or affairs; or

(C)	any breach of contract or statutory duty or any tortious act which could lead to a claim against it for damages, compensation or restitution or to an injunction,

which in each case might reasonably be likely to have a Material Adverse Effect.

(s)	Certificate on Title: To the best of the information, knowledge and belief of each Group Member incorporated in England after making all due enquiry, all factual information provided by, or on behalf of, it to the solicitors preparing each Certificate on Title on its Properties situated in England and Wales is, in each case, complete and accurate in all material respects as at the date it was compiled or supplied and it has not knowingly withheld (after making all due and careful enquiry) any information the omission of which would render any such Certificate on Title misleading in any material respect.

(t)	Group structure:

(i)	Each Obligor (other than the Parent and the German Borrower) is a wholly-owned Subsidiary of the Parent.

(ii)	The Parent directly owns 94.8 per cent. of the registered share capital of the German Borrower.

(iii)	Shurgard Europe owns:

(A)	at least 20% of the issued share capital of the Parent; and

(B)	5.2 per cent. of the registered share capital of the German Borrower.

(u)	Pari passu ranking: Its payment obligations under the Senior Finance Documents rank at least pari passu with all its other unsecured payment obligations except for obligations mandatorily preferred by generally applicable law.

(v)	Tax residence: It is resident for tax purposes in its jurisdiction of incorporation.

(w)	Drawdown Reports: As at the date of its delivery:

(i)	all factual information and calculations contained in the most recently delivered Drawdown Report is true and correct in all material respects and the internal control procedures and accounting policies approved by the Facility Agent have been applied in its preparation;

(ii)	the projections and forecasts contained in the most recently delivered Drawdown Report have been arrived at after careful consideration and are based on fair and reasonable grounds; and

(iii)	the most recently delivered Drawdown Report does not omit to disclose or take into account any matter whose omission makes that Drawdown Report misleading in any material respect.

(x)	Real Estate Packages: As at the date of its delivery:

(i)	all factual information contained in the most recently delivered Real Estate Package is true and correct in all material respects and the internal control procedures and accounting policies approved by the Facility Agent have been applied in its preparation;

(ii)	the projections and forecasts contained in the most recently delivered Real Estate Package have been arrived at after careful consideration and are based on fair and reasonable grounds; and

(iii)	the most recently delivered Real Estate Package does not omit to disclose or take into account any matter whose omission makes that Real Estate Package misleading in any material respect.

(y)	Head Lease: There are no existing unremedied breaches of the lessee’s covenants in any Head Lease which have resulted in forfeiture of that Head Lease.

(z)	Shares:

(i)	The shares of any Group Member that are subject to or expressed to be subject to any Security Interest created or expressed to be created pursuant to any Security Document have been validly issued, are fully paid and constitute the whole of the issued share capital of the relevant Group Member and the constitutive documents of any such Group Member do not restrict or inhibit any transfer of such shares to the Security Agent on enforcement of any such Security Interest or, where relevant, on creation of such Security Interest (except, with respect to the shares in any Obligor incorporated in the Netherlands, as provided in the constitutive documents of such Obligor).

(ii)	None of the shares of any Group Member that are subject to or expressed to be subject to any Security Interest created or expressed to be created pursuant to any Security Document are subject to:

(A)	any option to purchase or similar rights (except, with respect to the shares in any Obligor incorporated in the Netherlands, as provided in the constitutive documents of such Obligor);

(B)	any Security Interest which is not permitted by Clause 15.2(b) (Negative pledge); and

(C)	any claims, rights or competing interests of any third party other than, in relation to the shares of the Parent, any such claim, right or interest of the Original Investors arising pursuant to the Joint Venture Agreement.

14.2	Time for making representations and warranties

The representations and warranties in Clause 14.1 (Representations and warranties) shall be made on the date of this Agreement and deemed repeated on the date of each Utilisation Request, each Utilisation Date and on the last day of each Interest Period by reference to the facts and circumstances existing on such date except that the representations and warranties set out in:

(a)	Clause 14.1(i) (Original Financial Statements), 14.1(j) (Information Package), 14.1(k) (Report), 14.1(l) (Documents), 14.1(n) (Litigation), 14.1(t) (Group structure) 14.1(u) (Pari passu ranking) and 14.1(v) (Tax residence) shall only be deemed repeated on the date of the first Utilisation Request and on the Utilisation Date of the first Advance;

(b)	Clause 14.1(h) (Financial statements) shall be deemed made on each date on which the Obligor concerned delivers financial statements and accounts under Clause 15.5 (Information and accounting undertakings);

(c)	Clause 14.1(w) (Drawdown Reports) shall be deemed made on the date on which the Drawdown Report concerned is delivered pursuant to this Agreement;

(d)	Clause 14.1(x) (Real Estate Packages) shall be deemed made on the date on which the Real Estate Package concerned is delivered pursuant to this Agreement;

(e)	Clauses 14.1(a) (Status) to 14.1(f) (Insolvency) (inclusive) shall be deemed repeated also on each date when a Senior Finance Document is entered into;

(f)	Paragraph (iii) of Clause 14.1(l) (Documents) shall be deemed repeated on each date on which a document referred to in Part A or Part B of Schedule 3 is delivered to an Agent, on the date of the next Utilisation Request following such delivery and the Utilisation Date of the next Advance following such delivery;

(g)	Clause 14.1(r) (No liabilities) shall be deemed repeated on the date of the first Utilisation Request and the Utilisation Date of the first Advance and shall be deemed made by any entity that becomes an additional Guarantor pursuant to Clause 21.9 (Additional Guarantors) on the date of the Accession Document relating to that entity in respect of itself and its Subsidiaries on that date; and

(h)	Clause 14.1(s) (Certificate on Title) shall be deemed made on the date on which the Certificate on Title concerned is delivered pursuant to this Agreement.

15.	GENERAL UNDERTAKINGS

15.1	General undertakings

(a)	Authorisations: Each Group Member will apply for, obtain, promptly renew, maintain in full force and effect and comply with the terms of all authorisations as may be required under any law or regulation to enable it to:

(i)	enter into, exercise its rights, and perform and comply with its obligations under the Transaction Documents to which it is party;

(ii)	ensure those Transaction Documents are admissible in evidence in the courts of the jurisdiction to which it has submitted in those Transaction Documents;

(iii)	ensure that its obligations under those Transaction Documents are valid, legally binding and, subject to the reservations, enforceable; and

(iv)	ensure each Security Document to which it is party constitutes valid security ranking in accordance with its terms.

(b)	Compliance: Each Group Member will:

(i)	do all things necessary to maintain its corporate existence;

(ii)	ensure it has the right to conduct its business and obtain and maintain in full force and effect all material authorisations necessary for the conduct of its business; and

(iii)	comply in all material respects with all laws and regulations binding upon it and procure that all its officers and employees so comply.

(c)	Pari passu ranking: Each Obligor will ensure that its payment obligations under the Senior Finance Documents rank at all times at least pari passu with all its other present and future unsecured payment obligations except for obligations mandatorily preferred by generally applicable law.

(d)	Taxes: Each Obligor will:

(i)	maintain its tax residence solely in the place of its incorporation; and

(ii)	pay within any applicable time limit all taxes imposed upon it or any of its assets, income or profits or any transactions undertaken or entered into by it unless and to the extent payment is being contested in good faith and adequate reserves are being maintained for the unpaid taxes.

(e)	Pension schemes: Each Group Member will, if requested by the Facility Agent, deliver to the Facility Agent (i) at such time as those reports are prepared to comply with then current statutory or auditing requirement and (ii) if the Facility Agent reasonably requests, actuarial reports in relation to the pension schemes for the time being operated by Group Members, and will ensure that all such pension schemes are fully funded to the extent required by law based on reasonable actuarial assumptions applicable in the jurisdiction in which the relevant pension scheme is maintained.

(f)	Intellectual Property: Each Group Member will:

(i)	observe and comply with all obligations, laws and regulations applicable to it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Intellectual Property which it requires to conduct its business or any part of it where failure to do so would have or could be reasonably expected to have a Material Adverse Effect;

(ii)	do what is necessary to maintain, register, protect and safeguard the Intellectual Property required to conduct its business or any part of it where failure to do so would have or could be reasonably expected to have a Material Adverse Effect and not discontinue the use of any of that Intellectual Property nor allow it to be put at risk by becoming generic or by being identified as disreputable if in each case to do so would have or could be reasonably expected to have a Material Adverse Effect; and

(iii)	not grant any licence to any person to use the Intellectual Property required to conduct its business or any part of it if to do so would have or could be reasonably expected to have a Material Adverse Effect.

(g)	Book and other debts: Each Group Member will get in and realise its book and other debts and monetary claims (including all Rental Income) in the ordinary and usual course of its business.

(h)	Further assurance: Each Obligor will do all such acts and execute or procure the execution of all such documents as the Facility Agent (acting reasonably) may specify to ensure that the Senior Finance Parties obtain or maintain (and to enable the exercise of) all the rights, powers and remedies (including in relation to Security Interests) intended to be effected by the Senior Finance Documents.

(i)	Maintenance of business: Each Group Member will only conduct the business of acquiring, owning, developing and operating the Properties and related activities in any manner which is in all material respects consistent with the Senior Finance Documents.

(j)	Funds flow and intercompany loans:

(i)	The Parent will, in accordance with the terms of the Senior Finance Documents, apply Available Liquid Assets standing to the credit of the Equity Drawdown Account required by the Borrowers or any Asset Company or Intermediate Company to meet payment obligations under the Senior Finance Documents, Project Costs and other operating costs and expenses incurred or to be incurred by such Obligor by way of:

(A)	subscription for shares in such Obligor and, where relevant, will procure that such Intermediate Company shall use such proceeds to subscribe for shares in the relevant Asset Company;

(B)	cash advances made in accordance with paragraph (viii) of Clause 15.2(d) (Financial Indebtedness); or

(C)	cash advances to the Luxco Borrower made in accordance with paragraph (x) of Clause 15.2(d) (Financial Indebtedness) to permit the repayment of interest by the Luxco Borrower under the Shurgard Europe Short Term Working Capital Facility Agreement in accordance with Clause 15.3(d) (Related party payments).

(ii)	The Luxco Borrower will, in accordance with the terms of the Senior Finance Documents, apply Available Liquid Assets required by any Asset Company or Intermediate Company to meet Project Costs and other operating costs and expenses incurred or to be incurred by such Asset Company or Intermediate Company by way of intercompany loan lent directly to the relevant Asset Company or Intermediate Company (and where relevant, that Intermediate Company shall on-lend such Available Liquid Assets to the relevant Asset Company) pursuant to the Downstream Intercompany Loan Agreement and provided that the Luxco Borrower may not on-lend any amount representing the proceeds of any Luxco Borrower Advance to the German Borrower.

(iii)	Each Asset Company and each Intermediate Company will, in accordance with the terms of the Senior Finance Documents and to the extent permitted by applicable law, apply Available Liquid Assets required by the Luxco Borrower or any other Asset Company or Intermediate Company to meet payment obligations under the Senior Finance Documents, Project Costs and other operating costs and expenses incurred or to be incurred by such Obligor by way of intercompany loan to the Luxco Borrower pursuant to the Upstream Intercompany Loan Agreement and, where such Available Liquid Assets are required by another Asset Company or Intermediate Company, such Available Liquid Assets will be on-lent in accordance with paragraph (ii).

(iv)	No intercompany loan made pursuant to an Intercompany Loan Agreement may be repaid until after the date on which all amounts outstanding under or in connection with the Senior Finance Documents have been paid or discharged in full.

(v)	No intercompany loan referred to in this Clause may be set off against any other liability except to the extent mandatorily required by law or in accordance with the terms of the Downstream Intercompany Loan Agreement.

(vi)	Interest will accrue on each intercompany loan referred to in this paragraph in accordance with the terms of the relevant Intercompany Loan Agreement and will be payable in cash on each Interest Payment Date.

15.2	Restrictions

(a)	Disposals: No Group Member will (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) dispose of all or any part of its assets other than by disposals:

(i)	of assets in the ordinary course of trading (excluding, for the avoidance of doubt:

(A)	any Project or Property;

(B)	book and other debts and monetary claims (including all Rental Income);

(C)	rights under any Project Document or any Transaction Document;

(D)	rights in respect of any Control Account; and

(E)	the shares in any Group Member);

(ii)	of cash and Cash Equivalents for consideration received or otherwise as permitted by the Senior Finance Documents;

(iii)	of plant and equipment which is obsolete or redundant so long as no Default has occurred which is continuing at the relevant time;

(iv)	involving the sale of a Property on arm’s length terms and provided that:

(A)	the relevant Group Member demonstrates that such disposal will generate Net Proceeds in an amount at least equal to the Specified Minimum Release Amount for the Property being disposed of; and

(B)	the Majority Lenders consent to the disposal subject to such conditions as they may in their absolute discretion impose (it being acknowledged that such conditions may include a requirement that Net Proceeds in excess of the Specified Minimum Release Amount for the relevant Property be received by the relevant Group Member);

(v)	made pursuant to Clause 18.2 (Project specific Events of Default);

(vi)	to which the Majority Lenders have given prior consent; and

(vii)	the disposal of any Property (or any part of any Property) which is not the subject of any Security Interest under a Real Estate Security Document.

(b)	Negative pledge: No Group Member will create or permit to subsist any Security Interest on any of its assets other than:

(i)	Security Interests arising under the Security Documents;

(ii)	liens arising solely by operation of law in the ordinary course of its trading activities and not as a result of any default or omission by any Group Member;

(iii)	rights of set-off or customary reservation of title arrangements arising in the ordinary course of trading activities between any Group Member and its suppliers or customers;

(iv)	rights of set-off or combination relating to the Control Accounts or any banker’s lien which is discharged within 30 days;

(v)	cash collateral provided by any Group Member in support of a letter of credit or other assurance against financial loss given to a Trade Contractor or Project Contractor under any Trade Contract or Building Contract or to a seller under a purchase contract for the purchase of real estate in an aggregate amount not exceeding:

(A)	€7,000,000 in respect of all Properties and Projects located in France; and

(B)	€7,000,000 in total in respect of all other Properties and Projects; and

(vi)	Security Interests to which the Majority Lenders have given prior consent to the extent securing only the amount in relation to which such consent has been provided.

(c)	Transactions similar to security: No Group Member will:

(i)	dispose of any asset on terms whereby such asset is or may be leased to or re-acquired or acquired by any Group Member in circumstances where the transaction is entered into as a method of raising Financial Indebtedness or financing the acquisition of an asset;

(ii)	factor, securitise or discount any of its books and other debts and monetary claims (including all Rental Income) or enter into any agreement for such factoring, securitisation or discounting; or

(iii)	acquire any asset on retention of title terms.

(d)	Financial Indebtedness: No Group Member will incur or permit to subsist any Financial Indebtedness other than Financial Indebtedness arising:

(i)	under or resulting from the Senior Finance Documents;

(ii)	under the Intercompany Loan Agreements;

(iii)	in respect of the purchase price payable under the Acquisition Documents in an amount not exceeding the net asset value of the relevant Group Member and provided that such Financial Indebtedness is discharged on or prior to the date falling 2 Business Days after the date of this Agreement;

(iv)	(in respect of the Luxco Borrower) in an amount not exceeding €5,000,000 together with any interest (at a rate not exceeding 10 per cent. per annum) accrued thereon in respect of Direct Development Costs pre-funded by Shurgard Europe and provided that such Financial Indebtedness is discharged on or prior to the Utilisation Date of the first Advance;

(v)	(in respect of the Luxco Borrower) in respect of:

(A)	the Mezzanine Bonds; and

(B)	the fee referred to in paragraph (b) of the definition of Mezzanine Bond Fees,

and any accrued interest in relation thereto as set out in the Subscription Agreement provided that such Financial Indebtedness is subordinated to amounts owing under the Senior Finance Documents;

(vi)	as normal trade credit in respect of a Trade Contract or Building Contract or under a purchase contract for the purchase of real estate which is secured by a letter of credit or other assurance against financial loss in an aggregate amount not exceeding:

(A)	€7,000,000 in respect of all Properties and Projects located in France; and

(B)	€7,000,000 in total in respect of all other Properties and Projects;

(vii)	pursuant to any Property owned by an Obligor pursuant to a Lease where either:

(A)	the term of such Lease, taking into account any option of such Obligor to extend its term, is at least 50 years; or

(B)	the relevant lessor is obliged to pay to the relevant Obligor the cost of replacement of such Lease on its termination or expiry,

such that, in either case, the interest of the relevant Obligor in such Property pursuant to such Lease constitutes Financial Indebtedness under Applicable GAAP;

(viii)	in respect of cash advances made by the Parent to the Asset Companies and the Intermediate Companies in respect of Direct Development Costs provided that:

(A)	the aggregate amount of cash advances made to such Obligors pursuant to this paragraph shall not exceed €7,000,000 at any time;

(B)	such Financial Indebtedness is discharged on or prior to 1 March 2004; and

(C)	no cash advance may be made to an Asset Company or an Intermediate Company in respect of Direct Development Costs relating to a Project unless an amount equal to 35 per cent of the Budgeted Costs in respect of such Project has been used by the Parent or the relevant Intermediate Company to subscribe for shares in the relevant Asset Company or Intermediate Company (as appropriate) in accordance with paragraph (i)(A) of Clause 15.1(j) (Funds flow and intercompany loans);

(ix)	(in respect of the Luxco Borrower) under the Shurgard Europe Short Term Working Capital Facility Agreement provided that:

(A)	the aggregate amount of cash advances made to the Luxco Borrower shall not exceed €4,000,000 at any time;

(B)	such Financial Indebtedness is on-lent in accordance with Clause 15.1(j) (Funds flow and intercompany loans) to be used by the relevant Asset Companies and Intermediate Companies to pay Project Costs provided that no cash advance may be made to an Asset Company or an Intermediate Company in respect of Project Costs relating to a Project unless an amount equal to 35 per cent of the Budgeted Costs in respect of such Project has been used by the Parent or the relevant Intermediate Company to subscribe for shares in the relevant Asset Company or Intermediate Company (as appropriate) in accordance with paragraph (i) (A) of Clause 15.1 (j) (Funds flow and intercompany loans);

(C)	such Financial Indebtedness is discharged on or prior to 30 June 2004; and

(D)	such Financial Indebtedness is subordinated to amounts owing under the Senior Finance Documents;

(x)	in respect of cash advances made by the Parent to the Luxco Borrower to permit the repayment of interest by the Luxco Borrower under the Shurgard Europe Short Term Working Capital Facility Agreement in accordance with paragraph 15.3(d) (Related party payments).

(xi)	pursuant to the requirements of paragraph (e) of Clause 16.3 (Proceeds Accounts); and

(xii)	permitted by Clauses 15.2(e) (Loans) and 15.2(f) (Treasury transactions).

(e)	Loans: No Group Member will be the creditor in respect of any Financial Indebtedness other than:

(i)	trade credit on normal commercial terms in the ordinary course of its trading activities;

(ii)	loans made by Group Members that are party to the Intercreditor Deed as intra-group lenders pursuant to the Intercompany Loan Agreements and in accordance with Clause 15.1(j) (Funds flow and intercompany loans);

(iii)	cash advances made by the Parent in accordance with paragraph (i)(B) of Clause 15.1(j) (Funds flow and intercompany loans) and paragraph (viii) of Clause (d) (Financial Indebtedness);

(iv)	cash advances made by the Parent to the Luxco Borrower to permit the repayment of interest by the Luxco Borrower under the Shurgard Europe Short Term Working Capital Facility Agreement in accordance with Clause 15.3(d) (Related party payments);

(v)	loans made by an Asset Company to an Intermediate Company by way of deferral of rental payments under a Building Lease; and

(vi)	loans arising pursuant to the Sweep Agreements.

(f)	Treasury transactions: No Group Member will enter into or permit to subsist any interest rate or currency swap, cap, ceiling, collar, future, floor or option or any commodity contract or option or any similar hedging or treasury transaction other than:

(i)	the Hedging Agreements required to be entered into in accordance with Clause 15.3(g) (Hedging); and

(ii)	any hedging arrangements entered into between the Luxco Borrower and an Asset Company (other than the German Borrower) or an Intermediate Company provided that such arrangements are on the same terms as those entered into by the Luxco Borrower pursuant to Clause 15.3(g) (Hedging).

(g)	Amalgamations: No Group Member will amalgamate, merge or consolidate with or into any other person or be the subject of any reconstruction except with the prior consent of the Majority Lenders.

(h)	Arm’s length transactions: No Group Member will enter into any arrangement or transaction which is not on arm’s length terms.

(i)	Joint ventures: No Group Member will enter into or permit to subsist any joint venture, partnership or similar arrangement with any person, except with the prior consent of the Majority Lenders.

(j)	Acquisitions: No Group Member will:

(i)	acquire, subscribe for or invest in any business, shares or securities without the prior consent of the Majority Lenders, other than:

(A)	resulting from an issue of shares permitted by Clause 15.3(a) (Share issuance); and

(B)	Cash Equivalents for treasury management purposes;

(ii)	acquire any freehold, leasehold or other real property other than in accordance with Clause 17.2 (Approved New Projects); or

(iii)	constitute any person as its Subsidiary other than, in the case of the Parent, in accordance with Clause 21.9 (Additional Guarantors) and provided that the Facility Agent is satisfied that such person will become an additional Guarantor in accordance with that Clause immediately upon becoming a Group Member.

(k)	Employees:

(i)	No Group Member may employ any employees (whether on a full time, a part time or any other basis) other than pursuant to the Joint Employer Agreement and the Split Payroll Agreements.

(ii)	Not more than 40 employees in total may be employed pursuant to paragraph (i).

15.3	Financing structure

(a)	Share issuance: No Group Member will issue any shares other than an issue of shares:

(i)	by an Obligor to another Obligor which, prior to such issue, is the direct holding company of that Obligor;

(ii)	by the Parent in connection with a New Equity Contribution; or

(iii)	by the Luxco Borrower to Shurgard USA in accordance with the terms of the Subscription Agreement and provided that such shares are pledged in favour of the

Security Agent within 15 Business Days of their date of issue pursuant to a Security Document in form and substance satisfactory to the Facility Agent (and provided that the Facility Agent has received a satisfactory legal opinion in relation to such Security Document).

(b)	Share redemption: No Group Member will directly or indirectly redeem, purchase, retire or otherwise acquire for consideration any shares issued by it or set apart any sum for any such purpose or otherwise reduce its capital without the prior written consent of the Majority Lenders.

(c)	Payment of distributions:

(i)	Subject to paragraph (ii) no Group Member will declare or pay, directly or indirectly, any dividends or make any other distribution or pay any interest or other amounts, whether in cash or otherwise, on or in respect of any class of its share capital or set apart any sum for any such purpose.

(ii)	Paragraph (i) shall not apply to the payment of a dividend or the making of a distribution by a Group Member (each a Permitted Distribution) provided that:

(A)	no Default has occurred and is continuing or would occur as a result of making the proposed Permitted Distribution;

(B)	the ratio of Total Net Rental Income to Finance Costs for each of the previous three consecutive months as set out in the relevant Drawdown Reports was greater than 2.00:1; and

(C)	the ratio of Total Net Rental Income of Finance Costs for each of the next three consecutive months is projected by the Parent (based on calculations and certifications of the Parent in form and substance satisfactory to the Facility Agent acting reasonably) to be greater than 2.00:1.

(d)	Related party payments:

(i)	No Group Member will make, directly or indirectly, any payment, loan or disposal of an asset to an Investor or any affiliate of an Investor (other than an Obligor) other than in respect of:

(A)	a payment of the Management Fee provided that (i) such amounts are due and payable in accordance with the terms of the Management Agreements; (ii) there are no amounts due and payable under the Senior Finance Documents which have not been paid at the time of such payment; and (iii) no payment default in respect of scheduled amounts falling due on the next three Interest Payment Dates following such payment would result from the making of such payment;

(B)	a discharge of Financial Indebtedness permitted by paragraph (iii) or (iv) of Clause 15.2(d) (Financial Indebtedness);

(C)	an indemnity relating to the obligations of Shurgard Deutschland GmbH arising in connection with the termination of a domination and profit and loss sharing agreement entered into between Shurgard Deutschland GmbH and the German Borrower;

(D)	the upfront fees as set out in the Joint Venture Agreement;

(E)	a payment due under the terms of the Joint Employer Agreement or the Split Payroll Agreements;

(F)	(in the case of the Luxco Borrower) interest and principal pursuant to the Shurgard Europe Short Term Working Capital Facility Agreement provided that such amounts are due and payable in accordance with the terms of the Shurgard Europe Short Term Working Capital Facility Agreement and no Default is continuing at the time of such payment or would result from it and provided further that (w) no amount attributable to any Advance may be used to pay such interest, (x) the interest rate applicable to such agreement shall not exceed applicable EURIBOR + 2.25%, (y) the aggregate amount of interest, commitment commission or other periodic fee paid by the Luxco Borrower in respect of that agreement may not exceed €100,000 and (z) amounts of principal payable under such agreement shall be paid solely with the proceeds of Advances;

(G)	operating overheads and expenses of the Obligors payable to Shurgard Europe or its affiliates in accordance with the Joint Venture Agreement; and

(H)	(in the case of the Luxco Borrower) the Mezzanine Bond Fees and interest in respect of the Mezzanine Bonds and the fee referred to in paragraph (b) of the definition of Mezzanine Bond Fees provided that such amounts are due and payable in accordance with the terms of the Subscription Agreement and no Default is continuing at the time of such payment or would result from it.

(ii)	No Group Member will make, directly or indirectly, any payment to any of its shareholders who are not Group Members by way of loan or management, royalty or other fee unless in respect of services actually provided on bona fide arm’s length commercial terms.

(e)	Variation of documents:

(i)	No Obligor will terminate any Transaction Document without the prior written consent of the Majority Lenders.

(ii)	The Obligors may amend or waive the terms of the Transaction Documents (other than the Senior Finance Documents) provided that:

(A)	amendments or waivers that have the effect of:

(A)	reducing the Total Equity Commitment Amount of any Original Investor; or

(B)	increasing any amount payable by a Group Member in respect of the Management Fee or altering the circumstances in which the Management Fee is due and/or payable;

(B)	amendments or waivers that relate to the property selection guidelines and criteria set out in the Joint Venture Agreement and the Management Agreements;

(C)	amendments or waivers that have the effect of increasing the combined rate of interest, commitment commission or other periodic fee payable (whether in cash or in kind) by the borrower under the Shurgard Europe Short Term Working Capital Facility Agreement above applicable EURIBOR + 2.25%, or of altering the identity of that borrower;

(D)	amendments or waivers that relate to the exit procedure under the Joint Venture Agreement; and

(E)	any other amendments or waivers which might reasonably be expected to have a Material Adverse Effect,

may not be made or given without the prior written consent of the Majority Lenders.

(iii)	Amendments to the Senior Finance Documents shall be made in accordance with Clause 25 (Amendments and waivers).

(f)	Cashflow restrictions: No Group Member will be party to any agreement by which any Group Member is prohibited from making any payment of dividends, distributions of income or other amounts other than the Transaction Documents.

(g)	Hedging:

(i)	Each Borrower will prior to the Effective Date enter into one or more Hedging Agreements which, taken together, hedge or fix for the period ending on the date falling 60 months after the date of this Agreement the rate of interest payable on the full amount of the total Commitments and such other amounts relating to the Senior Finance Documents as the Facility Agent may specify.

(ii)	The Luxco Borrower will prior to the Effective Date enter into currency hedging arrangements satisfactory to the Facility Agent (acting reasonably) in respect of the Mezzanine Bonds for the purpose of hedging or fixing for the period ending on the scheduled redemption date of the Mezzanine Bonds the buy and/or sell rates of exchange between euros and US dollars for the delivery of a total amount of at least €15,000,000 plus the amount of any hedging premium or cost incurred in connection with such hedging or fixing, subject to any reduction in the commitment of Shurgard USA under and in accordance with the terms of the Subscription Agreement.

(iii)	The Luxco Borrower will, prior to the issue of each Utilisation Request by it in respect of a Luxco Borrower Advance, enter into one or more Hedging Agreements for the purpose of hedging or fixing for the period ending on the date falling 60 months after the date of this Agreement the buy and/or sell rates of exchange between the currency of the jurisdiction in which a Project is being or is to be carried out and Euro in respect of that part of the Budgeted Costs for that Project that are to be financed through the making of the Luxco Borrower Advance to which that Utilisation Request relates.

(iv)	Any Hedging Agreements entered or to be entered into pursuant to this Clause 15.3(g) shall be with such financial institution as the Facility Agent may authorise as a counterparty and on terms and pursuant to documentation in form and substance satisfactory to the Facility Agent.

15.4	Financial covenants

(a)	Loan to Value Ratio: The Parent will ensure that at all times the Loan to Value Ratio does not exceed 65 per cent.

(b)	Attributable Debt: The Parent will ensure that at all times the aggregate Attributable Debt in respect of:

(i)	each Project that has achieved Project Completion does not exceed 65 per cent. of the Euro Equivalent of the lower of:

(A)	the value of each Property on which such Project is situated as set out in the most recent Valuation of that Project;

(B)	all Paid Project Costs incurred by each Group Member in relation to such Project; and

(C)	Budgeted Costs in relation to such Project; and

(ii)	each Project that has not achieved Project Completion does not exceed 65 per cent. of the Euro Equivalent of the lower of:

(A)	all Paid Project Costs incurred by each Group Member in relation to such Project; and

(B)	Budgeted Costs in relation to such Project.

(c)	Finance Costs cover: The Parent shall ensure that Total Net Rental Income for each calendar month falling after the date of this Agreement specified below is greater than the multiple of Finance Costs for that month specified opposite that date below:

Number of months after the date of this Agreement	Multiple
33-38	1.00
39-59	1.75
60-Final Repayment Date	2.00

(d)	Relevant Projects positive Net Rental Income: The Parent shall ensure that the aggregate Net Rental Income for each month in respect of all Projects that have, in that month, been Relevant Projects for not less than 10 and not more than 12 months is greater than zero.

(e)	Relevant Projects Finance Costs cover: The Parent shall ensure that the aggregate Net Rental Income for each month in respect of each category of Relevant Project set out below is greater than the multiple of aggregate Finance Costs in respect of Attributable Debt relating to each such category of Relevant Project specified opposite that category below:

Number of months after becoming a Relevant Project	Multiple
16-19	1.00
20-22	1.25
23-26	1.75

(f)	Relevant Projects: A Project is a Relevant Project for the purposes of paragraphs (d) and (e) with effect from the earlier of:

(i)	the date falling two months after the end of the month during which that Project becomes an Opened Project; and

(ii)	the date falling 12 months after the date on which construction starts in relation to that Project.

15.5	Information and accounting undertakings

(a)	Drawdown Report:

(i)	The Luxco Borrower shall deliver a Drawdown Report to the Facility Agent each month in accordance with the terms of this Agreement.

(ii)	In any month where the Luxco Borrower does not issue a Utilisation Request pursuant to Clause 5.1 (Delivery of Utilisation Requests) it shall deliver a Drawdown Report to the Facility Agent (in sufficient copies for each of the Lenders if originals, rather than a fax copy, are delivered) not earlier than 15 Business Days and not later than 12.00 noon ten Business Days before the Interest Payment Date for that month.

(iii)	Each Drawdown Report delivered pursuant to this Agreement shall be signed on behalf of the Luxco Borrower by two managers or by an authorised signatory of the Luxco Borrower.

(b)	Financial statements and Operating Budget: The Parent will deliver to the Facility Agent for distribution to the Lenders sufficient copies for all Lenders of the following:

(i)	as soon as available and in any event within 120 days of the end of each Financial Year, the audited consolidated financial statements of the Parent and the audited unconsolidated financial statements of each Obligor (including the Parent) for that Financial Year;

(ii)	as soon as available and in any event within 30 days of the end of each Accounting Quarter, the unaudited quarterly consolidated management accounts of the Parent and the unaudited quarterly unconsolidated management accounts of each Obligor (including the Parent) for that Accounting Quarter;

(iii)	upon delivery of financial statements and accounts under paragraphs (i) and (ii), a comparison of actual performance of the Group with the projected performance set out in the Updated Business Plan or the most recently delivered Operating Budget (as appropriate) in a format approved by the Facility Agent (acting reasonably); and

(iv)	before the beginning of each Financial Year, the Operating Budget for such Financial Year,

those statements, accounts and budgets:

(A)	in the case of audited annual financial statements, to include a profit and loss account, balance sheet, cashflow statement (together, in each case, with the notes relating thereto) and directors’ and auditors’ report thereon and to be duly signed by the management or board of directors of the relevant Obligor;

(B)	in the case of quarterly management accounts, to include a profit and loss account, balance sheet and cashflow statement and to be in a form as approved by the Facility Agent (acting reasonably); and

(C)	in the case of the Operating Budget, to be approved by the Parent’s board of directors and to be in a format and with a level of information satisfactory to the Facility Agent (acting reasonably) and in any event to include a projected balance sheet, projected cashflow statement, projected profit and loss account and details of projected capital expenditure (broken down monthly and quarterly), and, in each case, to have been approved and certified by a director of the Parent.

(c)	Changes to Applicable GAAP:

(i)	The Parent shall, on behalf of the relevant Obligor, notify the Facility Agent if there has been a change in Applicable GAAP since the date of the most recent financial statements or accounts delivered by an Obligor under Clause 15.5(b) (Financial statements and Operating Budget).

(ii)	The relevant Obligor shall, in consultation with its auditors, deliver to the Facility Agent, together with the next quarterly management accounts and the next audited financial statements to be delivered by it under that Clause, a description of any change required for those financial statements to reflect the Applicable GAAP upon which the most recent quarterly management accounts or audited financial statements previously delivered under that Clause were prepared.

(d)	Defaults: The Parent will promptly notify the Facility Agent of the occurrence of a Default and will on request deliver to the Facility Agent a certificate from a director confirming that no Default has occurred and is continuing or setting out details of any Default and any action taken or proposed to be taken to remedy it.

(e)	Management Fee payment: Each Obligor shall immediately notify the Facility Agent of any amount paid into or retained in a Master Proceeds Account by it in accordance with Clause 16.4 (Management Fee payments on Event of Default).

(f)	Project Opening Delay Reports: The Parent will deliver to the Facility Agent together with each Drawdown Report delivered by the Luxco Borrower under this Agreement a Project Opening Delay Report in form and substance satisfactory to the Facility Agent (acting reasonably) in relation to each Project which has:

(i)	not achieved Project Opening as at the date of such delivery; and

(ii)	a date of projected Project Opening (as previously agreed between the Facility Agent and the Parent (both acting reasonably), based on the relevant Real Estate Package and adjusted for the actual start of construction in relation to that Project) that is at least three months prior to the date of such delivery, providing a detailed explanation of the reasons why that Project has not reached Project Opening and the steps being taken to ensure that such Project reaches Project Opening.

(g)	Other information:

(i)	If the Facility Agent so requests (acting reasonably) the Parent will, in respect of each Opened Property, provide to the Facility Agent within ten Business Days of the commencement of each calendar month, the following information in form and substance satisfactory to the Facility Agent (in sufficient copies for each of the Lenders):

(A)	a schedule in an agreed form of the lettings in respect of each such Property showing the average for the previous month of the rent, VAT and any other payments receivable in the previous month by tenants and licensees;

(B)	details of any material arrears of rent in the previous month in respect of each such Property and the steps being taken to recover such arrears;

(C)	details of the level of unlet space in respect of each such Property in the previous month;

(D)	details of the level of any new lettings and licences in respect of each such Property; and

(E)	copies of all annual confirmations of insurance cover and of the risks covered by such insurance cover relating to the Properties and any other documents required to demonstrate compliance with Clause 17.6 (Insurance).

(ii)	The Parent will, in respect of each Completed Property, provide to the Facility Agent within ten Business Days of the commencement of each calendar month a monthly management report detailing the performance of those Completed Projects, including occupancy and average rental rate figures.

(iii)	Each Obligor will promptly deliver to the Facility Agent for distribution to the Lenders:

(A)	details of any litigation, arbitration, administrative or regulatory proceedings which, if resolved against any Group Member, would result or be reasonably likely to (whether individually or together with any such claims) result in the Group suffering an aggregate loss in excess of €500,000 or which would have or could reasonably be expected to have a Material Adverse Effect;

(B)	at the same time as sent to any Group Member’s creditors generally, any document or information so sent;

(C)	details of any breach of the terms of and any claim made by or against it under or in respect of any Transaction Document;

(D)	details of any material change in the structure of the Group from that set out in the Structure Document or in the ownership of the Parent;

(E)	copies of any environmental reports received by the Parent or any Group Member which identify significant environmental issues relating to the Group; and

(F)	such other information relating to the financial condition or operations of any Group Member, as the Facility Agent (or any other Lender through the Facility Agent) may reasonably request.

(h)	Access: Upon reasonable notice being given by the Facility Agent, each Obligor will procure that any one or more representatives of the Facility Agent and/or accountants or other professional advisers appointed by the Facility Agent are allowed access during normal business hours to the assets, books and records of each Group Member and are able to inspect and copy the same.

(i)	Auditors: No Group Member will appoint any auditors other than PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any amalgamation of the same or their successors and the Parent shall instruct those auditors to disclose to the Facility Agent (and provide copies of) such information as the Facility Agent (acting reasonably) requests relating to the financial condition and operations of any Group Member.

(j)	Accounting reference date: No alteration may be made to the Financial Year end of the Parent without the prior consent of the Facility Agent acting on the instructions of the Majority Lenders (in which event the Facility Agent may require such changes to this Agreement as will fairly reflect such change).

(k)	Investigations: If an Event of Default is continuing or the Majority Lenders have reasonable grounds to believe that any financial statements or calculations provided by the Parent are inaccurate or incomplete in any material respect the Facility Agent (acting on the instructions of the Majority Lenders) may (following consultation with the Parent as to the scope and cost of the investigation):

(i)	instruct (or require the Parent to instruct) the Auditors or other firm of accountants selected by the Facility Agent to carry out an investigation into the affairs of the Group and/or the financial performance of the Group and/or the accounting and other reporting procedures and standards of the Group; and

(ii)	instigate such other investigations and commission such other reports (including legal reports and a Valuation) as the Facility Agent (acting on the instructions of the Majority Lenders) shall reasonably require into the Group’s affairs, in each case, to the extent that the Facility Agent considers relevant to that Event of Default or the circumstances giving rise to that Event of Default or establishing the accuracy of such financial statements. The costs and expenses of any such investigations or reports shall be met by the Obligors.

(l)	Transaction Document amendments: The Parent shall procure that any amendments to or waivers of the terms of the Transaction Documents made in accordance with Clause 15.3(e) (Variation of Documents) are notified to the Facility Agent at least 5 Business Days prior to the date of such amendment.

16.	CONTROL ACCOUNTS

16.1	Control Accounts

(a)	Designation of Control Accounts:

(i)	On or prior to the Utilisation Date of the first Advance under the Facility:

(A)	the Parent will open the Equity Drawdown Account, a Master Proceeds Account and a Disbursement Account;

(B)	the Luxco Borrower will open the Debt Drawdown Account, a Disbursement Account and a Master Proceeds Account; and

(C)	each Asset Company (other than an Asset Company that is a direct wholly-owned Subsidiary of an Intermediate Company) and each Intermediate Company will open a Master Proceeds Account and a Disbursement Account.

(ii)	Each Asset Company and each Intermediate Company will open a separate Property Proceeds Account in relation to each Property prior to any date on which it is due to receive any amount in respect of such Property (or any Project situated on such Property) which is required to be deposited into a Property Proceeds Account in accordance with the terms of any Senior Finance Document. Each such Property Proceeds Account must be subject to a first ranking Security Interest in favour of the Senior Finance Parties and a satisfactory legal opinion in relation to the Security Document creating such Security Interest shall be provided to the Facility Agent.

(iii)	An Asset Company that is a direct wholly-owned Subsidiary of an Intermediate Company may open a Disbursement Account. Such Disbursement Account must be subject to a first ranking Security Interest in favour of the Senior Finance Parties and a satisfactory legal opinion in relation to the Security Document creating such Security Interest shall be provided to the Facility Agent.

(iv)	No Group Member may maintain any bank accounts other than the Control Accounts referred to in this paragraph and may not carry on banking business with any person other than an Account Bank.

(b)	Account Bank:

(i)	Each Control Account will be held at such branch of the relevant Account Bank as the Facility Agent and the Parent (acting on behalf of the relevant Group Member) may agree from time to time (acting reasonably).

(ii)	If the relevant Group Member requests and the Facility Agent so consents (acting reasonably) the Account Bank will (as soon as reasonably practicable) be changed to another bank which agrees to its appointment.

(iii)	Each Group Member and the Facility Agent will do all such things as may reasonably be required in order to facilitate any change of Account Bank or the branch of such Account Bank (including the execution of bank mandate forms).

(iv)	Each Group Member may, in accordance with the terms of the Senior Finance Documents, pay to the relevant Account Bank such reasonable transaction charges and other fees (in each case, consistent with the usual practice of such Account Bank in relation to similar accounts) as the relevant Group Member may agree with such Account Bank. No other charges or fees will be payable to the Account Bank (in its capacity as such) in respect of the Control Accounts.

(v)	The Facility Agent (acting reasonably) may require any amount, which has been, or is to be, paid into a Control Account to be paid into a sub-account as it considers appropriate to assist in monitoring payments from that account or in holding currencies other than Euro.

(vi)	Each Obligor may, in consultation with the Facility Agent, transfer any funds standing to the credit of a Master Proceeds Account or a Disbursement Account into a sub-account of such Control Account for investment management purposes.

(vii)	An Obligor incorporated in France may, in consultation with the Facility Agent, transfer any funds standing to the credit of its Master Proceeds Account or its Disbursement Account into a French Securities Account linked to such Control Account for investment management purposes provided that such French Securities Account is subject to a first ranking Security Interest in favour of the Senior Finance Parties and that the Facility Agent has received a satisfactory legal opinion in relation to the Security Document creating such Security Interest.

(viii)	This Clause 16 does not limit or affect the obligations of any Obligor:

(A)	to pay all Project Costs due and payable by it; or

(B)	to pay amounts outstanding under the Senior Finance Documents.

(ix)	The Senior Finance Parties will not be responsible to any Group Member for the non-payment of:

(A)	any Input VAT or relevant Project Costs due and payable by any Group Member; or

(B)	any amounts outstanding under the Senior Finance Documents due to the Senior Finance Parties,

that could be paid out of moneys standing to the credit of any Control Account.

(c)	Debits by Group Members:

(i)	No Group Member may debit a Master Proceeds Account without the consent of the Facility Agent.

(ii)	No Group Member may debit a French Securities Account other than to credit the Control Account to which such French Securities Account is linked.

(iii)	Each Asset Company and each Intermediate Company may without the consent of the Facility Agent, provided that no Event of Default has occurred which is continuing, transfer funds from a Disbursement Account:

(A)	for the funding of Paid Project Costs (including by way of repayment to the Parent of Financial Indebtedness permitted under paragraph (viii) of Clause 15.2(d) (Financial Indebtedness) and provided that the funds used to make such repayment are paid into the Equity Drawdown Account);

(B)	to pay operating expenses, capital expenses on existing stores and taxes on a monthly basis as set out in the most recently delivered Drawdown Report and in the amounts set out in the Updated Business Plan or the relevant Operating Budget;

(C)	(in the case of an Obligor incorporated in France) to credit a French Securities Account linked to such Disbursement Account;

(D)	(in the case of an Intermediate Company) to pay an amount payable to an Asset Company under a Building Lease provided that such amount is paid into the Property Proceeds Account of such Asset Company;

(E)	to pay any amount payable by it under the Management Agreements in respect of the Management Fee, subject to compliance with the terms of this Agreement; and

(F)	to pay amounts into the Disbursement Account of the Luxco Borrower provided that the Luxco Borrower uses such amounts to repay to the Parent Financial Indebtedness permitted under paragraph (x) of Clause 15.2(d).

(iv)	Each Asset Company and each Intermediate Company may without the consent of the Facility Agent, provided that no Event of Default has occurred which is continuing, transfer funds from a Property Proceeds Account to refund to a customer of such Obligor an advance payment made by such customer in respect of Rental Income.

(v)	The Luxco Borrower may without the consent of the Facility Agent, provided no Event of Default has occurred which is continuing, transfer funds from its Disbursement Account to pay:

(A)	amounts due from and payable by it under the Senior Finance Documents;

(B)	amounts in respect of the Mezzanine Bond Fees and interest in respect of the Mezzanine Bonds and the fee referred to in paragraph (b) of the definition of Mezzanine Bond Fees to the extent that such amounts are due and payable in accordance with the terms of the Subscription Agreement and payment of such amounts is permitted by paragraph (i)(H) of Clause 15.3(d) (Related party payments);

(C)	amounts to the Parent in respect of repayment of Financial Indebtedness permitted under paragraph (x) of Clause 15.2(d) (Financial Indebtedness);

(D)	operating expenses and taxes on a monthly basis as set out in the most recently delivered Drawdown Report and in the amounts set out in the Updated Business Plan or the relevant Operating Budget.

(vi)	In addition to the matters referred to in paragraph (iii), the German Borrower may transfer funds from its Disbursement Account to pay amounts due from and payable by it under the Senior Finance Documents.

(vii)	The Parent and the Luxco Borrower may debit the Equity Drawdown Account and the Debt Drawdown Account in accordance with Clause 16.2 (Equity and Debt Drawdown Accounts).

(viii)	No Group Member shall debit a Control Account otherwise than in accordance with any Security Document relating to that Control Account. While an Event of Default is continuing, the Facility Agent may issue a notice to the relevant Account Bank prohibiting the withdrawal of funds from a Control Account by the relevant Group Member in accordance with the terms of the relevant Security Document.

(d)	Debits by Facility Agent: To the extent permitted by applicable law, the Facility Agent may withdraw funds standing to the credit of any Control Account without the consent of any Group Member:

(i)	on any Interest Payment Date to pay any interest, commitment fee, scheduled repayment of principal or other amount due and payable under the Senior Finance Documents on such Interest Payment Date; and

(ii)	at any time following the giving of notice in accordance with Clause 18.3 (Acceleration).

16.2	Equity and Debt Drawdown Accounts

(a)	Equity Drawdown Account:

(i)	The Parent may withdraw proceeds from the Equity Drawdown Account without the consent of the Facility Agent provided that:

(A)	no Event of Default is continuing;

(B)	the Facility Agent is satisfied that all Obligors have Sufficient Liquid Assets; and

(C)	such proceeds are:

(I)	used by the Parent to subscribe for shares in an Asset Company or an Intermediate Company and, where relevant, are used by such Intermediate Company to subscribe for shares in the relevant Asset Company and are transferred to the relevant Disbursement Account of such entity in accordance with Clause 15.1(j) (Funds flow and intercompany loans); or

(II)	used by the Parent to make a cash advance to an Asset Company or an Intermediate Company in accordance with paragraph (viii) of Clause 15.2(d) (Financial Indebtedness), and are transferred to the relevant Disbursement Account of such entity in accordance with Clause 15.1(j) (Funds flow and intercompany loans); or

(III)	transferred by the Parent to the Debt Drawdown Account to be applied by the Luxco Borrower in accordance with paragraph (iii)(B) of Clause 16.2(b) (Debt Drawdown Account).

(ii)	If the Facility Agent has not notified the Luxco Borrower (on behalf of itself and the German Borrower) and the Parent at least 3 Business Days prior to the Interest Payment Date immediately following the delivery by the Luxco Borrower of the most recently delivered Drawdown Report whether or not it is satisfied, based on that Drawdown Report, that each Obligor has Sufficient Liquid Assets, then the Facility Agent shall be deemed to be so satisfied.

(iii)	In the event that the Facility Agent notifies the Luxco Borrower (on behalf of itself and the German Borrower) and the Parent that it is not satisfied that each Obligor has Sufficient Liquid Assets, the Parent shall, on or prior to the first Interest Payment Date following the date of that Drawdown Report, ensure that the proceeds of all Available Liquid Assets required to be provided by way of New Equity Contribution in accordance with the Investor Documents are paid directly into the Equity Drawdown Account in order to maintain Sufficient Liquid Assets.

(b)	Debt Drawdown Account: The Luxco Borrower may withdraw proceeds from the Debt Drawdown Account without the consent of the Facility Agent for application as Available Liquid Assets in a manner consistent with the Senior Finance Documents provided that:

(i)	no Default is continuing;

(ii)	the Facility Agent is satisfied that all Obligors have Sufficient Liquid Assets; and

(iii)	such proceeds are either:

(A)	transferred in accordance with Clause 15.1(j) (Funds flow and intercompany loans) to the relevant Disbursement Account of an Asset Company or an Intermediate Company; or

(B)	used to make payments of principal and interest under the Shurgard Europe Short Term Working Capital Facility Agreement to the extent that such amounts are due and payable in accordance with the terms of that agreement and payment of such amounts is permitted by paragraph (i)(F) of Clause 15.3(d) (Related party payments).

16.3	Proceeds Accounts

(a)	Each Obligor shall procure that:

(i)	all Rental Income;

(ii)	any amount received in connection with any Disposal permitted by Clause 15.2 (Disposals);

(iii)	any proceeds of a claim under any Insurance Policy;

(iv)	any proceeds of any compulsory purchase order referred to in Clause 17.5(i) (Compulsory purchase);

(v)	all amounts payable to it (not otherwise paid directly to the Facility Agent) under any Hedging Agreement or hedging arrangement entered into pursuant to Clauses 15.2(f) (Treasury transactions) and 15.3(g) (Hedging);

(vi)	any proceeds of any claim made in respect of the matters referred to in the Obligors Power of Attorney; and

(vii)	any other income of any nature whatsoever other than:

(A)	any amounts to be paid into the Equity Drawdown Account, the Debt Drawdown Account or a Disbursement Account in accordance with Clause 16.2 (Equity and Debt Drawdown Accounts);

(B)	(in the case of the Luxco Borrower) any amounts drawn under the Shurgard Europe Short Term Working Capital Facility Agreement which amounts shall be paid into the Debt Drawdown Account; and

(C)	any amount lent in accordance with Clause 15.1(j) (Funds flow and intercompany loans) pursuant to the Intercompany Loan Agreements and any interest on such amounts (which shall be paid into the Disbursement Account of the relevant Obligor), are paid directly and immediately into a Proceeds Account.

(b)	Where an amount referred to in paragraph (a) is received by an Asset Company or an Intermediate Company in relation to a particular Property (or a Project situated on a particular Property) such amount shall be paid into the Property Proceeds Account relating to that Property (or otherwise into the Master Proceeds Account of the relevant Group Member).

(c)	Each Asset Company incorporated in France or the Netherlands will enter into Sweep Agreements with the relevant Account Banks (in a form approved by the Facility Agent) to ensure that, where the balance on a Property Proceeds Account is €7,000 or more, an amount equal to such balance less €4,000 is automatically transferred to the Master Proceeds Account of the relevant Asset Company.

(d)	Each Asset Company (other than an Asset Company that is a direct wholly-owned Subsidiary of an Intermediate Company) that has not entered into Sweep Agreements in accordance with paragraph (c) and each Intermediate Company shall enter into such arrangements with and give such instructions to the relevant Account Banks to ensure that:

(i)	at any time where the balance on a Property Proceeds Account is €20,000 or more (or €7,000 or more while a Default is continuing), an amount equal to such balance less €4,000 is transferred on the same day to the Master Proceeds Account of the relevant Asset Company or Intermediate Company; and

(ii)	notwithstanding paragraph (i), an amount equal to the balance standing to the credit of the Property Proceeds Account less €4,000 is transferred to the Master Proceeds Account of the relevant Asset Company or Intermediate Company on at least one day in each week.

(e)	Each Asset Company that has not entered into Sweep Agreements in accordance with paragraph (c) and which is a direct wholly-owned Subsidiary of an Intermediate Company shall enter into such arrangements with and give such instructions to the relevant Account Banks to ensure that:

(i)	at any time where the balance on a Property Proceeds Account is €20,000 or more (or €7,000 or more while a Default is continuing), an amount equal to such balance less €4,000 is transferred on the same day to the Master Proceeds Account of that Intermediate Company;

(ii)	notwithstanding paragraph (i), an amount equal to the balance standing to the credit of the Property Proceeds Account less €4,000 is transferred to the Master Proceeds Account of that Intermediate Company on at least one day in each week.

16.4	Management Fee payments on Event of Default

Each Obligor shall, at any time while an Event of Default is continuing, pay into or retain in the Master Proceeds Account any amount that would otherwise have been payable by it under the Management Agreements in respect of the Management Fee into its Master Proceeds Account (or, in relation to any Asset Company that is a direct wholly-owned Subsidiary of an Intermediate Company, the Master Proceeds Account of that Intermediate Company) and shall notify the Facility Agent of such payment or retention in accordance with Clause 15.5(e) (Management Fee payment).

17.	PROPERTY UNDERTAKINGS

17.1	Projects

(a)	Carry out Projects: Each Obligor, in relation to any Project being conducted by it or on its behalf:

(i)	will diligently and expeditiously:

(A)	carry out and complete, or procure the carrying out and completion of, that Project in accordance with the applicable Relevant Documents in a good and workmanlike manner and will prevent or mitigate any delay arising in the progress of that Project; and

(B)	procure that Project Completion occurs in accordance with the Project Timetable for that Project;

(ii)	may, in relation to any Project being conducted by it or on its behalf at any time other than during a Cost Overrun Period:

(A)	enter into, or permit any Project Contractor to enter into, any Building Contract, Trade Contract or Professional Appointment, or accept a tender, or issue a letter of intent, in respect of any such agreement or contract; or

(B)	terminate or otherwise amend or vary any Building Contract, Trade Contract or Professional Appointment,

in each case, upon such terms as it may determine which do not constitute a breach of the Senior Finance Documents; and

(iii)	will ensure that each Project is designed as a self storage centre and that each Project will be fit for its purpose as such.

(b)	Project Contractor: Each Obligor, in relation to any Project being conducted by it or on its behalf:

(i)	may not, during any Cost Overrun Period, enter into any Building Contract (except for any Building Contract approved in accordance with Clause 17.2 (Approved New Projects)) or accept a tender, or issue a letter of intent, in respect of any such Building Contract without the prior approval of the Facility Agent (not to be unreasonably withheld) such approval to be upon such terms and subject to such conditions as the Facility Agent may reasonably impose (including without limitation, arrangements for, and the amounts of, bonds, parent company and other guarantees and letters of credit);

(ii)	will ensure that the Project Contractor selected is a reputable building contractor having relevant experience in building and managing the construction of developments similar to that Project;

(iii)	will procure, in relation to any Building Contract under which the maximum amount payable by any Obligor is more than €500,000 (or its equivalent), that prior to the commencement of work on any Project by or through the relevant Project Contractor, that Project Contractor executes and, where applicable, exchanges the relevant Building Contract with the relevant Obligor, and executes and delivers a copy of a Collateral Warranty to, the Facility Agent together with a legal opinion from legal advisers to the relevant Obligor (except in respect of any Property identified in paragraph 1(c) of Part B of Schedule 3);

(iv)	will, in relation to any Project Contractor, procure that that Project Contractor complies with the relevant Obligor’s obligations under Clauses 17.1(a) (Carry out Projects), 17.1(c) (Major Trade Contractors) and 17.1(d) (Professional Appointments) in relation to any Project to which it has been appointed; and

(v)	will provide, during a Cost Overrun Period, a copy of the Building Contract and all amendments and variations thereto to the Facility Agent within ten Business Days after the date on which the same are entered into or take effect (whichever is the later).

(c)	Major Trade Contractors: Before the commencement of work in relation to any Project being conducted by or on behalf of the relevant Obligor, the relevant Obligor will:

(i)	not, during any Cost Overrun Period, enter into any Trade Contract with any Major Trade Contractor (except for any Trade Contract approved in accordance with Clause 17.2 (Approved New Projects)) or accept a tender, or issue a letter of intent, in respect of any such Trade Contract without the prior approval of the Facility Agent (not to be unreasonably withheld in the case of a form previously approved by the Facility Agent);

(ii)	procure, in relation to any such Trade Contract under which the maximum amount payable by any Obligor is more than €500,000 (or its equivalent), that a Collateral Warranty is delivered to the Facility Agent together with a legal opinion from legal advisers to the relevant Obligor (except in respect of any Property identified in paragraph 1(c) of Part B of Schedule 3); and

(iii)	provide, during a Cost Overrun Period, a copy of each Trade Contract to which a Major Trade Contractor is party and all amendments and variations thereto to the Facility Agent within ten Business Days after the date on which the same are entered into or take effect (whichever is the later).

(d)	Professional Appointments: Each Obligor will, in relation to any Project being conducted by it or on its behalf:

(i)	not, during a Cost Overrun Period, enter into, or permit any Project Contractor to enter into, a Professional Appointment (except for any Professional Appointment approved in accordance with Clause 17.2 (Approved New Projects)) or accept an offer, or issue a letter of offer, in respect of any such Professional Appointment without the prior approval of the Facility Agent (not to be unreasonably withheld in the case of a form previously approved by the Facility Agent);

(ii)	ensure that that the Professional selected is a reputable professional in the relevant field having relevant experience in providing similar professional services to developments similar to that Project; and

(iii)	procure that before the commencement of any services in relation to any Project by a Professional, that Professional will:

(A)	enter into a Professional Appointment with the Project Contractor (where applicable, approved in accordance with paragraph (a) above); and

(B)	in relation to any Professional Appointment under which the maximum amount payable by any Obligor is more than €100,000 (or its equivalent), execute and deliver to the Facility Agent a Collateral Warranty together with a legal opinion from legal advisers to the relevant Obligor (except in respect of any Property identified in paragraph 1(c) of Part B of Schedule 3).

(e)	No termination: No Obligor will in relation to any Project being conducted by it or on its behalf (without the prior approval of the Facility Agent such approval not to be unreasonably withheld):

(i)	do or knowingly omit to do anything which would entitle any Project Contractor or other person, and procure that the relevant Project Contractor will not do or omit to do anything which would entitle a Major Trade Contractor or Professional or other person, to terminate the Project Documents to which it is a party; or

(ii)	discharge or release any Project Contractor or other person, and procure that the relevant Project Contractor will not discharge or release any Major Trade Contractor or Professional or other person, from, or waive any of their respective material obligations under, any such agreement or contract.

(f)	Variations: No Obligor may, at any time during a Cost Overrun Period, in relation to any Project being conducted by it or on its behalf, make, or allow to be made, any material addition, variation or alteration to:

(i)	any Project Document or any other material contract or agreement entered into by, or the benefit of which is vested in, an Obligor in each case in connection with that Project; or

(ii)	any of the Plans and Specifications,

except with the prior consent of the Facility Agent (not to be unreasonably withheld) and such consent shall not be withheld if the Facility Agent (acting reasonably) determines such addition, variation or alteration would not have, or is reasonably likely not to have, a Material Adverse Effect.

(g)	Project Costs:

(i)	No Obligor may, at any time during a Cost Overrun Period in relation to any Project being conducted by or on behalf of it, incur or agree to incur a material increase in any Project Costs above that permitted for the same category of costs and expenses as set out in the Real Estate Package for such Project unless the relevant Project Costs or increase:

(A)	is a Cost Overrun funded entirely in accordance with paragraph (ii) below; or

(B)	is consented to by the Facility Agent (not to be unreasonably withheld).

(ii)	Where any unfunded Cost Overrun arises in relation to any Project, the Parent (on behalf of the relevant Obligor) will in the first instance use the available Contingency attributable to that Project to fund that Cost Overrun.

(h)	Statutory Requirements: Each Obligor will, in relation to any Project being conducted by it or on its behalf and any Property on which such Project is being conducted:

(i)	procure that such Project and such Property complies with the Statutory Requirements and the requirements of every competent authority;

(ii)	procure that all works or things required by any of the Statutory Requirements or such authorities are done; and

(iii)	procure that all necessary Consents are obtained and complied with and all necessary notices required or desirable under the Statutory Requirements are given,

in each case so that there is no material impairment on the ability of that Obligor and the relevant Project Contractor, if applicable, to perform their material obligations under the relevant Project Documents.

(i)	Easements, light and air: Each Obligor will, in relation to any Project being conducted by it or on its behalf, negotiate and agree such deeds of grant, surrender or variation of easements, quasi easements, rights, consents or licences with adjoining owners or occupiers or other third parties as may be necessary for the construction, use, occupation or operation of each of its Projects.

(j)	Prohibited materials: Each Obligor will, in relation to any Project being conducted by it or on its behalf, procure the use of materials in each of its Projects which are:

(i)	of an appropriate standard and quality and are consistent with material used in other Projects which have achieved Project Completion;

(ii)	in compliance with all Statutory Requirements and Consents;

(iii)	used in accordance with Environmental Laws and Environmental Authorisations and all relevant laws and codes of practice for the time being; and

(iv)	not otherwise generally known or suspected within the construction industry at the time of use or specification to be deleterious to health and safety or to the durability of the relevant Properties, and each Obligor will, in relation to any Project being conducted by it or on its behalf, procure that, on written request or requests made by the Facility Agent prior to Project Completion of the relevant Project, it or the relevant Project Contractor provides written confirmation to the Facility Agent to the effect that only such materials have, to the best of its information and belief after making all due enquiry, been so used.

(k)	Planning Permission:

(i)	No Obligor will, in relation to any Project being conducted by it or on its behalf, enter into or make (or agree so to do) any agreement or application under any law relating to any Planning Permission in relation to any Property without the prior consent of the Facility Agent such consent not to be unreasonably withheld.

(ii)	The consent of the Facility Agent is given to any such agreement which has been entered into:

(A)	prior to the date of this Agreement in relation to any Initial Project and as disclosed in the relevant Certificate on Title or Real Estate Package; and

(B)	at any time other than during a Cost Overrun Period.

(l)	Inspection and audit: The Facility Agent may at any time, together with the Monitoring Surveyor (at the expense of the Obligors):

(i)	review the Obligors’ internal control procedures and accounting policies approved by the Facility Agent as applied by the Obligors in the preparation of each Drawdown Report in relation to each Project; and

(ii)	during reasonable hours of the day and on reasonable prior notice to the relevant Obligor and the relevant Project Contractor, if applicable, enter (with such Monitoring Surveyor) upon any Property to view the state and progress of the Project on that Property and to audit the relevant Obligor’s internal control procedures and accounting policies as applied in relation to that Project (without the Facility Agent thereby becoming liable in any way as, for example, a mortgagee in possession).

(m)	Final Construction Cost Report: The Parent shall within 2 months of the date of Project Completion of any Project deliver to the Facility Agent a Final Construction Cost Report confirming:

(i)	the Project Costs for that Project; and

(ii)	that the Attributable Debt in respect of that Project does not exceed 65 per cent. of the lower of:

(A)	the Budgeted Costs for that Project; and

(B)	the Paid Project Costs for that Project.

17.2	Approved New Projects and Second Stage Projects

(a)	An Asset Company may, at any time, other than during a Cost Overrun Period:

(i)	acquire any freehold, leasehold or other real property as an Approved New Property; and/or

(ii)	commence any construction and development project on an Approved New Property as an Approved New Project,

without the consent of any Senior Finance Party provided that:

(A)	any such freehold, leasehold or other real property is acquired in accordance with the property selection guidelines and criteria set out and referred to in the Joint Venture Agreement and the Management Agreements;

(B)	a Real Estate Package is delivered to the Facility Agent at least 2 Business Days prior to the acquisition of such freehold, leasehold or other real property and such acquisition is made on, and any construction and development project complies with, substantially the same terms as those disclosed in such Real Estate Package; and

(C)	the relevant Obligor or the Parent has confirmed to the Facility Agent, at least 2 Business Days prior to the relevant acquisition, in writing signed by a duly authorised signatory that such freehold, leasehold or other real property complies with the requirements of paragraphs (a) to (e) of Clause 17.3 (Property and Project characteristics).

(b)	No Obligor may acquire any freehold, leasehold or other real property or commence any construction and development project thereon unless:

(i)	the requirements of paragraph (a) are complied with; or

(ii)	the Majority Lenders consent to such acquisition and to the commencement of such construction and development project.

(c)	15 Business Days prior to the Utilisation Date of the first Advance to be calculated in relation to an Approved New Project or a Second Stage Project, the relevant Obligor or the Parent shall deliver to the Facility Agent a certificate confirming that the relevant Property meets the criteria set out in Clause 17.3 (Property and Project characteristics) and attaching in relation to such Property:

(i)	an Initial Construction Cost Report confirming the matters referred to in paragraphs (e) and (f) of Clause 17.3 (Property and Project characteristics);

(ii)	an Initial Valuation confirming the matters referred to in paragraph (g) of Clause 17.3 (Property and Project characteristics); and

(iii)	an Environmental Confirmation Package confirming the matters referred to in paragraph (h) of Clause 17.3 (Property and Project characteristics).

17.3	Property and Project characteristics

(a)	Each Property shall be situated in France, the Netherlands, the UK, Sweden, Denmark or Germany.

(b)	The maximum number of Properties situated in Germany may not exceed eight.

(c)	Each Project shall have a net rentable area at Project Completion of between 3000 m2 and 7500 m2.

(d)	Any construction and development project carried out on a Property will be carried out substantially in accordance with the relevant Real Estate Package.

(e)	The aggregate Budgeted Costs relating to any construction and development project carried out on a Property shall not be more than:

(i)	€7,000,000 (or its equivalent), as adjusted by Annual Indexation, if that Property is situated in the Netherlands, France, Sweden, Germany or Denmark; or

(ii)	€10,000,000 (or its equivalent), as adjusted by Annual Indexation, if that Property is situated in the UK.

(f)	The aggregate Budgeted Costs relating to any construction and development project carried out on a Property may not be more than such amount as is necessary to ensure a projected yield of 11 per cent. per annum in respect of the relevant Property within 30 months of the date on which the relevant Project is projected in the relevant Initial Construction Cost Report to become a Completed Project, determined by reference to the annual Net Rental Income for such Approved New Property as projected in the relevant Initial Valuation divided by the aggregate Budgeted Costs for that Project.

(g)	The Initial Valuation provided in relation to a Property must confirm the value of that Property to be at least 120 per cent. of the Budgeted Costs for that Project at stabilisation assuming that, following Project Completion, the relevant Property has achieved 85 per cent. occupancy for each of three consecutive months.

(h)	The certificate referred to in paragraph (c) of the definition of Environmental Confirmation Package must confirm that the anticipated cost of compliance in respect of the matters set out in Clauses 14.1(p) (Environment) and 17.5(h) (Environmental Laws) does not exceed the budgeted cost of compliance as set out in the relevant Real Estate Package by more than €100,000.

17.4	Cost Overrun review

The Facility Agent may at any time, during a Cost Overrun Period, review the Real Estate Package relating to any Property and may (in its absolute discretion) require that changes specified by it be made to such Real Estate Package and if work shall not have commenced in respect of such Project and the relevant Obligor has not entered into a Building Contract, a Professional Appointment or a Trade Contract with a Major Trade Contractor, the Facility Agent may withdraw any approval it may have granted in respect of that Project.

17.5	Properties

(a)	Repair: Each Obligor will keep its Properties and any other machinery and equipment forming part of those Properties in good and substantial repair and condition and when necessary replace the same by items of similar quality and value, make good any want of repair and implement any recommendations of any structural survey.

(b)	Alterations: No Obligor will, after Project Completion of the relevant Project conducted by it or on its behalf, effect, carry out or permit any demolition, reconstruction or rebuilding of or any structural alteration to or material change in the use of its Properties or sever or remove any of the fixtures thereon belonging to or in use by it (except for the purpose and in the course of effecting necessary repairs thereto or of replacing the same with new or improved models or substitutes or in the ordinary course of business or for the purposes of complying with any relevant Statutory Requirements) thereon belonging to or in use by it without the prior consent of the Facility Agent (not to be unreasonably withheld).

(c)	Tenants and licensees: Each Obligor will:

(i)	use its reasonable endeavours, in relation to its Properties to find tenants or licencees for any vacant lettable space in its Properties (or, where applicable, the reversion thereof);

(ii)	observe and perform all its material covenants and obligations as lessor under any Lease or as grantor under or as party to any licence or contract (in all cases) now or at any time relating to or affecting its Properties and protect its rights and interests under the same;

(iii)	not, without the prior consent of the Facility Agent, grant a Lease:

(A)	to any tenant for a term which is longer than twelve months except in connection with (i) any use arising pursuant to national commercial accounts provided that the aggregate annual Rental Income payable in relation to each Property in respect of such use shall not exceed 10 per cent. of the aggregate annual Rental Income of such Property or (ii) any non-self storage use provided that such use was anticipated in the relevant Real Estate Package; and

(B)	of any single self-storage centre situated on a Property to a single tenant (or to any affiliate of that tenant) if the annual rent payable under that Lease is more than 2.5 per cent. of the annual projected revenue, appearing in the applicable Real Estate Package for that Property.

(d)	Planning: Each Obligor will:

(i)	comply with any conditions attached to the relevant Planning Permission relating to or affecting its Properties and not make any material change in use of its Properties;

(ii)	not implement any planning permission (other than the relevant Planning Permission or any planning permission necessary in relation to its obligations under the Project Documents) obtained in relation to its Properties without the prior consent of the Facility Agent such consent not to be unreasonably withheld; and

(iii)	comply with all Planning Laws.

(e)	Notices:

(i)	Each Obligor will, within five Business Days, give full particulars (and if requested a copy of any written particulars received by the Obligor concerned, if applicable) to the Facility Agent of any material notice, order, directive, designation, resolution or proposal having application to its Properties or to the area in which it is situate by any planning authority or other public body or authority under or by virtue of the Planning Laws or any other statutory power or powers conferred by any other law.

(ii)	If so required by the Facility Agent, following five Business Days’ prior written notice to the Parent (on behalf of the relevant Obligor), the Facility Agent may at the cost of the Parent take all steps (in the name of the relevant Obligor or otherwise as are necessary) to procure compliance with any obligations imposed by any such notice or order and may, at the cost of the relevant Obligor, make such objection or objections or representations against or in respect of any proposal for such a notice or order as the Facility Agent (acting reasonably) considers necessary.

(f)	Title:

(i)	Each Obligor will:

(A)	observe and perform all restrictive or other covenants, stipulations and obligations now or at any time affecting its Properties and the Project Documents relating to its Properties and Projects insofar as the same are subsisting and are capable of being enforced; and

(B)	duly and diligently enforce all restrictive or other covenants, stipulations and obligations benefiting its Properties and not waive, release or vary (or agree so to do) the obligations of any other party thereto.

(ii)	The German Borrower shall comply with the terms and conditions of the acquisition agreements referred to in paragraph (vi) of Clause 14.1(m) (Title to assets) to procure completion of the acquisitions and the registration of the transfers in the land register of the relevant Property provided that this shall not prevent the German Borrower from exercising any statutory right of withdrawal in respect of such agreements.

(g)	Head Leases: Each Obligor will, in relation to any Head Lease under which it derives its estate or interest in its Properties:

(i)	observe and perform all material covenants, stipulations and obligations on the lessee under any Head Lease;

(ii)	diligently enforce all material covenants and due performance and observance of obligations on the part of the lessor under any Head Lease;

(iii)	not, without the prior written consent of the Facility Agent:

(A)	waive, release or vary any material obligation under, or the terms of; or

(B)	exercise any option or power to break, determine or extend,

any Head Lease;

(iv)	not do or permit anything to be done under any Head Lease whereby the same may be forfeited;

(v)	not agree any increase in the rent payable under any Head Lease without the prior written consent of the Facility Agent; and

(vi)	promptly notify the Facility Agent of any matter or event under or by reason of which any Head Lease has or may become subject to determination or to the exercise of any right of re-entry or forfeiture.

(h)	Environmental Laws: Each Obligor will, to the extent that failure to do so would give rise to a Material Adverse Effect:

(i)	comply with all applicable Environmental Laws and obtain and comply with all relevant Environmental Authorisations;

(ii)	not allow any circumstances to arise which could lead to a competent authority or a third party taking action or making an Environmental Claim, including the revocation, suspension, variation or non-renewal of any Environmental Authorisations; and

(iii)	notify the Facility Agent as soon as reasonably possible of any claim, notice or other communication received by it in respect of:

(A)	any actual or alleged breach of, or corrective or remedial obligation or liability under, any Environment Law or Environmental Permit; or

(B)	any threat to withdraw or not to renew and withdrawal or non-renewal of any Environmental Permit.

(i)	Compulsory purchase:

(i)	Each Obligor will notify the Facility Agent as soon as reasonably possible upon it becoming aware of any part of any of its Properties being compulsorily purchased or the applicable governmental agency or authority making an order for the compulsory purchase of the same.

(ii)	On receipt of such notice from the Parent, the Facility Agent will be entitled to request a revised Valuation of the Property concerned (the cost of any such Valuation will be borne by the Parent) ignoring that part being compulsorily purchased, for the purposes of Clause 15.4 (Financial covenants).

(iii)	All proceeds of any compulsory purchase order will, upon receipt by or on behalf of the relevant Obligor, promptly be paid into the Proceeds Account relating to that Property for application in or towards repayment of the Advances.

(j)	Pay rents charges and taxes: Subject to Clause 15.2(d) (Financial Indebtedness), each Obligor will punctually pay or cause to be paid and indemnify the Facility Agent on demand (and as a separate covenant any receiver or receivers appointed by it) against all existing and future rents, taxes, duties, fees, renewal fees, charges, assessments, impositions and outgoings whatsoever whether imposed by deed or by statute or otherwise and whether in the nature of capital or revenue and even though of a wholly novel character which now or at any time during the continuance of the Security Interests constituted by or pursuant to the Senior Finance Documents are payable in respect of its Property or any part thereof.

17.6	Insurance

(a)	Maintaining Policies: Each Obligor will effect and maintain or procure to be effected and maintained:

(i)	in relation to all of its Projects, at all times before Project Completion, construction all risks insurance to the extent generally available in the relevant jurisdiction including all risks of loss or damage to those of its Properties upon which such Projects are being conducted and to such Projects (including subsidence), whether permanent or temporary, including materials or other goods incorporated or for incorporation or used or intended to be used in connection with any such Properties or the construction works all being the property of the insured or for which the insured is responsible on a full reinstatement basis, including, without limitation, site clearance, professional fees and VAT where applicable;

(ii)	at any other time, insurance to the extent generally available in the relevant jurisdiction in respect of its Completed Properties, fixtures and fixed plant and machinery forming part of such Properties against loss or damage by fire, storm, tempest, flood, earthquake, avalanche, lightening, explosion, impact, aircraft (other than hostile aircraft) and other aerial devices and articles dropped from them, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes and such other risks and contingencies as are insured in accordance with sound commercial practice or which the Facility Agent may, acting reasonably, direct from time to time to the full reinstatement value thereof with adequate provision also being made for the cost of clearing the site and the fees of professionals incidental thereto (together with provision for forward inflation and value added tax) and the loss of rents or prospective rents for a period of not less than two years or such other period as the Facility Agent may, acting reasonably, agree to and having regard to any potential increases in rent as a result of reviews;

(iii)	to the extent generally available in the relevant jurisdiction, insurance against acts of terrorism; and

(iv)	insurance against third party and public liability risks (including, where the Facility Agent so requires and where commercially or legally usual and possible, the Facility Agent as co-insured).

(b)	Form of Insurance Policies: Each Obligor will procure, subject to Statutory Requirements, at all times that all Insurance Policies contain:

(i)	a mortgagee clause whereby such Insurance Policy will not be vitiated or avoided as against a mortgagee or security holder in the event of or as a result of any misrepresentation, act, neglect or failure to make disclosure on the part of the insured party (other than the Senior Finance Parties) or any circumstances beyond the control of any insured party;

(ii)	terms prohibiting the insurer from vitiating or avoiding any Insurance Policy as against a mortgagee in the event of any misrepresentation, act, neglect or failure to make full disclosure on the part of each Obligor or any tenant or other insured party and a waiver of all rights of subrogation; and

(iii)	terms providing that it will not be invalidated so far as the Facility Agent is concerned for failure to pay any premium due without the insurer first giving to the Facility Agent not less than 14 days written notice.

(c)	French Insurance Policies: Each relevant Obligor will ensure that, in relation to a Property situated in France, the benefit of the indemnities under the Insurance Policies relating to such Property in respect of construction, rent loss and operational losses or in accordance with Article L 121-13 of the French Insurance Code may be assigned or delegated to the Security Agent by the relevant Obligor.

(d)	Coverage of Insurance Policies: The Facility Agent may request any Obligor to give to the Facility Agent details of any Insurance Policy and may, if it considers that the amount insured by, or the risks covered by, any such Insurance Policy are inadequate, require such Obligor to increase the amount insured by, and/or amend the category of risks covered by, any such Insurance Policy to such extent and in such manner as the Facility Agent may consider appropriate and the Obligor will promptly comply with such request.

(e)	Information: Each Obligor will:

(i)	procure that there has been given to the Facility Agent such information in connection with, and copies of, the Insurance Policies as the Facility Agent may at any time reasonably require and will notify the Facility Agent of renewals made and material variations or cancellations of Insurance Policies, to the knowledge of each Obligor made, threatened or pending; and

(ii)	notify the Facility Agent in writing of any material changes to its insurance cover made from time to time.

(f)	Non avoidance: No Obligor will knowingly do or omit or permit anything to be done which may make void or voidable any Insurance Policy.

(g)	Insurers: Each Obligor will effect and maintain Insurance Policies with an insurance office or with underwriters in each case approved by the Facility Agent, not to be unreasonably withheld, from time to time.

(h)	Pay premiums: Each Obligor will duly and punctually pay all premiums and other moneys payable under its Insurance Policies and promptly, upon request by the Facility Agent, produce to the Facility Agent copies of the premium receipts or other evidence of the payment thereof.

(i)	Co-insured: Each Obligor will at all times:

(i)	procure that each Insurance Policy maintained by each Obligor is in its name and the name of the Facility Agent as composite insured with the Facility Agent named as loss payee;

(ii)	procure that the proceeds of any insurance claim under any Insurance Policy are paid into the Property Proceeds Account relating to the Project to which that claim relates or otherwise into the Master Proceeds Account of the relevant Obligor;

(iii)	where any asset is for the time being insured otherwise than in the name of the Facility Agent and the relevant Obligor, cause the interest of the Facility Agent to be noted or endorsed on the policy or policies of insurance relating thereto; and

(iv)	ensure that all of its right, title and interest in, to and under each Insurance Policy (and any amounts payable thereunder) has been assigned to the Security Agent pursuant to a Security Document.

(j)	Facility Agent effecting insurance: If any Obligor does not comply with its obligations in respect of any Insurance Policy, the Facility Agent may (without any obligation to do so) effect or renew any such Insurance Policy in its own name with an endorsement of the Facility Agent’s interest and the moneys expended by the Facility Agent on so effecting or renewing any such insurance will be reimbursed by the relevant Obligor to the Facility Agent on demand.

(k)	Application of insurance monies: All proceeds of insurance will be used in accordance with Clause 7.3 (Mandatory prepayment from receipts).

(l)	Third Party Insurances: Notwithstanding anything to the contrary in this Agreement, no Obligor will be, or be deemed to be, in breach of its obligations under this Clause 17.6 (Insurance) to the extent that any provision of any Relevant Document, Lease or other contract or agreement entered into with any of the landlords of a Property is in conflict with any provision of this Clause 17.6 (Insurance) and the relevant Obligor is complying with the material provisions of that Project Document, Lease or other contract or agreement.

(m)	Monies to be held for Facility Agent: All claims and moneys received or receivable by each Obligor under any Insurance Policy will be held by that Obligor and promptly applied in accordance with Clause 17.6(i) (Co-insured).

17.7	Valuation

(a)	The Parent shall procure that the Valuers prepare an Initial Valuation in respect of each Approved New Property in accordance with paragraph (c) of Clause 17.2 (Approved New Projects).

(b)	The Parent shall procure that the Valuers prepare an Open Market Valuation in respect of each Opened Property within two months after the Project situated on such Property has been an Opened Property for six months.

(c)	Subject to paragraph (d), the Parent shall procure that the Valuers prepare and deliver to the Senior Finance Parties an Open Market Valuation of each Opened Property that has been an Opened Property for at least nine months not later than three months after the end of each Financial Year.

(d)	Where the value of a Property disclosed by the most recent Open Market Valuation carried out pursuant to paragraph (c) is greater than 130 per cent. of all the Paid Project Costs incurred in relation to the Project which is situated on that Property, the Parent may satisfy its obligations under paragraph (c) (other than in respect of the Financial Years ending in 2005 and 2007) by procuring that the Valuers prepare and deliver a letter addressed to the Senior Finance Parties confirming that the Open Market Valuation of such Property remains in excess of 130 per cent. of such Paid Project Costs.

(e)	The Facility Agent may request the Valuers promptly to prepare and deliver to the Senior Finance Parties a Valuation of the Property at any time while a Default is continuing.

(f)	The cost of any Valuation will be borne by the Obligors.

18.	EVENTS OF DEFAULT

18.1	Events of Default

Each of the events set out in this Clause 18.1 is, subject where relevant to Clause 18.2 (Project Specific Events of Default), an Event of Default:

(a)	Non-payment: An Obligor does not pay on the due date any amount payable by it under any Senior Finance Document in the manner required unless the non-payment is caused solely by technical or administrative delay or error in the transmission of funds outside the control of the relevant Obligor and payment is made within two Business Days of the due date.

(b)	Misrepresentation: Any representation, warranty or statement made or deemed to be made by an Obligor in any Senior Finance Document or any other document, certificate, statement or notice delivered or given by or on behalf of an Obligor under or in connection with any Senior Finance Document proves to be incorrect in any material respect when made or deemed to be made.

(c)	Breach of specific undertakings: An Obligor fails duly to perform or comply with any undertaking or other obligation owed or assumed by it under:

(i)	Clauses 15.1(c) (Pari passu ranking), 15.1(i) (Maintenance of business); 15.1(j) (Intercompany loans); 15.2 (Restrictions); 15.3(a) (Share issuance) to 15.3(g) (Hedging); 15.4(a) (Loan to Value ratio); 15.4(b) (Attributable debt); 15.5 (Information and accounting undertakings); 16 (Control accounts); 17.1(a) (Carry out Projects); paragraphs (i) to (iii) and (v) of Clause 17.1(b) (Project Contractor); 17.1(c) (Major Trade Contractors); 17.1(d) (Professional Appointments); 17.1(f) (Variations); 17.1(g) (Project Costs); 17.1(k) (Planning Permission); 17.1(l) (Inspection and audit); 17.2 (Approved New Projects); 17.3 (Property and Project characteristics); 17.4 (Cost Overrun review); 17.5(b) (Alterations); paragraph (iii) of Clause 17.5(c) (Tenants and licensees); paragraph (ii) of Clause 17.5(d) (Planning); 17.5(e) (Notices) to 17.5(j) (Payment charges and taxes); 17.6(a) (Maintaining policies); 17.6(b) (Form of Insurance Policies); 17.6(c) (French Insurance Policies); 17.6(f) (Non avoidance) to 17.6(i) (Co-insured); 17.6(k) (Application of insurance monies); 17.6(m) (Monies to be held for Facility Agent); 17.7 (Valuation); and

(ii)	Clause 15.4(c) (Finance Costs cover) to 15.4(e) (Relevant Projects Finance Costs cover) by reference to any two successive Drawdown Reports delivered under this Agreement.

(d)	Breach of other undertakings: Any Obligor fails duly to perform or comply with any undertaking or other obligation owed or assumed by it under a Senior Finance Document (other than those obligations referred to in Clauses 18.1(a) (Non-payment) and 18.1(c) (Breach of specific undertakings)) and, if any such non-performance or non-compliance is, in the opinion of the Facility Agent, capable of remedy, it is not remedied to the satisfaction of the Facility Agent within seven Business Days after the Facility Agent has given notice to the Parent of such non-performance or non-compliance.

(e)	Major damage: The buildings and fixtures situated on any Property are destroyed or otherwise damaged to a material extent and the Facility Agent determines (acting reasonably) that such destruction or damage is not fully insured for full reinstatement value or may result in any abatement of rent under any Lease which abatement the Facility Agent determines (acting reasonably) is not fully insured for a period of at least two years.

(f)	Cross default: Any Financial Indebtedness (other than arising under a Senior Finance Document) of one or more Group Members exceeding €100,000 in aggregate:

(i)	is not paid when due or within any applicable grace period in any agreement relating to that Financial Indebtedness; or

(ii)	is declared to be or otherwise becomes due and payable (or capable of being declared due and payable) before its normal maturity or is placed upon demand (or any commitment for any such indebtedness is cancelled or suspended) (other than on the expiry of any applicable commitment period) by reason of an event of default however described.

(g)	Security enforcement: Any Security Interest (other than arising under a Security Document) over assets of a Group Member securing Financial Indebtedness of one or more Group Members exceeding €100,000 in aggregate becomes enforceable or is enforced.

(h)	Insolvency: A Group Member or Shurgard Europe:

(i)	stops, suspends or threatens to stop or suspend payment of all or a material part of its debts or makes a general assignment or any arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of its indebtedness; or

(ii)	begins negotiations or takes or proposes any proceedings or other step with a view to re-adjusting, re-scheduling or deferring its indebtedness (or any part thereof which it would otherwise be unable to pay when due).

(i)	Insolvency proceedings:

(i)	Any corporate action, legal proceeding or other procedure or step is taken in relation to:

(A)	Insolvency Proceedings in respect of any Group Member or Shurgard Europe;

(B)	the suspension of payments, a moratorium of any indebtedness, bankruptcy, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member or Shurgard Europe; or

(C)	the appointment of a receiver, administrative receiver, administrator or similar officer (in each case, whether out of court or otherwise) in respect of any Group Member or Shurgard Europe or any of its assets (other than pursuant to any Senior Finance Document), or any analogous procedure or step is taken in any jurisdiction.

(ii)	Paragraph (i) does not apply to:

(A)	a petition for winding-up which is frivolous or vexatious and is discharged within 21 days of being presented (or within 90 days in relation to any Group Member incorporated in Belgium) and before its hearing date; or

(B)	a transaction agreed by the Majority Lenders.

(j)	Creditors’ process: Any attachment, sequestration, distress, execution or analogous event in any jurisdiction affects any asset(s) and is not discharged fully within 30 days.

(k)	Expropriation: By any or under the authority of any agency of any state:

(i)	any part of the assets of a Group Member are seized, nationalised, expropriated or compulsorily acquired (other than the compulsory acquisition of the whole of a Property where the proceeds received by the relevant Group Member are at least equal to the Specified Minimum Release Amount for that Property and such proceeds are applied in accordance with Clauses 17.5(i) (Compulsory purchase) and 7.3 (Mandatory prepayment from receipts)) where that could reasonably be expected to have a Material Adverse Effect; or

(ii)	the ability or authority of a Group Member to conduct its business is, in the opinion of the Facility Agent (acting reasonably), wholly or substantially curtailed.

(l)	Cessation of business: A Group Member or Shurgard Europe ceases, or threatens or proposes to cease, to carry on all or a substantial part of its business.

(m)	Legal effectiveness:

(i)	It is or becomes unlawful under any applicable law for a party to a Transaction Document to perform any obligation under that Transaction Document unless (in relation to a Transaction Document other than a Senior Finance Document) such unlawfulness might reasonably be expected not to have a Material Adverse Effect.

(ii)	Any provision of any Transaction Document is or becomes (or is alleged by a party thereto to be) invalid or (subject to the reservations) unenforceable for any reason or any person repudiates or evidences an intention to repudiate a Transaction Document to which it is a party where that might reasonably be expected to have a Material Adverse Effect.

(iii)	An event or circumstance occurs which would constitute an Event of Default but for any invalidity or unenforceability of the relevant obligation under a Senior Finance Document.

(iv)	A Senior Finance Document is or becomes inadmissible in evidence in the English courts or a Security Document does not or ceases to effect (subject to the reservations) the security it purports to effect.

(n)	Disputes with Professionals and Major Trade Contractors: If:

(i)	any dispute arises between a Group Member and any Project Contractor, Major Trade Contractor or Professional under any Building Contract or any Trade Contract or Professional Appointment under which a consideration of more than €1,000,000 is payable by that Group Member to such Project Contractor, Professional or Major Trade Contractor; and

(ii)	as a direct result of that dispute, the relevant Project Contractor, Major Trade Contractor or Professional withdraws its equipment and/or employees from participating in the relevant Project in accordance with the relevant Project Document, the relevant Group Member does not appoint a replacement Project Contractor, Major Trade Contractor or Professional in relation to the relevant Project within one calendar month of the date such withdrawal first occurred.

(o)	Joint Venture Agreement:

(i)	The Joint Venture Agreement is terminated or amended or varied other than as permitted by Clause 15.3(e) (Variation of documents) or an exit procedure under the Joint Venture Agreement is finalised.

(ii)	Any party to the Joint Venture Agreement fails to comply with its obligations under the Joint Venture Agreement where such failure might reasonably be expected to have a Material Adverse Effect.

(iii)	Crescent fails to enter into the Crescent Supplementary Escrow Account Escrow Agreement on or prior to 30 June 2003 and to deposit into the Crescent Supplementary Escrow Account on or prior to such date an amount equal to the lower of:

(A)	€20,000,000; and

(B)	the total amount of its Total Equity Commitment Amount not previously contributed by it to the Parent.

(p)	Material adverse change: An event or series of events occurs which has or could reasonably be expected to have a Material Adverse Effect.

(q)	Board of Managers: Shurgard Europe or any of its subsidiaries or affiliates ceases to be gérant statutaire of the Parent.

(r)	Litigation: Any litigation, arbitration or administrative or regulatory proceeding is commenced by or against a Group Member which could reasonably be expected to be adversely determined and, if so determined, could reasonably be expected to have (whether by itself or together with any related claims) a Material Adverse Effect.

(s)	Audit qualification: The Auditors qualify their report on any audited consolidated financial statements of the Parent in any manner which could reasonably be expected to have a Material Adverse Effect.

(t)	Subordination:

(i)	Any party to the Intercreditor Deed (other than a Senior Finance Party) fails to comply with its obligations thereunder, any representation or warranty given by such a party thereunder is incorrect or the Intercreditor Deed fails to bind any such party or to effect the subordinations it purports to effect for whatever reason.

(ii)	The Subscription Agreement or the Shurgard Europe Short Term Working Capital Facility Agreement fails to bind any party to it (other than the Facility Agent) or to effect the subordination it purports to effect for whatever reason.

(u)	Judgment default: Any Group Member fails to comply with a binding, final non-appealable judgment or order to pay an amount where the aggregate amount for all Group Members subject to any such failure exceeds €100,000.

(v)	Management Agreements:

(i)	Any Management Agreement is terminated or becomes capable of being terminated (by reason of an event of default or termination event (howsoever described) or otherwise) before the originally stated end of its term.

(ii)	The manager under any Management Agreement is replaced without the prior written consent of the Facility Agent.

(w)	Subscription Agreement: The Subscription Agreement is terminated before the originally stated end of its term provided that no Event of Default shall occur under this paragraph where the Facility Agent has confirmed in writing prior to the date of such termination that it is satisfied that at least €2,000,000 is standing to the credit of the Master Proceeds Account of the Parent or the Luxco Borrower and that such amount is available to be applied to meet the liabilities of the Subsidiaries of Shurgard Europe to the relevant Group Members in connection with the Joint Employer Agreement and the Split Payroll Agreements.

(x)	Transaction Documents: Any person fails to comply with any term of a Transaction Document (other than a Senior Finance Document) to which it is a party where such failure could reasonably be expected to have a Material Adverse Effect.

(y)	Change to constitutive documents: The constitutive documents of any Obligor (or any other provision affecting their operation) are amended, varied, supplemented, superseded, waived or terminated without the prior written consent of the Majority Lenders in any manner which could reasonably be expected to have a Material Adverse Effect or to be materially prejudicial to the Security Interests intended to be constituted under the Security Documents.

(z)	Shurgard Europe Credit Agreement:

(i)	Any Financial Indebtedness arising under the Shurgard Europe Credit Agreement is not paid when due or within any applicable grace period in any agreement relating to that Financial Indebtedness.

(ii)	Any Financial Indebtedness arising under the Shurgard Europe Credit Agreement is declared to be or otherwise becomes due and payable (or capable of being declared due and payable) before its normal maturity or is placed upon demand (or any commitment for any such indebtedness is cancelled or suspended) (other than on the expiry of any applicable commitment period) by reason of an event of default however described.

(iii)	Any Security Interest securing any Financial Indebtedness arising under the Shurgard Europe Credit Agreement becomes enforceable or is enforced.

(aa)	Transfer of shares in Parent: Crescent ceases to own 80 per cent. of the equity share capital of the Parent otherwise than with the consent of the Majority Lenders.

18.2	Project Specific Events of Default

(a)	If an event (each a Relevant Event) referred to in:

(i)	Clause 18.1(c) (Breach of specific undertakings) (excluding any failure by an Obligor duly to perform or comply with any undertaking or other obligation owed or assumed by it under Clauses 15.1(c) (Pari passu ranking); 15.1(j) (Funds flow and intercompany loans); 15.2 (Restrictions); 15.3 (Financing structure); 15.4 (Financial covenants) and 16 (Control accounts));

(ii)	Clause 18.1(d) (Breach of other undertakings) (in relation only to a failure by an Obligor duly to perform or comply with any relevant undertaking or other obligation owed or assumed by it under Clause 17 (Property undertakings);

(iii)	Clause 18.1(e) (Major damage); and

(iv)	Clause 18.1(n) (Disputes with Professionals and Major Trade Contractors),

occurs only in relation to a specific Property that is not an Excluded Property (or in relation to a Project situated on such a Property), the Parent shall (on behalf of the relevant Group Member):

(A)	notify the Facility Agent of the occurrence of such Relevant Event within five Business Days of the relevant Group Member becoming aware of its occurrence; and

(B)	give reasonably detailed particulars of such Relevant Event and the relevant Property or Project to which it solely relates.

(b)	Upon receipt of any such notification given in accordance with paragraph (a), the Facility Agent may in its absolute discretion and provided that no other Event of Default is continuing at the time, promptly (and, in any event, within five Business Days) notify the Parent that the relevant Property is designated an Excluded Property with effect from the next Interest Payment Date. Upon the giving of such notice by the Facility Agent the Relevant Event will, subject to the other provisions of this Clause, cease to constitute a Default or an Event of Default.

(c)	The Facility Agent may at any time, by notice to the Parent, determine that the relevant Group Member must sell an Excluded Property and on such terms and subject to such conditions as the Facility Agent may specify.

(d)	The Facility Agent may at any time acting on the instructions of the Majority Lenders notify the Parent that an Excluded Property is to cease to be an Excluded Property, whereupon the relevant Property shall cease to be an Excluded Property and the Relevant Event shall immediately constitute an Event of Default.

(e)	A Property shall cease to be an Excluded Property with effect from the earlier to occur of:

(i)	the date on which the Relevant Event relating to that Excluded Property is remedied to the satisfaction of the Facility Agent or waived by the Majority Lenders;

(ii)	the date of disposal of the relevant Excluded Property pursuant to paragraph (c); and

(iii)	the date such Property ceases to be an Excluded Property in accordance with paragraph (d).

18.3	Acceleration

(a)	On the occurrence of an Event of Default referred to in Clauses 18.1(h) (Insolvency), 18.1(i) (Insolvency proceedings) or 18.1(j) (Creditors’ process):

(i)	all of the Advances, accrued interest thereon and any other sum then payable under this Agreement and any of the other Senior Finance Documents shall immediately become due and payable; and

(ii)	the undrawn portion of each Commitment of each Lender shall be cancelled and no Lender shall be under any further obligation to make available Advances under this Agreement.

(b)	On and at any time after the occurrence of an Event of Default (including an Event of Default referred to in paragraph (a)) which is continuing the Facility Agent may, and will if so directed by the Majority Lenders, by notice to the Parent:

(i)	terminate the availability of the Facility whereupon the Facility shall cease to be available for utilisation, the undrawn portion of each Commitment of each Lender shall be cancelled and no Lender shall be under any further obligation to make available Advances under this Agreement; and/or

(ii)	declare all or part of the Advances, accrued interest thereon and any other sum then payable under this Agreement and any of the other Senior Finance Documents to be immediately due and payable, whereupon such amounts shall become so due and payable; and/or

(iii)	declare all or part of the Advances to be payable on demand whereupon the same shall become payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or

(iv)	terminate the Hedging Agreements (to the extent permitted by the terms of the Hedging Agreements); and/or

(v)	require the issue of Mezzanine Bonds pursuant to the Subscription Agreement to be used to repay or prepay the Advances and any other sum then due and payable under this Agreement; and/or

(vi)	to the extent permitted by applicable law, draw down funds standing to the credit of any Control Account to be used to repay or prepay the Advances and any other sum then due and payable under this Agreement ; and/or

(vii)	where relevant, act pursuant to the Obligors Power of Attorney.

19.	ADMINISTRATIVE PARTIES

19.1	Authorisation of Agents

(a)	Each Senior Finance Party (other than the relevant Agent) irrevocably appoints each Agent to act as its agent under the Senior Finance Documents.

(b)	Each Senior Finance Party irrevocably authorises each Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Senior Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Senior Finance Document expressed to be executed by the relevant Agent on its behalf.

(c)	The Agents have only those duties which are expressly specified in the Senior Finance Documents. Those duties are solely of a mechanical and administrative nature.

19.2	Role of the Arranger

Except as specifically provided in the Senior Finance Documents, the Arranger has no obligations or liabilities of any kind to any other party in connection with any Senior Finance Document.

19.3	No fiduciary duties

Nothing in the Senior Finance Documents makes an Administrative Party a trustee or fiduciary for any other party or any other person, except for the Security Agent in relation to the Security Documents. No Administrative Party need hold in trust any moneys paid to it for a party or be liable to account for interest on those moneys, save as expressly provided for in the Senior Finance Documents.

19.4	Separate rights

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Senior Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Senior Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

19.5	Reliance

Each Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a party other than that Agent); and

(d)	act under the Senior Finance Documents through its personnel and agents.

19.6	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Senior Finance Document, each Agent shall exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and shall not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Neither Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Senior Finance Document.

(c)	An Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with those instructions.

19.7	Responsibility

(a)	No Administrative Party is responsible to any other Senior Finance Party for the adequacy, validity, enforceability, accuracy, completeness or performance of:

(i)	any Senior Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Senior Finance Document.

(b)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Senior Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Senior Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any party or its assets); and

(ii)	has not relied on any information provided to it by any Administrative Party in connection with any Senior Finance Document.

19.8	Exclusion of liability

(a)	Neither Agent is liable to any other Senior Finance Party for any action taken or not taken by it in connection with any Senior Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No party (other than the Agent concerned) may take any proceedings against any officer, employee or agent of an Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Senior Finance Document. Any officer, employee or agent of an Agent may rely on this provision.

19.9	Default

(a)	Neither Agent is obliged to monitor or enquire whether a Default has occurred. Neither Agent is deemed to have knowledge of the occurrence of a Default unless it has received notice from a Party describing such Default and specifying that it is a Default.

(b)	If an Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal or interest or any fee payable to a Senior Finance Party (other than the Agent or the Arranger) under this Agreement,

it shall promptly notify the other Senior Finance Parties.

19.10	Information

(a)	The Facility Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a party for that person.

(b)	Except where a Senior Finance Document specifically provides otherwise, neither Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party.

(c)	Except as provided above, neither Agent has any duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Senior Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Senior Finance Document, to request any certificate or other document from any Obligor.

(d)	In acting as an Agent, the agency division of each Agent is treated as a separate entity from its other divisions and departments. Any information acquired by an Agent which, in its opinion, is acquired by it otherwise than in its capacity as an Agent may be treated as confidential by the Agent and will not be treated as information possessed by the Agent in that capacity.

(e)	Each Obligor irrevocably authorises each Agent to disclose to the other Senior Finance Parties any information which, in the Agent’s opinion, is received by it in its capacity as an Agent.

(f)	Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

19.11	Indemnities to Agents

(a)	Without limiting the liability of any Obligor under the Senior Finance Documents, each Lender shall indemnify each Agent (in proportion to its share of the total Commitments or, if the total Commitments are then zero, to its share of the total Commitments immediately before their reduction to zero) against any loss or liability incurred by such Agent in acting as an Agent, except to the extent that the loss or liability is caused by the Agent’s gross negligence or wilful misconduct.

(b)	Each Agent may deduct from any amount received by it for a Lender any amount due to the Agent from that Lender under a Senior Finance Document but unpaid.

(c)	The Obligors shall promptly reimburse each Lender for any payment made or loss suffered by such Lender under this Clause 19.11.

19.12	Compliance

Each Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

19.13	Resignation

(a)	Each Agent may resign and appoint any of its affiliates as a successor Agent by giving not less than 30 days notice to the Lenders and the Parent.

(b)	Alternatively, each Agent may resign by giving not less than 30 days notice to the Lenders and the Parent, in which case the Majority Lenders may appoint a successor Agent with the consent of the Parent (acting reasonably).

(c)	If no successor Agent has been appointed under paragraph (b) within 30 days after notice of resignation was given, the Agent may appoint with the consent of the Parent (acting reasonably) a successor Agent (acting through an office in the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Senior Finance Documents.

(e)	The resignation of an Agent and the appointment of any successor Agent will both become effective only when:

(i)	the successor Agent notifies all the parties that it accepts its appointment; and

(ii)	in the case of the Security Agent, the Facility Agent confirms that it is satisfied that the Security Documents (and any related documentation) have been, to the extent necessary, transferred to or into (and where required registered in) the name of the proposed successor Security Agent.

On the conditions to appointment being satisfied, the successor Agent will succeed to the position of the Agent and the term Facility Agent or Security Agent as applicable will mean the successor Agent.

(f)	Upon its resignation becoming effective, this Clause 19 will continue to benefit the retiring Agent in respect of any action taken or not taken by it in connection with the Senior Finance Documents while it was an Agent, and, subject to paragraph (d), it will have no further obligations as Agent under any Senior Finance Document.

(g)	The Majority Lenders may, by notice to an Agent, require it to resign under paragraph (b).

(h)	The Obligors will (at the cost of the Lenders) take such action and execute such documents as is required by the Security Agent so that the Security Documents provide for effective and perfected security in favour of any successor Security Agent.

(i)	No Obligor will incur any additional liability under this Agreement to the Agents in excess of the amount such Obligor would have been obliged to pay if the successor Agent had not been so appointed unless:

(i)	after the date on which the successor Agent is appointed, there is any change in, or in the interpretation or application of, any relevant law or the practice giving rise to any such liability; or

(ii)	the relevant Obligor would incur such liability irrespective of whether or not a successor Agent had been appointed.

19.14	Relationship with Lenders

(a)	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and shall if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent shall keep a register of all the parties and supply any other party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

19.15	Facility Agent’s management time

Any amount payable to the Facility Agent under Clauses 26 (Indemnities) and 19.11 (Indemnities to Agents) shall include the cost of utilising the Facility Agent’s reasonable management time or other resources incurred in connection with a Default and which will be calculated on the basis of such reasonable daily or hourly rate as the Facility Agent may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under any Fees Letter.

19.16	Reliance and engagement letters

Each Senior Finance Party confirms that each of the Arranger and the Facility Agent has authority to accept on its behalf the terms of any reliance letter or engagement letter relating to the Report or any reports or letters provided by accountants in connection with the Senior Finance Documents or the transactions contemplated in the Senior Finance Documents and to bind it in respect of the Report or such reports and letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

19.17	Change of office of Agents

Each Agent may at any time and in its sole discretion by written notice of not less than 30 days to the Parent and each of the other Senior Finance Parties designate a different office in Paris from which its duties as an Agent will be performed.

19.18	Role of Security Agent

Unless otherwise specified in this Agreement, the Security Agent shall hold the benefit of the Security Documents to which it is party as agent and security trustee for itself and the Senior Finance Parties, shall apply all payments and other benefits received by it by reason thereof, or otherwise realised thereunder and shall have the rights, remedies and exonerations, in each case as provided in the Intercreditor Deed.

19.19	Release of security

If a Group Member disposes of an asset where that disposal is permitted by the terms of the Senior Finance Documents or is otherwise consented to pursuant to the terms of the Senior Finance Documents then the Facility Agent shall promptly (and is hereby authorised by the Senior Finance Parties to) execute and instruct the Security Agent to execute such documents effecting the release of that asset from the security under the Security Documents as are required to allow the disposal to take place.

20.	POWER OF ATTORNEY

20.1	The Security Agent as attorney for the Senior Finance Parties

(a)	Each Senior Finance Party appoints the Security Agent as its attorney with a view to the signing of any Security Document either governed by Belgian, Danish, Swedish or French law or entered into by an Obligor incorporated in Belgium, Denmark, Sweden or France, with full power on its behalf and in its name:

(i)	to do all acts and things and agree the terms of and execute all documents which the Security Agent may consider necessary or useful for the purposes of executing, registering and administering any such Security Document, enforcing and renewing such power if and when needed and waiving or releasing any right acquired by any Senior Finance Party hereunder; and

(ii)	generally to take any action in any manner whatsoever related to any such Security Document.

(b)	Each Senior Finance Party undertakes, if so requested by the Security Agent, to ratify or confirm any act of the Security Agent performed in accordance with paragraph (a) and/or to grant any specific and supplementary power of attorney, especially (but without limitation) with respect to the enforcement of any Security Document either governed by Belgian, Danish, Swedish or French law or entered into by an Obligor incorporated in Belgium, Denmark, Sweden or France.

21.	CHANGES TO PARTIES

21.1	Assignments and transfers by Obligors

No Obligor shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

21.2	Assignments and transfers by Lenders

Any Lender (Existing Lender) may assign all or any of its rights and benefits under the Senior Finance Documents or transfer in accordance with Clause 21.4 (Transfer mechanism) all or any of its rights, benefits and obligations under the Senior Finance Documents to any regulated bank or financial institution (New Lender):

(a)	such assignment or transfer shall be in a minimum amount of €10,000,000 except in the case of an assignment or transfer which has the effect of reducing the participation of the Existing Lender in the Facility to zero; and

(b)	the New Lender has entered into an accession agreement to the Intercreditor Deed.

21.3	Assignments by Lenders

If any Lender assigns all or any of its rights and benefits hereunder in accordance with Clause 21.2 (Assignments and transfers by Lenders), then, unless and until the assignee has delivered a notice to the Facility Agent confirming in favour of the Facility Agent and the other Senior Finance Parties that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Lender, the Facility Agent and the other Senior Finance Parties shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

21.4	Transfer mechanism

If any Lender wishes to transfer by novation all or any of its rights, benefits and/or obligations as contemplated in Clause 21.2 (Assignments and transfers by Lenders), then such transfer shall be effected if the Facility Agent executes an otherwise duly completed and executed Transfer Certificate delivered to it. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply and being delivered in accordance with this Agreement, execute that Transfer Certificate. On the Transfer Date:

(a)	to the extent that in such Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Senior Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (being discharged rights and obligations);

(b)	each Obligor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of the Obligor and the Existing Lender;

(c)	the Facility Agent, the New Lender and the other Senior Finance Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Facility Agent and the Existing Lender shall each be released from further obligations to each other hereunder; and

(d)	the New Lender shall become a party hereto as a Lender.

For the purposes of Article 1278 of the Belgian Civil Code and Article 1271 of the French Civil Code, each Obligor and the Lenders agree that, upon any transfer in whole or in part of any rights of an Existing Lender to a New Lender by way of novation, the Security Interests created by the Security Documents will be preserved for the benefit of the New Lender and the Security Agent.

21.5	Assignment and transfer fees

On the date upon which an assignment takes effect in accordance with Clause 21.3 (Assignments by Lenders) or a transfer takes effect in accordance with Clause 21.4 (Transfer mechanism) the relevant New Lender shall pay to the Facility Agent for its own account a fee of €1,000.

21.6	Disclosure of information

Notwithstanding Clause 24.2 (Confidentiality), any Lender may disclose to its affiliates or any person:

(a)	to (or through) whom such Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations hereunder; or

(b)	with (or through) whom such Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Senior Finance Documents or any Obligor, such information about any Group Member or the Senior Finance Documents as such Lender shall consider appropriate, provided that the person to whom such information is to be given has entered into a Confidentiality Undertaking.

21.7	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Senior Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Senior Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Senior Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Senior Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Senior Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Senior Finance Documents or any Commitment is in force.

(c)	Nothing in any Senior Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 20; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Senior Finance Documents or otherwise.

21.8	Increased costs on change of Lender or Facility Office

If a Lender assigns or transfers any portion of the Facility or changes its Facility Office and, as a result of circumstances existing at the time of the assignment, transfer or change, an Obligor would be obliged to pay an amount under Clause 10 (Taxes) or Clause 11.2 (Increased costs), that Obligor need only pay such amount to the extent it would have been obliged if that assignment, transfer or change had not occurred.

21.9	Additional Guarantors

(a)	The Parent may, at any time if a Default is not continuing, request all the Lenders to consent to a special purpose body corporate becoming a wholly-owned Subsidiary of the Parent (or, in the case of any such body corporate incorporated in Germany, a Subsidiary that is directly owned by the Parent as to 94.8 per cent. of its registered share capital) and acceding as a Guarantor under this Agreement.

(b)	Any such consent may only be given by all the Lenders in their absolute discretion upon such conditions as they may specify (including in relation to the granting of Security Interests in favour of the Lenders).

(c)	If consent is given in accordance with paragraph (b) and following satisfaction of any conditions specified in relation to such consent, the Parent will:

(i)	constitute that body corporate as its wholly-owned Subsidiary; and

(ii)	procure that such body corporate delivers to the Facility Agent a duly executed Accession Document immediately after that body corporate becomes a Group Member.

(d)	The Facility Agent shall execute that Accession Document if:

(i)	all the Lenders have given consent in accordance with paragraph (b) and all conditions specified in relation to such consent have been met;

(ii)	no Default is continuing or would result from the additional Guarantor acceding as a party to this Agreement; and

(iii)	the additional Guarantor has duly acceded to the Intercreditor Deed.

(e)	The relevant wholly-owned Subsidiary will become a Guarantor with effect from the date of the relevant Accession Document.

21.10	Notification

The Facility Agent will notify:

(a)	the Luxco Borrower (on behalf of itself and the German Borrower) within 14 Business Days of the date upon which an assignment takes effect pursuant to Clause 21.3 (Assignment by the Lenders); and

(b)	the Lenders within 14 Business Days of the date upon which an additional Guarantor accedes to this Agreement pursuant to Clause 21.9 (Additional Guarantors).

21.11	Release of Guarantors

If all the shares in a Guarantor are disposed of pursuant to the enforcement of any Security Document and as a result the Guarantor ceases to be a Group Member, the Facility Agent shall promptly (and is hereby authorised by the Senior Finance Parties to) execute and instruct the Security Agent to execute such documents as may be necessary to release such Guarantor from all past, present and future liabilities (including rights of contribution) under the Senior Finance Documents and all existing Guarantors hereby consent to such release and confirm that their respective liabilities as Guarantor shall not be discharged or otherwise affected by such release.

22.	RECOVERIES, LOSS SHARING, PARTIAL PAYMENTS AND SET OFF

22.1	Redistribution

If any amount owing by an Obligor under a Senior Finance Document to a Senior Finance Party (the Recovering Finance Party) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a Recovery), then:

(a)	the Recovering Finance Party shall, within three Business Days, supply details of the Recovery to the Facility Agent;

(b)	the Facility Agent shall calculate whether the Recovery is in excess of the amount which the Recovering Finance Party would have received if the Recovery has been received by the Facility Agent under this Agreement; and

(c)	the Recovering Finance Party shall pay to the Facility Agent an amount equal to the excess (the Redistribution).

22.2	Effect of Redistribution

(a)	The Facility Agent shall treat a Redistribution as if it were a payment by the relevant Obligor under a Senior Finance Document and distribute it among the Senior Finance Parties (other than the Recovering Finance Party) accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a), the Recovering Finance Party will be subrogated to the rights of the Senior Finance Parties which have shared in that Redistribution.

(c)	If and to the extent that the Recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b), the relevant Obligor will owe the Recovering Finance Party a debt which is equal to the Redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a Recovering Finance Party has to subsequently return a Recovery, or an amount measured by reference to a Recovery, to an Obligor; and

(ii)	the Recovering Finance Party has paid a Redistribution in relation to that Recovery,

each Senior Finance Party (other than the Recovering Finance Party) shall reimburse the Recovering Finance Party all or the appropriate portion of the Redistribution paid to that Senior Finance Party, together with interest for the period it held the amount to be reimbursed. In that event, the subrogation in paragraph (b) will operate in reverse to the extent of the reimbursement.

22.3	Exceptions

Notwithstanding any other term of this Clause 22, a Recovering Finance Party need not pay a Redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the Redistribution; or

(b)	it would be sharing with another Senior Finance Party any amount which the Recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)	the other Senior Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them; or

(c)	the Redistribution is received in its capacity as a Hedging Lender at any time before the occurrence of an Event of Default referred to in paragraph (a) of Clause 18.3 (Acceleration) or the service of a notice (Acceleration Notice) under paragraphs (b)(i) or (b)(ii) or a demand following a notice under paragraph (b)(iii) in each case of Clause 18.3 (Acceleration) or (to the extent received after service of an Acceleration Notice) to the extent that the Redistribution arises as a result of exercising rights under the Hedging Agreements to set off or net sums due and payable by and to it under those documents in its capacity as a Hedging Lender or to combine accounts where such rights have been taken into account for the purpose of determining its respective exposure in accordance with the Senior Finance Documents.

22.4	Partial payments

(a)	If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by an Obligor under the Senior Finance Documents, the Facility Agent shall apply that payment towards the payment obligations of that Obligor under the Senior Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Senior Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, commission or periodic fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Senior Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) inclusive.

(c)	Paragraphs (a) and (b) will override any appropriation made by an Obligor.

22.5	Set-off

A Senior Finance Party may set off any matured obligation due from an Obligor under the Senior Finance Documents (to the extent beneficially owed by that Senior Finance Party and subject to the provisions of Clauses 13.9 (German guarantee limitation) to 13.14 (Dutch guarantee limitation)) against any matured obligation owed by that Senior Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Senior Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. That Senior Finance Party shall promptly notify that Obligor of any such set-off or conversion. All payments by an Obligor under the Senior Finance Documents shall be made without set-off or counterclaim.

23.	CALCULATIONS AND CERTIFICATES

23.1	Accounts

The entries made in the accounts maintained by a Senior Finance Party are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings arising out of or in connection with a Senior Finance Document.

23.2	Certificates and determinations

Any certification or determination by a Senior Finance Party of a rate or amount under any Senior Finance Document shall set out the basis of calculation in reasonable detail and, in the absence of manifest error, shall be deemed to be conclusive evidence of the matters to which it relates.

23.3	Day Count Convention

Any interest, commission or fee accruing under a Senior Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the Relevant Interbank Market practice differs, in accordance with that practice.

24.	NOTICES AND CONFIDENTIALITY

24.1	Notice

(a)	Method: Any notice or other communication to be served under or in connection with the Senior Finance Documents shall be made in writing and, unless otherwise stated, served in person or by post, fax or any electronic method of communication approved by the Facility Agent to the relevant party at its address or fax number shown immediately after its name on the signature page of this Agreement or set out under its name in Schedule 1 or set out in the Transfer Certificate or Accession Document by which it became party hereto or such other address or number notified by it to the other parties to this Agreement and, in the case of any Senior Finance Party, marked for the attention of the person or department there specified.

(b)	Deemed service: Any notice or other communication served by post will, unless otherwise stated, be effective five days after posting or on delivery if delivered personally or by courier. A notice or other communication sent by fax will, unless otherwise stated, be effective at the time of transmission unless served on a day which is not a Business Day or after 5.00 p.m. in which case it will be deemed served at 9.00 a.m. on the following Business Day provided that any notice or communication served on any Senior Finance Party will only be effective on receipt by the relevant party. Any communication or notice to an Agent or a Lender by electronic method will be effective only when actually received in readable form and, if to an Agent, if addressed in the manner specified by that Agent for this purpose.

(c)	Proof of service: In proving service of any notice or other communication it will be sufficient to prove:

(i)	in the case of a letter, that such letter was properly stamped or franked, addressed and placed in the post or in the case of personal delivery, was left at the correct address; and

(ii)	in the case of a fax transmission, that fax was duly transmitted to the fax number, as appropriate, of the addressee referred to in paragraph (a).

(d)	English language:

(i)	Any notice given under or in connection with any Senior Finance Document must be in English.

(ii)	All other documents provided under or in connection with any Senior Finance Document must be:

(A)	in English; or

(B)	if not in English, and if so required by an Agent, accompanied by a certified English translation in which case the English translation will prevail unless the document is a constitutive, statutory or other official document.

24.2	Confidentiality

Subject to Clause 21.6 (Disclosure of information), the parties will keep confidential the Senior Finance Documents and all information which they acquire under or in connection with the Senior Finance Documents save that such information may be disclosed:

(a)	if so required by law or regulation or, if requested by any agency of state, regulator or taxation authority with jurisdiction over any Senior Finance Party or any affiliate of any Senior Finance Party;

(b)	if it comes into the public domain (other than as a result of a breach of this Clause 24.2);

(c)	to auditors, professional advisers or rating agencies who are required in the course of their duties or role to receive such information;

(d)	in connection with any legal or arbitration proceedings; or

(e)	to Investors.

The provisions of this Clause 24.2 supersede any undertakings relating to confidentiality previously given by any Senior Finance Party in favour of any Obligor.

24.3	Use of websites

(a)	An Obligor may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who so agree by posting the information onto an electronic website designated by the Parent and the Facility Agent (the Designated Website) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by that method;

(ii)	both the Parent and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Parent and the Facility Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Facility Agent shall notify the Parent accordingly and the Parent shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Facility Agent.

(c)	The Parent shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v), all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall comply with any such request within 10 Business Days.

25.	AMENDMENTS AND WAIVERS

25.1	Lenders

(a)	Majority Lenders: Subject to the other provisions of this Clause 25, any provision of this Agreement or any other Senior Finance Document may be amended or waived and all consents hereunder may be given with the agreement of the Majority Lenders and the Parent.

(b)	All Lenders: Any amendment or waiver which relates to:

(i)	an extension of the final scheduled maturity date of or the Availability Period for the Facility;

(ii)	an extension to the date for payment of any amount under the Senior Finance Documents;

(iii)	a reduction in the Margin, fees or commission payable;

(iv)	a change to the Borrowers or Guarantors save as expressly provided for in this Agreement;

(v)	a reduction in the principal amount outstanding under the Facility (except as a result of a repayment or prepayment);

(vi)	an increase or reduction in any Commitment;

(vii)	this Clause 25, Clause 3.3 (Rights and obligations of Senior Finance Parties), Clauses 21.2 (Assignments and transfers by Lenders) to 21.4 (Transfer mechanism) inclusive or to the definition of Majority Lenders; or

(viii)	any provision which expressly requires the consent of all the Lenders.

shall not be made without the prior consent of all the Lenders.

(c)	Security: Any release of security or a guarantee (otherwise than as expressly permitted by this Agreement or pursuant to enforcement action) requires the consent of all the Lenders.

25.2	Specific Parties

(a)	Administrative Parties: Any amendment or waiver which relates to the rights or obligations of an Administrative Party requires its consent also.

(b)	Hedging Lenders: Any amendment or waiver which relates to the rights or obligations of a Hedging Lender requires its consent also unless expressly provided otherwise in the Senior Finance Documents. The Hedging Agreements may be amended or waived by agreement between the parties thereto subject to the provisions of the Intercreditor Deed.

25.3	Security Documents

The Security Documents may be amended or waived with the agreement of the relevant Obligor and the Security Agent in accordance with the terms of the Intercreditor Deed.

25.4	Obligors authorise Luxco Borrower

Each Obligor (other than the Luxco Borrower) irrevocably appoints the Luxco Borrower to act on its behalf as its agent in relation to the Senior Finance Documents and irrevocably authorises the Luxco Borrower to:

(a)	give all notices and instructions (including Utilisation Requests) and make such agreements expressed to be capable of being given or made by the Luxco Borrower on behalf of the Obligors or any of them under this Agreement; and

(b)	agree (including by signing) on behalf of the Obligors or any of them the terms of any consents or waivers given or requested under the Senior Finance Documents and all amendments made to any of them (including this Agreement), notwithstanding in either case that they may affect rights and obligations of that Obligor (or increase its liabilities under the Senior Finance Documents) and in either case without further reference to or the consent of that Obligor and that Obligor shall, in relation to each other party to this Agreement and each other Senior Finance Document, be bound thereby as though it had itself given such notice or instruction, made such agreement or agreed such consent, waiver or amendment.

25.5	Remedies and waivers

(a)	No failure or delay by any Senior Finance Party in exercising any right or remedy under any Senior Finance Document will operate as a waiver nor will any single or partial exercise of any right or remedy prevent any other or further exercise or the exercise of any other right or remedy. The rights and remedies provided in the Senior Finance Documents are cumulative and not exclusive of any rights and remedies provided by law.

(b)	A waiver given or consent granted by any Senior Finance Party under the Senior Finance Documents will be effective only if given in writing and then only in the instance and for the purpose for which it is given. No waiver shall be deemed to have arisen by conduct or omission.

26.	INDEMNITIES

26.1	Initial expenses

Each of the Obligors will on demand pay and reimburse the Administrative Parties on the basis of a full indemnity, all reasonable costs and expenses (including legal fees and other out of pocket expenses and any VAT or other similar tax thereon) properly incurred by them in connection with:

(a)	the negotiation, preparation, execution and completion of each of the Senior Finance Documents, and all documents, matters and things referred to in the Senior Finance Documents or incidental to any of the Senior Finance Documents;

(b)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the same) relating to any of the Senior Finance Documents which is requested by or on behalf of an Obligor or which becomes necessary as a result of circumstances affecting any Obligor; and

(c)	the syndication of the Facility (including costs of preparing the Syndication Memorandum or the Second Syndication Memorandum).

26.2	Enforcement expenses

Each of the Obligors will on demand pay and reimburse each Senior Finance Party, on the basis of a full indemnity, all costs and expenses (including legal fees and other out of pocket expenses and any VAT or other similar tax thereon) properly incurred by such Senior Finance Party in connection with the preservation, enforcement or the attempted preservation or enforcement of any of that Senior Finance Party’s rights under any of the Senior Finance Documents and shall indemnify each Senior Finance Party against all costs, expenses and liabilities arising from the exercise or purported exercise in good faith of any of the powers conferred by the Obligors Power of Attorney.

26.3	General indemnity

Each of the Obligors will on demand indemnify each Senior Finance Party against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of:

(a)	an Advance not being made after a Utilisation Request has been delivered for that Advance (other than by reason of negligence or default by that Senior Finance Party);

(b)	any sum payable by any Obligor under the Senior Finance Documents not being paid on its due date including any cost, loss, expenses or liability as a result of any distribution or redistribution of any amount among the Senior Finance Parties under this Agreement;

(c)	the occurrence of any Default or the giving of a notice under Clause 18.3 (Acceleration);

(d)	the receipt or recovery by that Senior Finance Party (or the Facility Agent on its behalf) of all or part of any Advance or overdue sum otherwise than on the last day of an Interest Period relating to that Advance or overdue sum; or

(e)	any prepayment under a Senior Finance Document not being made in accordance with a notice of prepayment.

26.4	Currency indemnity

If a Senior Finance Party suffers or incurs a loss, cost, liability or expense due to:

(a)	it receiving an amount in respect of an Obligor’s liability under a Senior Finance Document; or

(b)	such a liability being converted into claim, proof, judgement, order or award,

in a currency differing from that in which the amount is expressed to be payable under that Senior Finance Document, the Obligor shall, as an independent obligation, indemnify that Senior Finance Party against that loss, cost, liability or expense within three Business Days of demand.

26.5	Environmental indemnity

Each Obligor shall, within three Business Days of demand, indemnify each Senior Finance Party and its affiliates and each of their officers, directors, employees, agents and advisors (each an Indemnified Party) from and against any and all claims, damages, losses, liabilities and expenses (including legal fees and expenses), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defence of, any actual or threatened investigation, litigation or arbitral or other proceeding arising out of, related to or in connection with the Senior Finance Documents or any other Transaction Document to the extent that such investigation, litigation or proceeding arises out of, relates to or is connected with any Environmental Law, Environmental Contamination or Environmental Authorisation, whether or not such investigation, litigation or proceeding is brought by a Group Member, its shareholders or creditors or an Indemnified Party is otherwise party thereto, except to the extent such claim, damage, loss, liability or expense results from such Indemnified Party’s gross negligence or wilful misconduct. An Indemnified Party who is not a party to this Agreement may rely on this Clause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

27.	PARTIAL INVALIDITY

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability of the remaining provisions in that jurisdiction or of that provision in any other jurisdiction.

28.	GOVERNING LAW AND ENFORCEMENT

28.1	Governing law

This Agreement (and any dispute, controversy, proceedings or claims of whatever nature arising out of or in any way relating to this Agreement) shall be governed by and construed in all respects in accordance with English law.

28.2	Jurisdiction

(a)	All parties agree that the courts of England are (subject to paragraphs (b) and (c) below) to have exclusive jurisdiction to settle any dispute (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, any Senior Finance Document or otherwise arising in connection with any Senior Finance Document and for such purposes irrevocably submit to the jurisdiction of the English courts.

(b)	The agreement contained in paragraph (a) is included for the benefit of the Senior Finance Parties who shall retain the right to take proceedings in any other courts with jurisdiction. To the extent permitted by law, the Senior Finance Parties may take concurrent proceedings in any number of jurisdictions.

(c)	Each Obligor agrees that a judgment or order of any court referred to in this Clause 28.2 is conclusive and binding and may be enforced against it in the courts of any other jurisdiction.

(d)	Each party irrevocably waives any right it may have to a jury trial of any action or proceeding in connection with any Senior Finance Document.

28.3	Process agent

Each Obligor which is not a company incorporated in England and Wales hereby irrevocably and unconditionally appoints and agrees to maintain First Shurgard UK Limited (whose principal office is currently at 14 St. Mary’s Road, Ditton Hill, Surbiton, Surrey KT6 SEY, United Kingdom) as its agent in England to receive, for and on behalf of itself, service of process in any proceedings before the English courts relating to the Senior Finance Documents.

28.4	Service

Each Obligor hereby irrevocably and unconditionally:

(a)	agrees that failure by any process agent to give notice of process served to it shall not impair the validity of such service or of any judgment based on that service; and

(b)	agrees that nothing in any Senior Finance Document shall affect the right to serve process in any other manner permitted by law.

28.5	Third parties

(a)	Except as otherwise expressly provided in a Senior Finance Document, the terms of a Senior Finance Document may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any term of any Senior Finance Document, no consent of a third party is required for any termination or amendment of that Senior Finance Document.

28.6	Counterparts

Each Senior Finance Document may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same Senior Finance Document.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the date first written above.

SCHEDULE 1

THE LENDERS

Lender	Facility Commitment	Facility Office
Natexis Banques Populaires	€50,000,000	45 Rue Saint Dominique 75007 Paris France
Société Générale	€40,000,000	Tour Société Générale 17 Cours Valmy 92972 Paris-La Défense Cedex France
Banque de l’Economie du Commerce et de la Monétique	€25,000,000	4, rue Gaillon 75002 Paris France
Crédit Foncier de France	€15,000,000	19 rue des Capucines 75001 Paris France
BoA Netherlands Coöperatieve U.A., London Branch	€10,000,000	Herengracht 469, 1017 BS Amsterdam, The Netherlands

	€140,000,000

SCHEDULE 2

GUARANTORS

Name	Jurisdiction	Registered number
First Shurgard SPRL	Belgium	665.404
First Shurgard Finance SARL	Luxembourg	B-93014
First Shurgard Sweden AB	Sweden	556640-8687
First Shurgard Sweden Invest KB	Sweden	969687-5591
First Shurgard Denmark APS	Denmark	CVR 26985587
First Shurgard Denmark Invest APS	Denmark	CVR 26689007
First Shurgard UK Limited	England	4621869
First Shurgard Nederland BV	Netherlands	1237637
Shurgard Deutschland ES MLS GmbH (to be renamed First Shurgard Deutschland GmbH)	Germany	HRB 2598
First Shurgard France SAS	France	RCS 443 404 355

SCHEDULE 3

CONDITIONS PRECEDENT

Part A

Initial Conditions Precedent

1. Formalities certificates:

A certificate from each Obligor, Crescent and Shurgard Europe in the form set out in Schedule 10 signed by an authorised director and the secretary (or equivalent) of such entity attaching the documents referred to in such certificate including copies of the constitutive documents of the relevant entity and any necessary board and shareholder resolutions or resolutions of the management or supervisory boards of such entity approving the Transaction Documents to which such entity is a party all such documents to be in the agreed form.

2. Senior Finance Documents: each of the following documents in the agreed form duly executed and delivered by all parties thereto:

(a)	this Agreement;

(b)	each Security Document specified in Schedule 8 together with each document expressed to be deliverable thereunder;

(c)	the Intercreditor Deed;

(d)	the Hedging Agreements required to be executed pursuant to paragraphs (i) and, to the extent applicable, (iii) of Clause 15.3(g) (Hedging) and evidence of entry into the currency hedging arrangements referred to in paragraph (ii) of Clause 15.3(g) (Hedging);

(e)	the Fees Letters; and

(f)	the Obligors Power of Attorney.

3. Subscription Agreement: the Subscription Agreement in the agreed form duly executed and delivered by all parties thereto.

4. Investor Documents: certified copies of the following documents:

(a)	the Constitutive Documents; and

(b)	the Joint Venture Agreement.

5. Other Transaction Documents: certified copies of the following documents:

(a)	the Management Agreements;

(b)	the Joint Employer Agreement;

(c)	the Split Payroll Agreements;

(d)	the Administrative Services Agreement;

(e)	the Acquisition Documents;

(f)	the Equity Drawdown Escrow Account Escrow Agreement;

(g)	the Original Investor Side Letters; and

(h)	the Termination Agreement.

6. Intercompany Loan Agreements: certified copies of the following documents:

(a)	the Downstream Intercompany Loan Agreement; and

(b)	the Upstream Intercompany Loan Agreement.

7. Group structure:

(a)	A certified copy of the Structure Document.

(b)	Certified copies of the register of shareholders (or equivalent) of each Obligor evidencing transfer and ownership of the shares in each Obligor in accordance with the Acquisition Documents and the Structure Document.

8. Financial information: Certified copies of:

(a)	the Business Plan; and

(b)	the Original Financial Statements.

9. Report: Originals of the Report duly addressed to each of the Senior Finance Parties (and their successors, assignees and transferees).

10. Authorisations: certified copies of all authorisations necessary for any of the transactions contemplated by the Senior Finance Documents and the other Transaction Documents and their validity and/or enforceability certified as having been obtained and being in full force and effect.

11. Share certificates and stock transfers: Where relevant under applicable local law, share certificates together with stamped executed blank stock transfers or other relevant transfer documents in respect of all shares charged or pledged under the Security Documents and stock transfer forms executed in blank in respect thereof.

12. Insurances: Evidence that the insurances required to be taken out in accordance with paragraph (a) of Clause 17.6 (Insurance) of this Agreement have been taken out and are in full force and effect in relation to the Initial Properties and the Second Stage Properties in the form of a confirmation in the agreed form from the relevant brokers.

13. Security releases: Evidence that all Security Interests in favour of third parties (and which are not permitted under the terms of this Agreement) have been released.

14. Legal opinions:

(a)	Legal opinions of:

(i)	Freshfields Bruckhaus Deringer as to matters of English law;

(ii)	Freshfields Bruckhaus Deringer as to matters of Belgian law;

(iii)	Freshfields Bruckhaus Deringer as to matters of Dutch law;

(iv)	Freshfields Bruckhaus Deringer as to matters of French law;

(v)	Freshfields Bruckhaus Deringer as to matters of German law;

(vi)	Vinge as to matters of Swedish law;

(vii)	Gorrissen Federspiel Kierkegaard as to matters of Danish law; and

(viii)	Arendt & Medernach as to matters of Luxembourg law;

in relation to the Senior Finance Documents;

(b)	Legal opinions of:

(i)	Linklaters Loesch as to matters of Luxembourg law; and

(ii)	Perkins Coie as to matters of Washington state law;

in relation to the Subscription Agreement;

each in form and substance satisfactory to the Facility Agent.

15. Fees: Receipt by the Facility Agent of all fees due and payable on or prior to the Utilisation Date of the first Advance in accordance with the Fees Letters and all other fees, costs and expenses (including legal fees and all costs of registration, property transfers, security or otherwise) due and payable by the Obligors on or prior to such date.

16. Bank accounts:

(a)	A list of Control Accounts (including details of all relevant sub-accounts) approved by the Facility Agent for the purposes of Clause 16 (Control Accounts).

(b)	A statement in relation to the Equity Drawdown Account evidencing the matters referred to in paragraph (b)(ii) of Clause 4.1 (Initial conditions precedent).

17. Real Estate Package: A pro forma Real Estate Package in the agreed form.

18. Agreed form documentation: Agreed forms of the documents referred to in paragraph 1 of Part B of this Schedule 3.

Part B

Conditions Precedent for Properties and Projects

1.	Senior Finance Documents

(a)	Real Estate Security Documents: Except to the extent already provided to the Facility Agent the relevant Real Estate Security Document duly executed by each person which is, or is expressed to be, a party to it.

(b)	Insurance Policy Security Documents: Except to the extent already provided to the Facility Agent a Security Document in respect of the Insurance Policies relating to the relevant Property duly executed by each person which is, or which is expressed to be, a party to it.

(c)	Collateral Warranties: All Collateral Warranties required by Clause 17.1 (Projects) in respect of the relevant Property or Project except in relation to the Initial Properties and the following Second Stage Properties:

(A)	Eragny;

(B)	Essen; and

(C)	Amsterdam Sneevliet.

(d)	Building Lease assignment: In respect of any Asset Company incorporated in Sweden or Denmark and except to the extent already provided to the Facility Agent, a receivables pledge Security Document in respect of receivables under any Building Lease of the relevant Property.

(e)	Officer’s certificate: A certificate of the relevant Obligor signed by an authorised director and the secretary (or equivalent) of such Obligor certifying that each document delivered under Part B of this Schedule 3 is correct and complete and in full force and effect.

2.	Properties

(a)	Germany: In relation to each Property owned by an Obligor incorporated in Germany:

(i) either:

(A)	in relation to an Initial Property, a certified and up-to-date copy of an extract of the land registry confirming that such Obligor or, as appropriate, Shurgard Deutschland MG WNS GmbH or Shurgard Deutschland MG KS GmbH, is the registered owner of such Property and confirming that no encumbrances exist other than easements and personal limited servitudes (excluding dwelling rights); or

(B)	in relation to a Second Stage Property or an Approved New Property, a certified and up-to-date copy of an extract of the land registry confirming that such Obligor is the registered owner of such Property and confirming that no encumbrances exist other than easements and personal limited servitudes (excluding dwelling rights); and

(ii)	in relation to an Initial Property or a Second Stage Property, the acquisition agreement referred to in paragraph (vi) of Clause 14.1(m) (Title to assets);

(iii)	all Leases (if any) relating to such Property under which any Obligor is tenant or which demise any interest in any such Property for a period of more than 12 months;

(iv)	copies of all notices to tenants and consents by landlords as applicable; and

(v)	a certificate in English from the insurance broker to such Obligor evidencing the extent and level of the building insurance cover in force and the compliance with the requirements of Clause 17.6 (Insurance), if any.

(b)	England and Wales: In relation to each Property owned by an Obligor incorporated in England and Wales:

(i)	where available, office copies of the register of title from HM Land Registry or a letter from the legal advisers to such Obligor confirming the completion of the purchase and that the transfer is at HM Land Registry as part of the application to register such Obligor as registered proprietor;

(ii)	a copy of the fixed charge debenture creating fixed security over such property entered into by such Obligor in favour of the Security Agent as trustee for the Senior Finance Parties;

(iii)	a certificate in English from the insurance broker to such Obligor evidencing the extent and level of the building insurance cover in force and that the interest of the Facility Agent as mortgagee is stated as composite insured and that the Insurance Policies comply with the requirements of Clause 17.6 (Insurance);

(iv)	all title documents or an undertaking from the English solicitors for such Obligor to hold the same to the order of the English solicitors for the Facility Agent;

(v)	all Leases (if any) relating to such Property under which any Obligor is tenant or which demise any interest in any such Property for a period of more than 12 months or, in any case, an undertaking from the English solicitors for such Obligor to hold the same to the order of the English solicitors for the Facility Agent;

(vi)	the results of HM Land Registry Searches in favour of the Facility Agent on the appropriate forms against all of the registered titles comprising such Property giving not less than ten Business Days’ priority beyond the date such Property became subject to the terms of the relevant Senior Finance Documents and showing no adverse entries;

(vii)	an effective discharge of all Security Interests (if any) affecting such Property or an undertaking regarding the release of such Security Interests by the vendor’s solicitor in form and substance satisfactory to the Facility Agent;

(viii)	except to the extent already provided to the Facility Agent, an undertaking from the relevant Obligor’s solicitors to use reasonable endeavours forthwith to satisfy any requisitions raised by HM Land Registry in connection with the application to register the Security Interest created in respect of such Property under the English law Real Estate Security Document executed by the relevant Obligor;

(ix)	copies of all notices to tenants substantially in the form of the relevant Schedule to the relevant English law Real Estate Security Document to which the relevant Obligor is party and consents by landlords to the creation of the Security Interest as applicable;

(x)	appropriate land registry application forms duly completed, land registry fees;

(xi)	except to the extent already provided to the Facility Agent, notices to each insurer of each such Property, or to each obligor or debtor under any obligation assigned to the Facility Agent by the relevant Obligor, in each case substantially in the form of the relevant Schedule to the English law Real Estate Security Document to which the relevant Obligor is party duly executed by that Obligor; and

(xii)	a Certificate on Title.

(c)	France: In relation to each Property owned by an Obligor incorporated in France:

(i)	an ownership declaration from the relevant notary confirming such acquisition and the Obligor’s subsequent ownership rights;

(ii)	an attestation from the relevant notary confirming the notarial mortgage deed granted by the relevant Obligor for the benefit of the Security Agent as trustee for the Senior Finance Parties has been properly deposited with the relevant Land Charges Registry (Registre des Hypothèques) in France;

(iii)	a certificate in English from the insurance broker to the relevant Obligor evidencing the extent and level of -the building insurance cover in force and that the interest of the Facility Agent as mortgagee is stated as co-insured and that the Insurance Policies comply with the requirements of Clause 17.6 (Insurance); and

(iv)	evidence of (including, where available, a clear Land Charges Registry (Registre des Hypothèques) search within at least four months of the date of signature of the preliminary contract (promesse de vente) of the Property showing that):

(A)	each Property situated in France is free from any mortgage or other encumbrance; or

(B)	any mortgage still registered has been releases by its beneficiary (with a copy of the mortgage release granted by the beneficiary) or does not secure any debt which is still outstanding at the relevant date (together with any documents received by the relevant Obligor from the seller of such asset evidencing that there is no indebtedness secured by any such mortgage).

(d)	The Netherlands: In relation to each Property owned by an Obligor incorporated in the Netherlands:

(i)	a letter from the relevant notary or other evidence satisfactory to the Facility Agent confirming the relevant Obligor is registered with the public registers of the relevant land registry (kadaster) as owner of such Property;

(ii)	a letter from the relevant notary or other evidence satisfactory to the Facility Agent confirming the mortgage creating security over such Property entered into by the relevant Obligor in favour of the Security Agent has been filed in the land registry; and

(iii)	a certificate in English from the insurance broker to the relevant Obligor evidencing the extent and level of the building insurance cover in force and that the interest of the Facility Agent as mortgagee is stated as co-insured and that the Insurance Policies comply with the requirements of Clause 17.6 (Insurance).

(e)	Sweden: In relation to each Property owned by an Obligor incorporated in Sweden:

(i)	a letter from the legal advisers to such Obligor confirming the registered ownership of that Obligor with the relevant Central Land Register together with copies of the official certificates of real property search (Gravationsbevis) provided by the relevant Swedish authority;

(ii)	receipt of the original mortgage certificates by the Security Agent as trustee for the Senior Finance Parties; and

(iii)	a certificate in English from the insurance broker to such Obligor evidencing the extent and level of the building insurance cover in force and that the Insurance Policies comply with the requirements of Clause 17.6 (Insurance).

(f)	Denmark: In relation to each Property owned by an Obligor incorporated in Denmark:

(i)	a letter from the legal advisers to such Obligor confirming that the Obligor is registered with the relevant land registry as owner of such Property;

(ii)	a letter from the legal advisers to the Facility Agent confirming the receipt of the original mortgage certificates and their keeping in safe custody at the office of the legal advisers to the Facility Agent on behalf of the Security Agent as representative for the Senior Finance Parties and confirming that the mortgage certificates have been filed at the relevant land registry; and

(iii)	a certificate in English from the insurance broker to the relevant Obligor evidencing the extent and level of the building insurance cover in force and that the Insurance Policies comply with the requirements of Clause 17.6 (Insurance).

3.	Projects

In respect of each Project:

(a)	a letter from the legal advisers to the relevant Obligor in the relevant jurisdiction detailing the information contained in each Building Contract (under which the maximum amount payable by the relevant Obligor is more than the equivalent of €500,000) entered into on or prior to the date of the Utilisation Request in respect of the first Advance to be calculated in respect of the relevant Project;

(b)	a letter from the legal advisers to the relevant Obligor in the relevant jurisdiction detailing the information contained in each Trade Contract (under which the maximum amount payable by the Obligor is more than the equivalent of €500,000) entered into on or prior to the date of the Utilisation Request in respect of the first Advance to be calculated in respect of the relevant Project;

(c)	a letter from the legal advisers to the relevant Obligor in the relevant jurisdiction detailing the information contained in each Professionals’ Appointments (under which the maximum amount payable by the Obligor is more than the equivalent of €100,000) entered into on or prior to the date of the Utilisation Request in respect of the first Advance to be calculated in respect of the relevant Project;

(d)	a certificate from the insurance broker to the relevant Obligor evidencing the extent and level of the construction all-risk insurance cover in force and that the interest of the Facility Agent as mortgagee is stated as composite insured and that the Insurance Policies comply with the requirements of Clause 17.6 (Insurance); and

(e)	a letter from the legal advisers to the relevant Obligor confirming that the necessary Consents have been obtained.

4.	Opinions

(a)	Opinions of Freshfields Bruckhaus Deringer, English and German lawyers to the Facility Agent, in respect of the relevant Security Documents executed by the relevant Obligors incorporated in England or Germany.

(b)	An opinion of Vinge, Swedish lawyers to the Facility Agent, in respect of the relevant Security Documents executed by the relevant Obligors incorporated in Sweden.

(c)	An opinion of Gorrissen Federspiel Kierkegaard, Danish lawyers to the Facility Agent, in respect of the relevant Security Documents executed by the relevant Obligors incorporated in Denmark.

(d)	An opinion of Lexence in respect of the relevant Real Estate Security Document executed by the relevant Obligors incorporated in the Netherlands.

(e)	A legal opinion from the legal advisers to the relevant Obligor in respect of the Collateral Warranties executed by the relevant Obligor.

5.	Miscellaneous

Any other consent or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the Property or the Project and the transactions contemplated thereby.

SCHEDULE 4

REQUESTS AND REPORTS

Part A

Utilisation Request

To:	Société Générale
(as Facility Agent)

Attention:

Date:

From: First Shurgard Finance SARL

Dear Sirs,

Senior Credit Agreement dated • 2003 (the Senior Credit Agreement) between, among others, First Shurgard SPRL as Parent and Société Générale as Facility Agent

We request an Advance of the Facility as follows:

1. Amount:

2. Utilisation Date:

3. Interest Period:

4. Payment should be made to:	[Specify details of the Debt Drawdown Account / German Borrower’s Disbursement Account]
5. Borrower:

We confirm that each condition specified in Clause 4.2 (Conditions to Utilisation) of the Senior Credit Agreement is satisfied in respect of this Utilisation Request.

The Drawdown Report required to be delivered with this Utilisation Request is attached.

We confirm that:

(a)	the attached Drawdown Report is true and correct in all material respects and that the internal control procedures and accounting policies approved by the Facility Agent have been applied in the preparation of this Drawdown Report;

(b)	the amount of the proposed Advance and of any previous Advance applied by us in accordance with Clause 2.2 (Purpose) in financing the relevant Paid Project Costs does not exceed the amount allowed for such Paid Project Costs in the Real Estate Package relating to the relevant Project as evidenced in the Drawdown Report;

(c)	the amount of the Anticipated Costs (after taking into account Cost Overruns which have been paid by or on behalf of the Obligors) in respect of the relevant Project(s) is not more than the corresponding Budgeted Costs set out in the Real Estate package relating to the relevant Project on the relevant Drawdown Date as evidenced in the Drawdown Report;

(d)	the relevant Project(s) is/are progressing according to the Budgeted Costs (after taking into account Cost Overruns funded out of Contingency) and substantially in accordance with the terms of the applicable Relevant Documents and the relevant Project Timetables; and

(e)	after making all due enquiry, including, where appointed, with any relevant Project Contractor, there are no outstanding unpaid or unfunded Cost Overruns in relation to any Project.

Terms defined in the Senior Credit Agreement have the same meanings when used in this request.

[Authorised Signatory]
for and on behalf of
First Shurgard Finance SARL

Part B

Drawdown Report

Form of Drawdown Report follows this page.

SCHEDULE 5

MANDATORY COST FORMULA

1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4. The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

E x 0.01	per cent. per annum

300

Where:

(E)	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 6 below and expressed in pounds per €1,000,000.

5. For the purposes of this Schedule:

(a)	Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force in respect of the payment of fees for the acceptance of deposits;

(b)	Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per €1,000,000 of the Tariff Base of that Reference Bank.

7. Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or before the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

8. The percentages of each Lender for the purpose of the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9. The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 is true and correct in all respects.

10. The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7.

11. Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12. The Facility Agent may, after consultation with the Parent and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 6

TRANSFER CERTIFICATE1 FORMAT

Part A

To: Société Générale as Facility Agent

From: [Existing Lender] (the Existing Lender) and [New Lender] (the New Lender)

Dated:

Credit Agreement dated • (the Agreement) between, among others, • as Parent, the persons named therein as Original Lenders and • as Facility Agent and • as Security Agent as amended, varied, supplemented, substituted and novated.

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 21.2 (Assignments and transfers by Lenders):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 21.2 (Assignments and transfers by Lenders).

(b)	The proposed Transfer Date is •.

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 24.1 (Notice) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 21.7 (Limitation of responsibility of Existing Lenders).

4.	For the purposes of Article 1278 of the Belgian Civil Code and for the purposes of Luxembourg law, the New Lender and the Existing Lender agree that, upon any transfer in whole or in part of any rights of an Existing Lender to a New Lender by way of novation, the Security Interests created by the Security Documents will be preserved for the benefit of the New Lender and the Security Agent.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate is governed by English law.

[1]	Each of the Transferor and Transferee should ensure that all regulatory requirements are satisfied in connection with its entry into any Transfer Certificate. Steps may be required to be taken to preserve security interests for the benefit of a Transferee and/or local law facilities may be applicable and appropriate advice should be taken.

Part B

Schedule to the Transfer Certificate

Existing Lender’s existing Term Commitment:

Portion of Existing Lender’s Commitment to be transferred:

Particulars relating to the Transferee

Facility Office:

Contact Name/Address/Fax:

[Existing Lender]	[New Lender]	Société Générale as Facility Agent

By:	By:	By:

SCHEDULE 7

ACCESSION DOCUMENT FORMAT

THIS ACCESSION DEED is made on •

BETWEEN:

(1)	• [LIMITED] (registered no. •) (the New Party);

(2)	FIRST SHURGARD SPRL (registered no. •) (the Parent); and

(3)	SOCIÉTÉ GÉNÉRALE in its capacity as Facility Agent under the senior credit agreement (the Credit Agreement) dated • 200• and made between, among others, the Parent and the Facility Agent.

IT IS HEREBY AGREED AS FOLLOWS:

Definitions

1. Terms defined in the Credit Agreement shall have the same meaning when used in this Agreement.

Accession

2.1 The New Party agrees to become a Guarantor under the Credit Agreement and agrees to be bound by the terms of the Credit Agreement as if it had been so named as a party thereunder and agrees to become party to the Intercreditor Deed as • [Detail to be inserted].

2.2 The New Party confirms the appointment of the Parent as its agent on the terms provided for in the Credit Agreement in relation to Obligors.

2.3 The New Party confirms that its address details for notices the Credit Agreement are as follows:

Address:

Fax:

Attention of:

2.4 By their signature below the parties to this Deed (other than the New Party) confirm their acceptance of the New Party as a Guarantor for the purpose of the Credit Agreement.

Governing law and enforcement

3. The provisions of Clause 28 (Governing law and enforcement) of the Credit Agreement shall apply to this Accession Deed as if set out in full herein.

IN WITNESS whereof the parties have caused this Agreement to be duly executed on the date first written above.

[Execution provisions]

SCHEDULE 8

SECURITY DOCUMENTS

Share Pledge

(a)	Pledge over the shares in the Parent granted by Shurgard Europe and Crescent.

(b)	Pledge over the shares in the German Borrower granted by Shurgard Europe.

(c)	Pledge over the shares in the Luxco Borrower granted by the Parent.

(d)	Pledge over the shares in First Shurgard Sweden AB granted by the Parent.

(e)	Pledge over the shares in First Shurgard Denmark APS granted by the Parent.

(f)	Pledge over the shares in First Shurgard UK Ltd granted by the Parent.

(g)	Pledge over the shares in First Shurgard Nederland BV granted by the Parent.

(h)	Pledge over the shares in First Shurgard France SAS granted by the Parent.

(i)	Pledge over the shares in First Shurgard Sweden Invest KB granted by First Shurgard Sweden AB.

(j)	Pledge over the shares in First Shurgard Denmark Invest APS granted by First Shurgard Denmark APS.

(k)	Pledge over the shares in the German Borrower granted by the Parent.

Asset security

(a)	Security Assignment in respect of the Intercompany Loan Agreements from the Luxco Borrower, the Intermediate Companies and the Asset Companies (other than First Shurgard Sweden Invest KB and First Shurgard Denmark Invest APS).

(b)	Security Assignment in respect of the Hedging Agreements from the Borrowers.

(c)	Account and receivables pledge from the Parent in respect of its Control Accounts and any indemnification to be paid to it under the Joint Venture Agreement or under any Management Agreement.

(d)	Account pledge from the Luxco Borrower in respect of its Control Accounts.

(e)	Account pledge from First Shurgard Sweden AB in respect of its Control Accounts.

(f)	Account pledge from First Shurgard Sweden Invest KB in respect of its Control Accounts.

(g)	Accounts pledge from First Shurgard Denmark APS in respect of its Control Accounts.

(h)	Accounts pledge from First Shurgard Denmark Invest APS in respect of its Control Accounts.

(i)	Security agreement from First Shurgard UK Ltd. creating fixed and floating security over its assets.

(j)	Account and receivables pledge from First Shurgard Nederland BV in respect of its Control Accounts and Insurance Policies.

(k)	Account pledge from the German Borrower in respect of its Control Accounts together with confirmation that no amounts attributable to the Total Equity Commitment Amount were standing to the credit of such Control Accounts at the time of granting of the pledge.

(l)	Account pledge from First Shurgard France SAS in respect of its Disbursement Account and its Property Proceeds Account.

(m)	Blocked account pledge from First Shurgard France SAS in respect of its Master Proceeds Account.

SCHEDULE 9

PROPERTIES

Part A

Initial Properties

France

Name of Property	Address
Marseille Bonneveine	17 Rue Jacques Réattu Zac de la Soude 13009 Marseille

Sucy en Brie	1 Rue de Paris Sucy en Brie (94)
Germany
Name of Property	Address
Moenchengladbach Waldnielerstrasse	Waldnielerstrasse 52 Sternstrasse Moenchengladbach

Moenchengladbach Krefelderstrasse	Krefelderstrasse Moenchengladbach
The Netherlands
Name of Property	Address
Utrecht II – Franciscus	Franciscusdreef 68-70 st. Laurensdreef 54 3565 AC Utrecht
Sweden
Name of Property	Address
Helsingborg	La Cours gata 3 Helsingborg

Part B

Second Stage Properties

France

Name of Property	Address
Eragny	National Road N184 and Road D48E Ile de France
Germany
Name of Property	Address
Essen	Martin Luther Strasse Essen
The Netherlands
Name of Property	Address
Amsterdam Sneevliet	Aletta Jacobslaan 9 1066 BP Amsterdam
UK
Name of Property	Address
Edgware	Burnt Oak Broadway Edgware Road London

SCHEDULE 10

FORMALITIES CERTIFICATE FORMAT2

To: Société Générale as Facility Agent under the Senior Credit Agreement.

From:	[Insert name of entity]

  (the Company)

Dated:

Senior Credit Agreement dated • 2003 between, among others, First Shurgard SPRL as Parent, the persons named therein as Original Lenders, Société Générale as Facility Agent and Société Générale as Security Agent (the Senior Credit Agreement)

We                    and                     being respectively the [director and secretary] of the Company being duly authorised by the Company to deliver this Certificate hereby make the following certifications and confirmations.

1.	Constitutive documents

Attached hereto marked “A” are true, complete and up-to-date copies of:

(a)	the [certificate of incorporation] of the Company;

(b)	all [certificates of incorporation on change of name] of the Company (if any); and

(c)	the constitutive documents of the Company consisting of •.

2.	Extract board resolutions

Attached hereto marked “B” is a true and complete extract from the minutes of a meeting of the board of directors of the Company duly convened and held (during which a quorum was present throughout) recording resolutions passed at such meeting (which resolutions are in full force and effect and have not been rescinded or varied) and which approve the Transaction Documents to which it is a party and all transactions contemplated thereby.

3.	[Shareholder resolutions

Attached hereto marked “C” is a true and complete copy of a resolution of all the shareholders of the Company unanimously passed authorising and directing the execution and performance by the Company of the Transaction Documents to which it is a party (which resolution is in full force and effect and has not been rescinded or varied).]

4.	Authorised signatories

The following signatures are the specimen signatures of the persons authorised by resolution of the board of directors of the Company to execute all Senior Finance Documents and other Transaction Documents to which it is a party, drawing requests under the Senior Credit Agreement and all other documents and notices required in connection therewith:

Name	Position	Signature

[2]	To be provided by each Obligor, Crescent and Shurgard Europe.

5.	No breach of borrowings limit

We have examined the terms of all relevant agreements to which the Company is a party and the constitutive documents of the Company (Relevant Documents) and we can confirm to you that entering into the Transaction Documents and drawing all amounts capable of being drawn by the Company under the Transaction Documents taking into account any other Financial Indebtedness of the Company:

(a)	will be within the corporate powers of the Company; and

(b)	does not and will not cause to be exceeded any limit or restriction on any of the powers of the Company (whether contained in any Relevant Documents or otherwise) or the right or ability of the directors of the Company to exercise such powers.

Terms defined in the Senior Credit Agreement have the same meanings when used in this certificate.

Signed:
[DIRECTOR]

Date:

Signed:
[SECRETARY]

Date:

SIGNATORIES TO THE SENIOR CREDIT AGREEMENT

The Parent

First Shurgard SPRL

By:	Bruno Roqueplo as attorney in fact

Address:	48 Quai du Commerce 1000 Brussels Belgium

Fax:	+32 2 229 5665

Attention:	Steven De Tollenaere/Patrick Metdepenninghen

The Borrowers

First Shurgard Finance SARL

By:	Bruno Roqueplo as attorney in fact

Address:	c/o Mas SARL 291 route d’Arlon L-1150 Luxembourg Luxembourg

Fax:	+352 26 25 88 79

Attention:	Mr. Dorier

Copy to:

Address:	c/o First Shurgard SPRL 48 Quai du Commerce 1000 Brussels Belgium

Fax:	+32 2 229 5665

Attention:	Steven De Tollenaere/Patrick Metdepenninghen

Shurgard Deutschland ES MLS GmbH (to be renamed First Shurgard Deutschland GmbH)

By:	Bruno Roqueplo as attorney in fact

Address:	48 Quai du Commerce 1000 Brussels Belgium

Fax:	+32 2 229 5665

Attention:	Steven De Tollenaere/Patrick Metdepenninghen

The Guarantors

First Shurgard SPRL

By:	Bruno Roqueplo as attorney in fact

Address:	48 Quai du Commerce 1000 Brussels Belgium

Fax:	+32 2 229 5665

Attention:	Steven De Tollenaere/Patrick Metdepenninghen

First Shurgard Finance SARL

By:	Bruno Roqueplo as attorney in fact

Address:	c/o Mas SARL 291 route d’Arlon L-1150 Luxembourg Luxembourg

Fax:	+352 26 25 88 79

Attention:	Mr. Dorier

Copy to:

Address:	c/o First Shurgard SPRL 48 Quai du Commerce 1000 Brussels Belgium

Fax:	+32 2 229 5665

Attention:	Steven De Tollenaere/Patrick Metdepenninghen

First Shurgard Sweden AB

By:	Bruno Roqueplo as attorney in fact

Address:	c/o First Shurgard SPRL 48 Quai du Commerce 1000 Brussels Belgium

Fax:	+32 2 229 5665

Attention:	Steven De Tollenaere/Patrick Metdepenninghen

First Shurgard Sweden Invest KB

By:	Bruno Roqueplo as attorney in fact

Address:	c/o First Shurgard SPRL 48 Quai du Commerce 1000 Brussels Belgium

Fax:	+32 2 229 5665

Attention:	Steven De Tollenaere/Patrick Metdepenninghen

First Shurgard Denmark APS

By:	Bruno Roqueplo as attorney in fact

Address:	c/o First Shurgard SPRL 48 Quai du Commerce 1000 Brussels Belgium

Fax:	+32 2 229 5665

Attention:	Steven De Tollenaere/Patrick Metdepenninghen

First Shurgard Denmark Invest APS

By:	Bruno Roqueplo as attorney in fact

Address:	c/o First Shurgard SPRL 48 Quai du Commerce 1000 Brussels Belgium

Fax:	+32 2 229 5665

Attention:	Steven De Tollenaere/Patrick Metdepenninghen

First Shurgard UK Limited

By:	Bruno Roqueplo as director

Address:	c/o First Shurgard SPRL 48 Quai du Commerce 1000 Brussels Belgium

Fax:	+32 2 229 5665

Attention:	Steven De Tollenaere/Patrick Metdepenninghen

First Shurgard Nederland BV

By:	Bruno Roqueplo as attorney in fact

Address:	c/o First Shurgard SPRL 48 Quai du Commerce 1000 Brussels Belgium

Fax:	+32 2 229 5665

Attention:	Steven De Tollenaere/Patrick Metdepenninghen

Shurgard Deutschland ES MLS GmbH (to be renamed First Shurgard Deutschland GmbH)

By:	Bruno Roqueplo as attorney in fact

Address:	c/o First Shurgard SPRL 48 Quai du Commerce 1000 Brussels Belgium

Fax:	+32 2 229 5665

Attention:	Steven De Tollenaere/Patrick Metdepenninghen

First Shurgard France SAS

By:	Bruno Roqueplo as attorney in fact

Address:	c/o First Shurgard SPRL 48 Quai du Commerce 1000 Brussels Belgium

Fax:	+32 2 229 5665

Attention:	Steven De Tollenaere/Patrick Metdepenninghen

The Arranger

Société Générale

By:

Address:	Tour Société Générale 17 Cours Valmy 92972 Paris-La Défense Cedex France

Fax:	+33 1 4214 9112

Attention:	François Chevalier

Address:	Tour Bastion Place du Champs de Mars B-1050 Bruxelles Belgium

Fax:	+32 2 506 6572

Attention:	Judith Zimmerman

The Original Lenders

Société Générale

By:

Address:	Tour Société Générale 17 Cours Valmy 92972 Paris-La Défense Cedex France

Fax:	+33 1 4214 9112

Attention:	François Chevalier

Address:	Tour Bastion Place du Champs de Mars B-1050 Bruxelles Belgium

Fax:	+32 2 506 6572

Attention:	Judith Zimmerman

Natexis Banques Populaires

By:

Address:	45 Rue Saint Dominique 75007 Paris France

Fax:	+ 33 1 58 19 30 30

Attention:	Marie-Edith Dugeny/Anne Horlait

Bank of America, N.A., London Branch

By:

Address:	Bank of America, N.A. 26 Elmfield Road Bromley BR1 1WA United Kingdom

Fax:	+ 44 20 8313 2140

Attention:	Tony Iddiols

The Facility Agent

Société Générale

By:

Address:	Agency and Transaction Monitoring Tour Société Générale 17 Cours Valmy 92972 Paris-La Défense Cedex France

Fax:	+33 1 4214 9854

Attention:	Nadia Lamrani/Eric Hoube

The Security Agent

Société Générale

By:

Address:	Agency and Transaction Monitoring Tour Société Générale 17 Cours Valmy 92972 Paris-La Défense Cedex France

Fax:	+33 1 4214 9854

Attention:	Nadia Lamrani/Eric Hoube